   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 2003

                                                     REGISTRATION NO. 333-107689
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ---------------------
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                   COSI, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                               5812                              06-1393745
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)              Identification No.)



                                             242 WEST 36TH STREET
                                           NEW YORK, NEW YORK 10018
                                                (212) 653-1600
 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive
                                                   Offices)

                             ---------------------
                                KEVIN ARMSTRONG
                            CHIEF EXECUTIVE OFFICER
                              242 WEST 36TH STREET
                            NEW YORK, NEW YORK 10018
                                 (212) 653-1600
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                                   COPIES TO:

                             DENNIS J. BLOCK, ESQ.
                          WILLIAM P. MILLS, III, ESQ.
                       CADWALADER, WICKERSHAM & TAFT LLP
                                100 MAIDEN LANE
                            NEW YORK, NEW YORK 10038
                                 (212) 504-6000
                              (212) 504-6666 (FAX)
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE(1)

--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
                                                                                   PROPOSED MAXIMUM        AMOUNT OF
                                                                AMOUNT TO BE      AGGREGATE OFFERING      REGISTRATION
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED AND SOLD      REGISTERED            PRICE(3)               FEE
--------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share(2).................        26,054              $12,736               $1.03
--------------------------------------------------------------------------------------------------------------------------
Rights to Purchase Common Stock............................        26,054                 --                  (4)
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------

(1) Registration Fee above is in addition to the registration fee relating to up to 19,140,892 shares, at a proposed maximum aggregate offering price of $9,570,737, registered with the initial filing of this registration statement.

(2) Includes associated rights to purchase a fraction of a share of Series D Preferred Stock and shares that will be offered pursuant to subscription rights. No separate consideration will be received for the rights.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

(4) Pursuant to Rule 457(g) under the Securities Act of 1933, no separate registration fee is required for the rights since they are being registered in the same registration statement as the common stock underlying the rights.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON A DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON A DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               EXPLANATORY NOTE:

     THE RIGHTS OFFERING CONTEMPLATED BY THIS REGISTRATION STATEMENT IS SUBJECT TO THE PRIOR APPROVAL OF (I) THE CONVERSION FEATURE OF CERTAIN SENIOR SECURED PROMISSORY NOTES, (II) AN INVESTMENT AGREEMENT AMONG COSI AND CERTAIN OF ITS STOCKHOLDERS AND (III) THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE RIGHTS OFFERING, BY THE HOLDERS OF THE REGISTRANT'S COMMON STOCK. A PROXY STATEMENT HAS BEEN PREPARED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION TO SOLICIT PROXIES FROM THE HOLDERS OF THE REGISTRANT'S COMMON STOCK FOR USE AT AN ANNUAL MEETING OF STOCKHOLDERS OF THE REGISTRANT SCHEDULED FOR NOVEMBER 24, 2003 TO CONSIDER AND VOTE UPON THE MATTERS DESCRIBED THEREIN.

     THIS REGISTRATION STATEMENT HAS BEEN PREPARED ASSUMING THAT THE HOLDERS OF COMMON STOCK OF THE REGISTRANT APPROVE THE CONVERSION FEATURE OF THE SENIOR SECURED PROMISSORY NOTES, THE INVESTMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE RIGHTS OFFERING. ACCORDINGLY, IF THE CONVERSION FEATURE OF THE SENIOR SECURED PROMISSORY NOTES AND THE INVESTMENT AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE RIGHTS OFFERING, ARE NOT APPROVED BY THE HOLDERS OF THE REGISTRANT'S COMMON STOCK, THE RIGHTS OFFERING WILL NOT BE COMMENCED AND THIS REGISTRATION STATEMENT WILL BE WITHDRAWN.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED NOVEMBER   , 2003

PROSPECTUS
                                   COSI, INC.
                            UP TO 19,166,946 SHARES
                                  COMMON STOCK
                    AT A MAXIMUM AGGREGATE OFFERING PRICE OF
                                   $9,583,473
               ISSUABLE UPON THE EXERCISE OF SUBSCRIPTION RIGHTS

    We are distributing to our stockholders non-transferable subscription rights to purchase shares of our common stock, par value $0.01 per share. You will receive one subscription right for each share of common stock that you owned as
of the record date, which is          , 2003. We will not distribute or pay
fractional shares or cash in lieu thereof.

    Each subscription right entitles you to purchase a number of shares of common stock with a value equal to an aggregate of $0.6776, at a purchase price per share equal to the lesser of (i) $1.50 and (ii) 85% of the weighted average price per share of our common stock as reported on the Nasdaq National Market
for the 15-trading-day period ending three business days prior to          ,
2003.

    If you exercise all of your subscription rights and our stockholders subscribe for an aggregate of less than $7.5 million pursuant to the basic subscription privilege, you also will have an over-subscription right to subscribe, at the subscription price, to purchase additional shares of common stock that are not otherwise purchased by other stockholders in this offering, up to an aggregate offering of $7.5 million. If there are not enough shares available to satisfy fully all subscriptions for additional shares, we will allocate the available shares of common stock on a pro rata basis among holders exercising their over-subscription rights.

    We have entered into an investment agreement (the "Investment Agreement") with Eric J. Gleacher, one of our stockholders and formerly one of our directors, Charles G. Phillips, one of our stockholders, LJCB Nominees Pty Ltd ("LJCB"), one of our largest stockholders, and ZAM Holdings, L.P. ("ZAM Holdings"), our largest stockholder (collectively, the "Funding Parties"). Pursuant to the Investment Agreement, subject to certain conditions, the Funding Parties have agreed to provide funding to us following consummation of this rights offering in an aggregate amount up to $8.5 million reduced by the amount outstanding under a $1,943,068.74 senior secured promissory note, a $759,397.00 senior secured promissory note and a $304,634.26 senior secured promissory note issued by us (collectively, the "$3 Million Note") and a $969,240.50 senior secured promissory note, a $378,802.00 senior secured promissory note and a $151,957.50 senior secured promissory note issued by us (collectively, the "$1.5 Million Note"). At the option of the Funding Parties, the Funding Parties may fund such greater amount permitted by the Investment Agreement to allow the Funding Parties to maintain certain relative ownership levels. If our stockholders (other than the Funding Parties) subscribe for at least $2.0 million worth of shares in this rights offering, the Funding Parties would, subject to certain conditions, provide this funding in the form of an investment in our common stock at the subscription price and the Funding Parties who hold the senior secured promissory notes would convert the notes into shares of our common stock. If our stockholders (other than the Funding Parties) do not subscribe for at least $2.0 million worth of shares in this rights offering, we will not consummate this offering and the Funding Parties will provide, subject to certain conditions, this funding to us in the form of, at their option, a purchase of shares of our common stock at the subscription price or the purchase of a senior secured note which is convertible into shares of our common stock. If our stockholders (other than the Funding Parties) subscribe for at least $7.5 million worth of shares in this rights offering, the Funding Parties are not obligated to provide any additional funding to us (other than the $3 Million Note and the $1.5 Million Note). The Funding Parties have agreed not to exercise their basic subscription privilege or over-subscription privilege in this rights offering. The $8.5 million in funding described above is allocated as follows:
(a) Mr. Gleacher, $2,000,000; (b) Mr. Phillips, $750,000; (c) LJCB, $750,000 and
(d) ZAM Holdings, $5,000,000.

    The shares are being offered directly by us without the services of an underwriter or selling agent. A total of up to 19,166,946 shares of common stock will be offered in the rights offering, for a maximum aggregate offering price of $9,583,473; however, we will not consummate the rights offering if our stockholders (other than the Funding Parties) do not subscribe for at least $2.0 million worth of shares in this rights offering pursuant to the basic subscription privilege and over-subscription privilege. All of the shares of common stock offered in this offering are being issued by us. The proceeds from the sale of the shares of common stock will be immediately available to us for the purposes set forth in this prospectus.

    The rights will expire at 5:00 p.m., Eastern Standard time, on          ,
2003, unless extended at our sole discretion. You are encouraged to consider carefully the exercise of the rights prior to their expiration. YOUR ELECTION TO EXERCISE RIGHTS IS IRREVOCABLE. We expect to make delivery of the common stock as soon as practicable after you validly exercise the corresponding rights.

    Our common stock is traded on the Nasdaq National Market under the symbol
"COSI." On November   , 2003, the last reported sale price for our common stock
was $         per share.

    IF YOU FULLY SUBSCRIBE FOR YOUR BASIC SUBSCRIPTION AMOUNT AND OUR STOCKHOLDERS SUBSCRIBE FOR AN AGGREGATE OF MORE THAN $7.5 MILLION PURSUANT TO THEIR BASIC SUBSCRIPTION AMOUNT, YOUR PERCENTAGE OWNERSHIP OF OUR EQUITY WILL BE REDUCED. IF YOU FULLY SUBSCRIBE FOR YOUR BASIC SUBSCRIPTION AMOUNT AND OUR STOCKHOLDERS SUBSCRIBE FOR AN AGGREGATE OF LESS THAN $7.5 MILLION BUT MORE THAN $2 MILLION, YOUR PERCENTAGE OWNERSHIP OF OUR EQUITY WILL NOT BE REDUCED; HOWEVER, YOUR OWNERSHIP PERCENTAGE RELATIVE TO CERTAIN OF THE FUNDING PARTIES WILL BE REDUCED.

    OUR CURRENT STOCKHOLDERS WHO DO NOT PARTICIPATE IN THE RIGHTS OFFERING WILL SUFFER A SUBSTANTIAL DILUTION IN THEIR RELATIVE PERCENTAGE OWNERSHIP IN US UPON ISSUANCE OF OUR COMMON STOCK TO HOLDERS EXERCISING RIGHTS IN THE RIGHTS OFFERING AND TO THE FUNDING PARTIES.

     INVESTING IN OUR COMMON STOCK INVOLVES RISK. WHETHER OR NOT YOU INTEND TO INVEST IN OUR COMMON STOCK YOU SHOULD READ "RISK FACTORS" BEGINNING ON PAGE 9.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING.............   ii
FORWARD-LOOKING STATEMENTS..................................  vii
PROSPECTUS SUMMARY..........................................    1
OUR COMPANY.................................................    1
THE OFFERING................................................    3
SUMMARY FINANCIAL DATA......................................    7
RISK FACTORS................................................    9
USE OF PROCEEDS.............................................   17
PRICE RANGE OF COMMON STOCK.................................   17
DIVIDEND POLICY.............................................   17
CAPITALIZATION..............................................   18
DILUTION....................................................   18
SELECTED FINANCIAL DATA.....................................   20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS
  OF OPERATIONS.............................................   22
THE RIGHTS OFFERING.........................................   36
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.......   43
PLAN OF DISTRIBUTION........................................   46
BUSINESS....................................................   47
MANAGEMENT..................................................   54
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   64
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............   67
DESCRIPTION OF CAPITAL STOCK................................   69
SHARES ELIGIBLE FOR FUTURE SALE.............................   76
LEGAL MATTERS...............................................   76
EXPERTS.....................................................   76
WHERE YOU CAN FIND MORE INFORMATION.........................   77
CONSOLIDATED FINANCIAL STATEMENTS INDEX AND FINANCIAL
  STATEMENTS................................................  F-1

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHTS OFFERING?

     A rights offering is a distribution to holders of our common stock, at no charge, of non-transferable rights to purchase shares of our common stock at the
rate of one right for each share of our common stock owned as of           ,
2003, the record date.

WHY IS COSI ENGAGING IN A RIGHTS OFFERING?


     The rights offering is being made in connection with an Investment Agreement among Cosi and the Funding Parties to raise approximately $14 million. We want to give you the opportunity to participate in this fund raising effort and to purchase additional shares of our common stock.


WHAT IS A SUBSCRIPTION RIGHT?

     Each subscription right enables you to purchase a number of shares of our common stock with a value equal to an aggregate of $0.6776 at the subscription price (which is discussed below). You will not receive any fractional shares or cash in lieu thereof.

     Your exercise of a right means that you agree to purchase from us $0.6776 worth of shares of our common stock. The actual number of shares you receive for the exercise of each right will equal $0.6776 divided by the subscription price. You may exercise any number of your rights, or you may choose not to exercise any rights. Each right carries with it a basic subscription privilege and an over-subscription privilege.


     For example, if you own 1,000 shares of our common stock, your basic subscription privilege will entitle you to purchase up to $677.60 worth of our shares in this rights offering. If you choose to fully subscribe for your basic subscription privilege, and the subscription price equals $1.50 per share, we will deliver to you 451 shares, and we will return to you $1.10 (because we will not deliver fractional shares).


WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

     The basic subscription privilege of each right entitles you to purchase a number of shares of our common stock with a value equal to an aggregate of $0.6776, at the subscription price.

WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?


     If you fully exercise your basic subscription privilege and our stockholders subscribe for an aggregate of less than $7.5 million pursuant to their basic subscription privilege, you also will have an over-subscription right to subscribe, at the subscription price, to purchase additional shares of common stock that are not otherwise purchased by other stockholders in this offering, up to an aggregate offering of $7.5 million. By extending an over-subscription privilege we are providing stockholders that exercise all of their basic subscription privileges with the opportunity, subject to limitations as described herein, to purchase those shares that are not purchased by other stockholders through the exercise of their basic subscription privilege.


WHAT IS THE SUBSCRIPTION PRICE?


     The subscription price is the lesser of (i) $1.50 per share and (ii) 85% of the weighted average price per share of our common stock as reported on the Nasdaq National Market for the 15-trading-day period ending three business days
prior to           , 2003. However, we will not consummate the rights offering if we would be required to issue more than 19,166,946 shares.


HOW DID WE DETERMINE THE SUBSCRIPTION PRICE?

     The subscription price was determined through negotiations between the Funding Parties and a special committee of our board of directors comprised of disinterested directors and represents a discount to the market price of our common stock on the date the subscription price was determined.

HOW SOON MUST I ACT?


     You will be able to exercise your rights only during a limited period. If you do not exercise your rights before 5:00 p.m., Eastern Standard time, on
          , 2003, your rights will automatically expire. In order to participate in the offering, you must ensure that American Stock Transfer & Trust Company, the subscription agent, actually receives all required documents and payments from you before such date and time.


WHAT IF THE STOCKHOLDERS DO NOT EXERCISE THEIR BASIC AND OVER-SUBSCRIPTION PRIVILEGES IN FULL?


     We have entered into an investment agreement (the "Investment Agreement") with Eric J. Gleacher, one of our stockholders and formerly one of our directors, Charles G. Phillips, one of our stockholders, LJCB Nominees Pty Ltd ("LJCB"), one of our largest stockholders, and ZAM Holdings, L.P. ("ZAM Holdings"), our largest stockholder (collectively the "Funding Parties"). Pursuant to the Investment Agreement, subject to certain conditions, the Funding Parties have agreed to provide funding to us in an aggregate amount up to $8.5 million reduced by the amount outstanding under a $1,943,068.74 senior secured promissory note, a $759,397.00 senior secured promissory note and a $304,634.26 senior secured promissory note (collectively, the "$3 Million Note") and a $969,240.50 senior secured promissory note, a $378,802.00 senior secured promissory note and a $151,957.50 senior secured promissory note issued by us (collectively, the "$1.5 Million Note"). At the option of the Funding Parties, the Funding Parties may fund such greater amount permitted by the Investment Agreement to allow the Funding Parties to maintain certain relative ownership levels. If our stockholders (other than the Funding Parties) subscribe for at least $2.0 million worth of shares in this rights offering, the Funding Parties would, subject to certain conditions, provide this funding in the form of an investment in our common stock at the subscription price and the Funding Parties who hold the senior secured promissory notes would convert the notes into shares of our common stock. If our stockholders (other than the Funding Parties) do not subscribe for at least $2.0 million worth of shares in this rights offering, we will not consummate this offering and the Funding Parties will, subject to certain conditions, provide this funding to us in the form of, at their option, a purchase of shares of our common stock at the subscription price or the purchase of a senior secured note which is convertible into shares of our common stock. The Funding Parties have agreed not to exercise their basic subscription privilege or over-subscription privilege in this rights offering. The $8.5 million in funding described above is allocated as follows: (a) Mr. Gleacher, $2,000,000; (b) Mr. Phillips, $750,000; (c) LJCB, $750,000 and (d) ZAM Holdings,
$5,000,000.


     We will not consummate the rights offering unless our stockholders subscribe for a minimum of $2.0 million pursuant to the basic subscription privilege and the over-subscription privilege.

     If you fully subscribe for your basic subscription amount and our stockholders subscribe for an aggregate of more than $7.5 million pursuant to their basic subscription amount, your percentage ownership of our equity will be reduced. If you fully subscribe for your basic subscription amount and our stockholders subscribe for an aggregate of less than $7.5 million but more than $2 million, your percentage ownership of our equity will not be reduced, however, your ownership percentage relative to certain of the Funding Parties will be reduced.

     Our current stockholders who do not participate in the rights offering will suffer a substantial dilution in their relative percentage ownership in us upon issuance of our common stock to holders exercising rights in the rights offering and to the Funding Parties.

HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?


     Assuming (i) a subscription price of $1.50, (ii) conversion of the $3 Million Note and the $1.5 Million Note at a conversion price of $1.50 (and excluding accrued and unpaid interest) and (iii) our stockholders subscribe for the maximum amount in this rights offering, 27,103,818 shares of our common stock will be outstanding after the rights offering, based on the number of shares outstanding as of October 15, 2003. Warrants to purchase 104,702 shares of our common stock have provisions which provide for anti-dilution adjustments to the price and number of underlying common shares if we sell shares of our common stock below fair market value. The disclosure in this prospectus regarding outstanding shares and potential dilution of our common stock excludes any anti-dilution adjustment as well as any accrued and unpaid interest on the convertible notes and shares which may be issued pursuant to Mr. Forrest's employment agreement. If the subscription price is less than $1.50 we would be required to issue additional shares. We will not consummate the rights offering if we would be required to issue more than 19,166,946 shares.


HOW WILL THE PROCEEDS BE USED?


     We intend to use the net proceeds from the rights offering for general corporate purposes, including, but not limited to, funding our operating losses, funding costs associated with developing and incorporating a franchising and area developer model into our growth strategy, and funding costs associated with closing under-performing restaurants.


HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THIS OFFERING?

     No. Our board of directors makes no recommendation to you about whether you should exercise your rights.

MAY I TRANSFER MY SUBSCRIPTION RIGHTS?

     No. The subscription rights are non-transferable.

TO WHOM MAY I DIRECT QUESTIONS OR SEND FORMS AND PAYMENT?


     If you have questions about the rights or would like to request additional copies of offering documents, you may call American Stock Transfer & Trust Company at (718) 921-8200.


     You should return your subscription documents and payments to American Stock Transfer & Trust Company at the address indicated in the instructions forwarded with this prospectus.

AM I REQUIRED TO EXERCISE MY BASIC SUBSCRIPTION RIGHTS? HOW ARE STOCKHOLDERS AFFECTED IF THEY DO NOT EXERCISE ANY RIGHTS?

     You are not required to exercise any rights or otherwise take any action in response to this rights offering. If you do not exercise all of your rights, and this offering is consummated or the Funding Parties otherwise purchase shares of our common stock pursuant to the Investment Agreement, the number of shares that you own will not change, but your percentage ownership of our total outstanding common stock will decline.

     If you fully subscribe for your basic subscription amount and our stockholders subscribe for an aggregate of more than $7.5 million pursuant to their basic subscription amount, your percentage ownership of our equity will be reduced. If you fully subscribe for your basic subscription amount and our stockholders subscribe for an aggregate of less than $7.5 million but more than $2 million, your percentage ownership of our equity will not be reduced; however, your ownership percentage relative to certain of the Funding Parties will be reduced.

     Our current stockholders who do not participate in the rights offering will suffer a substantial dilution in their relative percentage ownership in us upon issuance of our common stock to holders exercising rights in the rights offering and to the Funding Parties.


     If our stockholders, other than the Funding Parties, do not subscribe for a minimum number of shares with an aggregate value of $2 million, we will not consummate the rights offering and the Funding Parties will not be required to convert the $3 Million Note and the $1.5 Million Note into shares of our common stock. Furthermore, if the Funding Parties, pursuant to the Investment Agreement, elect to provide funding in the form of a senior secured convertible note, such note, along with the $3 Million Note and the $1.5 Million Note, will be secured by all of our tangible and intangible property (other than equipment pledged to secure our equipment loan credit facility). Therefore, our stockholders' equity interest in Cosi will be effectively subordinate to the senior secured position of the Funding Parties.


WHAT FORMS AND PAYMENT ARE REQUIRED TO PURCHASE COMMON STOCK?

     If you were a record holder of our common stock on           , 2003, you
are receiving with this prospectus a subscription warrant and instructions on how to purchase shares. The subscription warrant must be properly filled out and delivered before expiration of the rights with full payment for the aggregate dollar amount for which you wish to subscribe.

WHAT IF A BROKER, BANK OR OTHER NOMINEE IS THE RECORD HOLDER OF MY SHARES OF COMMON STOCK?

     If you hold your shares through a broker, bank or other nominee and you wish to purchase shares in the rights offering, please promptly contact the broker, bank or other entity holding your shares. Your broker or other nominee holder is the record holder of the shares you own and must either exercise the subscription warrant on your behalf for shares you wish to purchase or arrange for a subscription warrant issued in your name. We have requested all known brokers and banks to contact you for instructions on exercising your rights.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING AND I AM A STOCKHOLDER IN A FOREIGN COUNTRY OR IN THE ARMED SERVICES?

     The subscription agent will mail rights certificates to you if you are a rights holder whose address is outside the United States or if you have an Army Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent on or prior to 5:00 p.m., Eastern Standard time,
on           2003, and take all other steps which are necessary to exercise your rights, on or prior to that time. If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

MUST I PAY THE SUBSCRIPTION PRICE IN CASH?

     In order to participate in the rights offering, you must timely pay the subscription price by wire transfer, certified or cashier's check drawn on a U.S. bank or personal check that clears before expiration of the rights.

WILL MY MONEY BE RETURNED IF THE RIGHTS OFFERING IS CANCELLED?

     Yes, but without any payment of interest.

IS EXERCISING THE SUBSCRIPTION RIGHTS RISKY?

     Yes. The exercise of your rights involves risks. Exercising your rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Whether or not you intend to invest in our common stock, you should carefully consider, among other things, the risks described under the heading "Risk Factors," beginning on page 9.

WHAT FEES OR CHARGES APPLY IF I DO CHOOSE TO EXERCISE MY RIGHTS?

     We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

MAY I CHANGE OR CANCEL MY EXERCISE OF RIGHTS AFTER I SEND IN THE REQUIRED FORMS?

     No. Your election to exercise your rights is irrevocable.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY SUBSCRIPTION RIGHTS AS A HOLDER OF COMMON STOCK?

     A holder of common stock will not recognize income or loss for federal income tax purposes in connection with the receipt or exercise of subscription rights in the rights offering. However, you should consult with your own tax advisor concerning the tax consequences applicable in light of your particular circumstances. See "Certain United States Federal Income Tax Consequences" on page 44.

WILL THE NEW SHARES BE INITIALLY LISTED ON NASDAQ AND TREATED LIKE OTHER SHARES?

     Yes. Our common stock is traded on the Nasdaq National Market under the symbol "COSI." On August 4, 2003, the last trading day prior to the initial filing of this registration statement relating to this rights offering, the
closing price of our common stock on Nasdaq was $2.23 per share. On           ,
2003, the last trading day before the date of this prospectus, the closing price
of our common stock on Nasdaq was $     per share.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to:

     - the cost of our principal food products;

     - fluctuations in our quarterly results;

     - labor shortages or increased labor costs;

     - the rate of our internal growth, and our ability to generate increased revenue from existing restaurants;

     - changes in consumer preferences and demographic trends;

     - increased government regulation;

     - increasing competition in the fast casual dining segment of the restaurant industry;

     - supply and delivery shortages or interruptions;

     - expansion into new markets;

     - market saturation due to new restaurant openings;

     - our ability to effectively manage our business with a reduced general and administrative staff;

     - our ability to incorporate a franchising and area developer model into our strategy;

     - inadequate protection of our intellectual property;

     - adverse weather conditions which impact customer traffic at our restaurants;

     - the availability and cost of additional financing, both to fund our existing operations and to grow and open new restaurants;

     - adverse economic conditions; and

     - our ability to generate positive cash flow from operations.

     The words "believe," "may," "will," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "strive" or similar words, or the negatives of these words, identify forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

     This summary does not contain all the information that you should consider before deciding whether to invest in our common stock. Whether or not you intend to invest in our common stock, you should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus. In this prospectus, the terms "we," "us," "our," "the Company," and "Cosi" refer to Cosi, Inc.

                                  OUR COMPANY

GENERAL


     We own and operate 89 fast casual restaurants in 11 states and the District of Columbia. Cosi restaurants are all-day cafes that feature signature bread and coffee products in an environment we adjust appropriately throughout the day. The majority of our restaurants offer breakfast, lunch, afternoon coffee, dinner and dessert menus.


     We operate our restaurants in two formats: Cosi and Cosi Downtown. Cosi Downtown restaurants, which are located in non-residential central business districts, close for the day in the early evening, while Cosi restaurants offer dinner and dessert in a casual dining atmosphere. The atmosphere of Cosi is appropriately managed for each daypart by changing the music and lighting throughout the day. Our restaurants are located in a wide range of markets and trade areas, including business districts and residential communities in both urban and suburban locations.

     Cosi was created through the October 1999 merger of two restaurant concepts, Cosi Sandwich Bar, Inc. and Xando, Incorporated. Each company served a similar customer, but focused on different parts of the day. Since the merger, we have added Cosi Sandwich Bar products to the Xando Coffee and Bar multiple daypart platform.

     Our principal executive offices are located at 242 West 36th Street, New York, New York 10018, and our telephone number is (212) 653-1600. Our web site address is http://www.getcosi.com. Information on our web site is not a part of this prospectus.

CONCEPT AND BUSINESS STRATEGY


     Our objective is to build a nationwide system of distinctive restaurants that generate attractive unit economics by appealing to a broad range of customers. In 2003, we announced our intention to incorporate a franchising and area developer model into our business strategy. While we expect that company-owned restaurants will always be an important part of our new restaurant growth, we believe that incorporating a franchising and area developer model into our strategy will position us to maximize the market potential for the Cosi brand and concept consistent with our available capital and thus maximize shareholder value.


     Our strategy is to offer a differentiated menu featuring our signature bread and coffee products in a comfortable, warm and inclusive atmosphere. We believe that our menu offering of proprietary products distinguishes us from our competition. Our menu items do not require extensive preparation on site. Our restaurants are located in a wide range of markets and trade areas, which include business districts and residential communities in both urban and suburban locations. Additionally, a wide range of our products is available outside of the four walls of our restaurants through our catering services.


REVITALIZATION PLAN



     We believe that, when properly delivered, our menu, food quality and restaurant experience provide customers with a unique and positive dining ambiance. However, we experienced lower sales and operating profits than we had projected, mostly related to underperformance at new restaurants opened in the second half of 2002 and in the first quarter of 2003. In fiscal 2002, we incurred a net loss of $20.9 million and through our third quarter in fiscal 2003 we have incurred a net loss of $20.5 million. In order to improve our financial performance, we have determined to focus on our operating system and controls and management's execution of our strategy.

     We have, therefore, developed a four-part revitalization plan which is designed to stabilize our business, improve cash flow, position our brand for future growth and secure the resources we expect to be necessary for the implementation of our long-term strategy. Our plan rests upon four pillars:



          (1) building a new leadership team with extensive restaurant and turnaround experience;



          (2) developing a multi-unit operating discipline to improve our operational execution and establish strong cost controls;



          (3) refining the Cosi concept and operating systems to serve as a franchising and growth platform for the future; and



          (4) securing financing, including through this rights offering.



     We believe we have made substantial progress in the implementation of our revitalization plan. We have:



     - secured a new management team comprised of executive officers with industry knowledge and restaurant operating and turnaround experience;



     - improved our deteriorating margins in costs of goods sold by adjusting
       (A) our menu selections, to reduce inventory stock keeping units and eliminate slow moving menu items, and (B) pricing, including increasing our salad prices late in the second quarter of 2003;



     - improved the profitability of each of our five day-parts by eliminating breakfast offerings at 22 locations which were not generating positive cash flow during that daypart and closing eight under-performing restaurants, and we have another 13 restaurants on our watch list. Operation improvement plans at these locations have been implemented, and we will continue to review these locations quarterly;



     - implemented new operational standards to reduce labor costs in restaurants where labor expenses were and continue to be above our average for restaurants of the same volume. Our labor scheduling is now approved by a district manager and unit-level performance is reviewed weekly by a regional district manager, which increases monitoring and control over labor while shortening the time it takes us to react and respond to locations that deviate from our operational standards. In the related area of manager and support expense, we now have fixed dollar budgets by line item which improves expenditure planning, tracking and accountability; and



     - completed a concept audit, developed brand position plans and detailed concept design principles and retained leading concept design and development consultants to assist us with prototype development. We have also refined our brand-positioning program, which will serve as our compass for future product, design and marketing efforts.



     Lastly, we are taking steps to secure additional financing. These steps include this offering and the other transactions we have negotiated with funding parties, which are described more fully herein.

                                  THE OFFERING

The Rights....................   We will issue to each holder of Cosi common
                                 stock, at no cost, one non-transferable right
                                 to purchase our common stock for each share of
                                 common stock owned by that holder on the record
                                 date, which is           , 2003. We will not
                                 issue fractional shares, but will round down any fractional shares to the next whole number.


Basic Subscription
Privilege.....................   You are entitled to purchase, at the
                                 subscription price, a number of shares of common stock with a value equal to the product of $0.6776 multiplied by the total number of rights you hold.



Over-Subscription Privilege...   If you fully exercise your basic subscription
                                 privilege and our stockholders subscribe for an aggregate of less than $7.5 million pursuant to their basic subscription privilege, you also will have an over-subscription right to subscribe, at the subscription price, to purchase additional shares of common stock that are not otherwise purchased by other stockholders in this offering, up to an aggregate offering of $7.5 million.



Subscription Price............   The subscription price is the lesser of (i)
                                 $1.50 per share and (ii) 85% of the weighted
                                 average price per share of our common stock as
                                 reported on the Nasdaq National Market for the
                                 15-trading-day period ending three business
                                 days prior to           , 2003. However, we
                                 will not consummate the rights offering if we would be required to issue more than 19,166,946 shares.



Maximum Offering..............   We expect to sell shares of our common stock
                                 with a maximum aggregate offering price of $9,583,473. However, we will not consummate the rights offering unless our stockholders (other than the Funding Parties) subscribe for a minimum of $2.0 million pursuant to the basic subscription privilege and the over-subscription privilege. In the event that we do not consummate the rights offering we will promptly return any amount you delivered to us as payment of the subscription price.


Proration of Over-Subscription
Rights........................   The maximum number of shares for which you will
                                 be able to subscribe pursuant to your
                                 over-subscription privilege will equal your pro rata share of the total amount of shares available for over-subscription. The total value of shares available for over-subscription will equal $7.5 million reduced by the total value of shares subscribed for pursuant to all stockholders' basic subscription privileges.
                                 Your pro rata share will be based upon the total number of shares of our common stock and warrants to purchase shares of our common stock you own compared to the total number of shares of our common stock and warrants to purchase shares of our common stock owned by all stockholders who exercised their over-subscription privilege and the Funding
                                 Parties. If there is an insufficient number of shares of our common stock remaining unsold after holders have exercised their basic subscription rights to satisfy in full all subscriptions that we receive for additional shares, we will allocate the available shares among the holders who execute their over-subscription privilege on a pro rata basis according to their respective holdings, up to the amount such holder has subscribed for through the exercise of such holder's over-subscription privilege.

Shares of Common Stock
Outstanding After the Rights
  Offering....................   As of October 15, 2003, we had 17,710,103
                                 shares of common stock outstanding. This does not include 5,361,381 shares that may be issued upon exercise of outstanding options and warrants (excluding any anti-dilution adjustments). Assuming a subscription price of $1.50, an aggregate of up to approximately
                                 6,388,982 shares of common stock may be issued pursuant to the basic subscription privilege.
                                 If the subscription price is less than $1.50 we would be required to issue additional shares.
                                 If the rights offering is fully subscribed pursuant to the basic subscription privilege, assuming a subscription price and a note conversion price of $1.50 (excluding accrued and unpaid interest), a total of up to 27,103,818 shares of common stock will be outstanding after consummation of the offering, based on the number of shares outstanding on October 15, 2003. We will not consummate the rights offering if we would be required to issue more than 19,166,946 shares.

Record Date...................             , 2003.

Expiration Time...............   5:00 p.m., Eastern Standard time,           ,
                                 2003, unless otherwise extended by us to a later date.

Transferability of Rights.....   Subscription rights are only being issued to
                                 holders of our common stock on the record date and are not transferable.

Procedure for Exercising
Rights........................   You may exercise your basic subscription
                                 privilege and your over-subscription privilege by properly completing the subscription warrant and forwarding it to the subscription agent with payment of the subscription price. The subscription agent must actually receive the subscription warrant and payment at or prior to the expiration time. If you send subscription warrants by mail, you are urged to use insured, registered mail.

                                 You will be deemed to have exercised the basic subscription privilege to purchase shares to the full extent of the payment you tender. If the aggregate subscription price you pay exceeds the amount necessary to purchase the number of shares you are entitled to purchase pursuant to your basic subscription privilege, then you will be deemed to have exercised the over-subscription privilege to the full extent of the excess payment tendered.

                                 ONCE YOU HAVE EXERCISED YOUR BASIC SUBSCRIPTION PRIVILEGE OR, IF ELIGIBLE, YOUR
                                 OVER-SUBSCRIPTION PRIVILEGE, YOU MAY NOT REVOKE YOUR EXERCISE.

                                 Any rights you have not exercised prior to the expiration time will expire.

Persons Holding Common Stock
or Wishing to Exercise Rights
  Through Others..............   If you hold shares of common stock and are
                                 receiving the rights through a broker, dealer commercial bank, trust company or other nominee, or if you hold certificates for common stock but would prefer to have institutions effect transactions relating to the rights on your behalf, you should contact the appropriate institution or nominee and request it to effect those transactions for you. You will need to have your broker, bank or other nominee act for you. To indicate your decision, you should complete and return to your broker, bank or other nominee the form entitled "Beneficial Owner Election Form," together with full payment of the subscription price for each share subscribed for under your subscription rights (including shares subscribed for through the exercise of your over-subscription right). You should receive this form from your broker, bank or other nominee with the other rights offering materials.

Issuance of Common Stock......   Certificates representing shares of common
                                 stock you have purchased pursuant to the basic subscription privilege will be delivered to holders of record as soon as practicable after the expiration date. If you purchase shares pursuant to the over-subscription privilege, delivery of certificates will occur as soon as practicable after we make all prorations and adjustments contemplated by the terms of the rights offering.

Certain Federal Income Tax
  Consequences................   You will not recognize taxable income upon the
                                 receipt of the rights for United States federal income tax purposes. Your basis in the rights with respect to your common stock will be zero, unless either:

                                 (i) the fair market value of the rights on the date of issuance is 15% or more of the fair market value of the common stock with respect to which they are received, or

                                 (ii) you elect, on your federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of the stock to the rights.

                                 In either case, upon exercise of the rights, your basis in that common stock will be allocated between the common stock and the rights in proportion to their relative fair market values.

                                 You will not recognize any gain or loss upon the exercise of rights for common stock. Your basis in the common stock acquired through exercise of the rights will be equal to the sum of the exercise price to acquire our stock and your basis in the rights. If you allow the rights to expire unexercised, you will not recognize any loss, and the basis of your common stock will not be reduced.

Subscription Agent............   The subscription agent is American Stock
                                 Transfer & Trust Company. The subscription agent's telephone number is (718) 921-8200.

Funding Commitment............   We have entered into an Investment Agreement
                                 with Eric J. Gleacher, Charles G. Phillips,
                                 LJCB and ZAM Holdings, L.P., collectively, the
                                 "Funding Parties". Pursuant to the Investment
                                 Agreement, subject to certain conditions, the Funding Parties have agreed to provide funding to us in an aggregate amount up to $8.5 million reduced by the amount outstanding under the $3
                                 Million Note and the $1.5 Million Note. At the option of the Funding Parties, the Funding
                                 Parties may fund such greater amount permitted by the Investment Agreement to allow the Funding Parties to maintain certain relative ownership levels. If our stockholders (other than the Funding Parties) subscribe for at least $2.0 million worth of shares in this rights offering, the Funding Parties would, subject to certain conditions, provide this funding in the form of an investment in our common stock at the subscription price and the Funding Parties who hold the senior secured promissory notes would convert the notes into shares of our common stock. If our stockholders (other than the Funding Parties) do not subscribe for at least
                                 $2.0 million worth of shares in this rights offering, we will not consummate this offering and the Funding Parties will, subject to certain conditions, provide this funding to us in the form of, at their option, a purchase of shares of our common stock at the subscription price or the purchase of a senior secured note which is convertible into shares of our common stock. In addition, the Funding Parties will not be required to convert the $3 Million Note and the $1.5 Million Note into shares of our common stock. Furthermore, if the Funding
                                 Parties, pursuant to the Investment Agreement, elect to provide funding in the form of a senior secured convertible note, such note, along with the $3 Million Note and the $1.5
                                 Million Note, will be secured by all of our tangible and intangible property (other than equipment pledged to secure our equipment loan credit facility). Therefore, our stockholders' equity interest in Cosi will be effectively subordinate to the senior secured position of the Funding Parties. The Funding Parties have agreed not to exercise their basic subscription privilege or over-subscription privilege in this rights offering. The $8.5 million in funding is allocated as follows: (a) Mr.
                                 Gleacher, $2,000,000; (b) Mr. Phillips,
                                 $750,000; (c) LJCB, $750,000 and (d) ZAM
                                 Holdings, $5,000,000.


                                 See "The Rights Offering" for a description of the Investment Agreement.


Use of Proceeds...............   Assuming full exercise of the basic
                                 subscription privilege and a subscription price of $1.50 per share, the net cash proceeds from the sale of the shares of our common stock offered in this offering will be $8.75 million.
                                 We expect that the proceeds will be used for general corporate purposes.


Risk Factors..................   Investing in our common stock involves a number
                                 of risks, which are described under "Risk
                                 Factors" in this prospectus.

No Underwriter; No Board
  Recommendation..............   The subscription price for our common stock has
                                 been determined through negotiations between the Funding Parties and a Special Committee of our board of directors comprised solely of disinterested directors. The offering is not the subject of any underwriting agreement with any investment bank. Accordingly, an investment in our common stock must be made based on your evaluation of your best interests. Neither our board of directors nor any financial advisor makes any recommendation to you regarding your decision whether to exercise your subscription rights.

Nasdaq National Market Symbol
for Common Stock..............   COSI.

                             SUMMARY FINANCIAL DATA

     The following table shows our summary historical financial data as, at and for the periods indicated. You should read this Summary Financial Data together with "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus. Our fiscal year ends on the Monday closest to December 31. Fiscal years 2000, 2001 and 2002 ended on January 1, 2001, December 31, 2001, and December 30, 2002, respectively. Fiscal years 2000, 2001 and 2002 each contained 52 weeks.


                                                                                   NINE MONTHS ENDED
                                                  FISCAL YEAR                -----------------------------
                                      ------------------------------------   SEPTEMBER 30,   SEPTEMBER 29,
                                         2000         2001         2002          2002            2003
                                      ----------   ----------   ----------   -------------   -------------
                                                   (AUDITED)                          (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales...........................  $ 51,222.8   $ 70,184.1   $ 84,424.2    $ 61,057.4      $ 82,130.2
Costs and expenses:
  Cost of goods sold................    13,844.0     18,791.7     22,697.5      16,360.5        23,004.5
  Restaurant operating expenses.....    32,172.9     45,114.5     50,852.7      36,654.1        52,062.3
                                      ----------   ----------   ----------    ----------      ----------
  Total costs of sales..............    46,016.9     63,906.2     73,550.2      53,014.6        75,066.8
                                      ----------   ----------   ----------    ----------      ----------
  General and administrative
     expenses.......................    14,774.2     18,361.5     17,811.7      12,899.6        15,862.7
  Depreciation and amortization.....     6,158.1      6,690.0      5,851.2       4,147.9         5,815.8
  Restaurant pre-opening expenses...     1,409.5      1,438.8      1,845.1         939.8           381.4
  Provision for losses on asset
     impairments and disposals......     5,847.5      8,486.3      1,056.5           7.3         5,698.6
  Lease termination costs...........       477.3      6,410.7     (1,165.0)           --          (345.7)
                                      ----------   ----------   ----------    ----------      ----------
Operating income (loss).............   (23,460.7)   (35,109.4)   (14,525.5)     (9,951.8)      (20,349.4)
                                      ----------   ----------   ----------    ----------      ----------
Other income (expense):
Interest income.....................       441.4        340.5         98.3          82.3            39.7
Interest expense....................      (210.7)      (527.5)    (1,192.6)       (779.5)         (155.2)
Amortization of Deferred Financing
  Costs.............................          --       (126.9)      (549.0)       (379.3)          (84.6)
Loss on Extinguishment of debt......          --           --     (5,083.2)           --              --
Other income (expense)..............          --           --        380.9         380.4            99.0
                                      ----------   ----------   ----------    ----------      ----------
Total other income (expense), net...       230.7       (313.9)    (6,345.6)       (696.1)         (101.1)
                                      ----------   ----------   ----------    ----------      ----------
Net income (loss)...................   (23,230.0)   (35,423.3)   (20,871.1)    (10,647.9)      (20,450.5)
Preferred stock dividends...........    (4,219.7)    (6,678.1)    (8,193.6)     (6,776.8)             --
                                      ----------   ----------   ----------    ----------      ----------
Net income (loss) attributable to
  common stockholders...............  $(27,449.7)  $(42,101.4)  $(29,064.7)   $(17,424.7)     $(20,450.5)
                                      ==========   ==========   ==========    ==========      ==========
Net income (loss) per common share:
Basic and diluted...................  $    (6.09)  $    (9.34)  $    (5.04)   $    (3.84)     $    (1.20)
                                      ==========   ==========   ==========    ==========      ==========
Shares used in computing net income
  (loss) per common share (in
  thousands) Basic and diluted......       4,504        4,507        5,763         4,536          17,036
                                      ----------   ----------   ----------    ----------      ----------
Cash flow from operating
  activities........................  $ (8,539.1)  $(12,382.2)  $ (5,812.7)   $ (7,799.7)     $(10,031.5)
Cash flow from investing
  activities........................   (18,347.7)   (20,267.9)   (27,464.2)    (12,248.4)       (3,281.1)
Cash flow from financing
  activities........................    24,964.0     32,056.8     41,839.7      18,972.5         3,519.3
SELECTED OPERATING DATA:
Restaurants open at end of period...          52           67           91            79              91

                                                              AS OF SEPTEMBER 29, 2003
                                                              -------------------------
                                                               ACTUAL     PRO FORMA (A)
                                                              ---------   -------------
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 3,239.0    $ 12,072.5
Total assets................................................   47,976.2      56,809.7
Total debt and capital lease obligations....................    5,167.9         660.8
Total common stockholders' equity...........................   19,412.6      32,753.2


---------------


(a) Reflects an aggregate of $14 million raised through the combination of (i) $9.5 million raised through this offering and (ii) conversion of each of the $3 Million Note and the $1.5 Million Note, all at a conversion price equal to $1.50 per share.

                                  RISK FACTORS

     You should carefully consider the following risks, as well as the other information contained in this prospectus, before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. You should refer to the information set forth in this prospectus and our financial statements and the related notes included elsewhere in this prospectus.

RISKS PARTICULAR TO COSI

  IF WE ARE UNABLE TO EXECUTE OUR BUSINESS STRATEGY, WE COULD BE MATERIALLY ADVERSELY AFFECTED.


     During the first nine months of fiscal 2003, we experienced lower sales and operating profits than we had projected, mostly related to underperformance at new restaurants opened in the second half of 2002 and in the first quarter of 2003, and severe winter weather in the Northeast. In addition, our cash position has been adversely impacted by the payment of costs associated with restaurants in our development pipeline that we have determined not to open. Our ability to successfully execute our business strategy will depend on a number of factors, some of which are beyond our control, including:


     - our ability to generate positive cash flow from operations;

     - identification and availability of suitable restaurant sites;

     - competition for restaurant sites and customers;

     - negotiation of favorable leases;

     - identification of under-performing restaurants and our ability to efficiently close under-performing restaurants, including securing favorable lease termination terms;

     - management of construction and development costs of new restaurants;

     - securing required governmental approvals and permits;

     - the rate of our internal growth, and our ability to generate increased revenue from existing restaurants;

     - recruitment and retention of qualified operating personnel;

     - successful operating execution in new markets;

     - our ability to incorporate a franchising and area developer model into our strategy;

     - competition in new and existing markets;

     - our ability to effectively manage our business with a reduced general and administrative staff;

     - the cost of our principal food products and supply and delivery shortages or interruptions; and

     - general economic conditions.

     In addition, we contemplate entering new markets in which we have no operating experience. These new markets may have different demographic characteristics, competitive conditions, consumer tastes and discretionary spending patterns than our existing markets, which may cause our new restaurants to be less successful in these new markets than in our existing markets.

  WE HAVE A LIMITED OPERATING HISTORY AND WE MAY BE UNABLE TO ACHIEVE PROFITABILITY.


     The first Xando Coffee and Bar was opened in October 1994 and the first Cosi Sandwich Bar was opened in February 1996. As of November 5, 2003, we are operating 89 restaurants, 17 of which have been open for less than one year. Accordingly, you have limited information with which to evaluate our business and prospects. As a result, forecasts of our future revenues, expenses and operating results may not be as accurate as they would be if we had a longer history of operations and of combined operations. Since we were formed, we have incurred net losses of approximately $124 million through the end of fiscal


2002, and approximately $20.5 million through the third fiscal quarter of 2003, primarily due to the costs of hiring and employing senior management, funding operating losses, new restaurant opening expenses, impairment charges, the cost of our merger in 1999, and restructuring our senior management team. We intend to continue to expend significant financial and management resources on the development of additional restaurants, both company-owned and franchised restaurants. We cannot predict whether we will be able to achieve or sustain revenue growth, profitability or positive cash flow in the future. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the financial statements included in this prospectus for information on the history of our losses.



  IF INTERNALLY GENERATED CASH FLOW FROM OUR RESTAURANTS DOES NOT MEET OUR EXPECTATIONS, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED.



     We plan to use the proceeds from this offering, the senior secured notes and expected internally generated cash flow projected to be produced by our existing restaurants to fund the operations, maintenance and growth of our restaurants. Our cash resources, and therefore our liquidity, are highly dependent upon the level of internally generated cash from operations and upon future financing transactions, including this rights offering and the transactions we have negotiated with the Funding Parties. If cash flows from our existing restaurants or cash flow from new restaurants that we open do not meet our expectations or are otherwise insufficient to satisfy our cash needs or expansion plans, we may have to seek additional financing from external sources to continue funding our operations and close underperforming restaurants or reduce or cease our plans to open or franchise new restaurants. We cannot predict whether such financing will be available on terms acceptable to us, or at all.


  WE MAY NEED ADDITIONAL CAPITAL IN THE FUTURE AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.


     Our business may require significant additional capital in the future to, among other things, fund our operations, increase the number of company-owned or franchised restaurants, expand the range of services we offer and finance future acquisitions and investments. There is no assurance that financing will be available on terms favorable to us, or at all. Our ability to obtain additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financings unattractive to us. If we are unable to raise additional capital, our business, results of operations and financial condition could be materially adversely affected.



  WE MAY NOT BE ABLE TO SUCCESSFULLY INCORPORATE A FRANCHISING AND AREA DEVELOPER MODEL INTO OUR STRATEGY.



     We plan to incorporate a franchising and area developer model into our business strategy in certain selected markets. We have not used a franchising or area developer model in the past and may not be successful in attracting franchisees and developers to the Cosi concept or identifying franchisees and developers that have the business abilities or access to financial resources necessary to open our restaurants or to successfully develop or operate our restaurants in a manner consistent with our standards. Incorporating a franchising and area developer model into our strategy will also require us to devote significant management and financial resources to support the franchise of our restaurants. If we are not successful in incorporating a franchising or area developer model into our strategy, we may experience delays in our growth, or may not be able to expand and grow our business.


  ANY INABILITY TO MANAGE OUR GROWTH EFFECTIVELY COULD MATERIALLY ADVERSELY AFFECT OUR OPERATING RESULTS.


     Failure to manage our growth effectively could harm our business. We have grown significantly since our inception and intend to grow substantially in the future both through a franchising strategy and opening new company-owned restaurants. We have increased the number of our restaurants from 36 restaurants as of December 31, 1999 to 89 restaurants as of November 5, 2003. Our existing restaurant management systems, financial and management controls and information systems may not be adequate to support our planned expansion. Our ability to manage our growth effectively will require us to continue to enhance these systems, procedures and controls and to locate, hire, train and retain operating personnel. We cannot assure you that we will be able to respond on a timely basis to all of the changing demands that our planned expansion will impose on management and on our existing infrastructure. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be materially adversely impacted.

  OUR RESTAURANTS ARE CURRENTLY CONCENTRATED IN THE NORTHEASTERN AND MID-ATLANTIC REGIONS OF THE UNITED STATES, PARTICULARLY IN THE NEW YORK CITY AREA. ACCORDINGLY, WE ARE HIGHLY VULNERABLE TO NEGATIVE OCCURRENCES IN THESE REGIONS.

     We currently operate 64 restaurants in Northeastern and Mid-Atlantic states, of which 19 are located in the New York City area, the majority of which are located in New York Central Business Districts. As a result, we are particularly susceptible to adverse trends and economic conditions in these areas. In addition, given our geographic concentration, negative publicity regarding any of our restaurants could have a material adverse effect on our business and operations, as could other regional occurrences impacting the local economies in these markets.

  YOU SHOULD NOT RELY ON PAST INCREASES IN OUR AVERAGE UNIT VOLUMES AS AN INDICATION OF OUR FUTURE RESULTS OF OPERATIONS BECAUSE THEY MAY FLUCTUATE SIGNIFICANTLY.

     A number of factors have historically affected, and will continue to affect, our average unit sales, including, among other factors:

     - introduction of new menu items;

     - unusually strong initial sales performance by some new restaurants;

     - competition;

     - general regional and national economic conditions;

     - weather conditions;

     - consumer trends; and

     - our ability to execute our business strategy effectively.

     It is not reasonable to expect our average unit volumes to increase at rates achieved over the past several years. Furthermore, the under-performance of units we opened in the latter part of 2002 and in 2003 will reduce our average unit volumes. Changes in our average sales results could cause the price of our common stock to fluctuate substantially.

  OUR RESTAURANT EXPANSION STRATEGY FOCUSES PRIMARILY ON FURTHER PENETRATING EXISTING MARKETS. THIS STRATEGY CAN CAUSE SALES IN SOME OF OUR EXISTING RESTAURANTS TO DECLINE, WHICH COULD RESULT IN RESTAURANT CLOSURES.

     In accordance with our expansion strategy, we intend to open new restaurants primarily in our existing markets. Since we typically draw customers from a relatively small radius around each of our restaurants, the sales performance and customer counts for restaurants near the area in which a new restaurant opens may decline due to cannibalization, which could result in restaurant closures.

  INCLEMENT WEATHER MAY ADVERSELY AFFECT OUR SALES AND RESULTS OF OPERATIONS.

     Our business is subject to seasonal and weather influences on consumer spending and dining out patterns. Inclement weather may result in reduced frequency of dining at our restaurants. Customer counts (and consequently revenues) are generally highest in spring and summer months and lowest during the winter months because of the high proportion of our restaurants located in the Northeast where inclement weather affects customer visits.

  OUR QUARTERLY RESULTS MAY FLUCTUATE AND COULD FALL BELOW EXPECTATIONS OF SECURITIES ANALYSTS AND INVESTORS DUE TO SEASONALITY AND OTHER FACTORS, RESULTING IN A DECLINE IN OUR STOCK PRICE.

     Our business is subject to significant seasonal fluctuations. Revenues in our restaurants have historically been higher in the summer months of each year and lower during the winter months. As a result, our quarterly and yearly results have varied in the past, and we believe that our quarterly operating results will vary in the future. Other factors such as inclement weather and unanticipated increases in labor, commodity, energy, insurance or other operating costs may cause our quarterly results to fluctuate. For this reason, you should not rely upon our quarterly operating results as indications of future performance.

  OUR OPERATIONS DEPEND ON GOVERNMENTAL LICENSES AND WE MAY FACE LIABILITY UNDER "DRAM SHOP" STATUTES.

     We are subject to extensive federal, state and local government regulations, including regulations relating to alcoholic beverage control, the preparation and sale of food, public health and safety, sanitation, building, zoning and fire codes. Our business depends on obtaining and maintaining required food service and/or liquor licenses for each of our restaurants. If we fail to hold all necessary licenses, we may be forced to delay or cancel new restaurant openings and close or reduce operations at existing locations. In addition, our sale of alcoholic beverages subjects us to "dram shop" statutes in some states. These statutes allow an injured person to recover damages from an establishment that served alcoholic beverages to an intoxicated person. Although we take significant precautions to ensure that all employees are trained in the responsible service of alcohol and maintain insurance policies in accordance with all state regulations regarding the sale of alcoholic beverages, the misuse of alcoholic beverages by customers may create considerable risks for us. If we are the subject of a judgment substantially in excess of our insurance coverage, or if we fail to maintain our insurance coverage, our business, financial condition, operating results or cash flows could be materially and adversely affected. See "Business -- Government Regulation" for a discussion of the regulations with which we must comply.

  OUR FAILURE OR INABILITY TO ENFORCE OUR TRADEMARKS OR OTHER PROPRIETARY RIGHTS COULD ADVERSELY AFFECT OUR COMPETITIVE POSITION OR THE VALUE OF OUR BRAND.

     We own certain common law trademark rights and a number of federal and international trademark and service mark registrations, and proprietary rights to certain of our core menu offerings. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We, therefore, devote appropriate resources to the protection of our trademarks and proprietary rights. The protective actions that we take, however, may not be enough to prevent unauthorized usage or imitation by others, which might cause us to incur significant litigation costs and could harm our image or our brand or competitive position.

     We also cannot assure you that third parties will not claim that our trademarks or offerings infringe the proprietary rights of third parties. Any such claim, whether or not it has merit, could be time-consuming, result in costly litigation, cause product delays or require us to enter into royalty or licensing agreements. As a result, any such claim could have a material adverse effect on our business, results of operations and financial condition.

  WE HOLD SIGNIFICANT AMOUNTS OF RELATIVELY ILLIQUID ASSETS AND MAY HAVE TO DISPOSE OF THEM ON UNFAVORABLE TERMS.

     A certain portion of our assets, such as leasehold improvements and equipment, is relatively illiquid. These assets cannot be converted into cash quickly and easily. We may be compelled to dispose of these illiquid assets on unfavorable terms, which could have an adverse effect on our business.

  WE FACE LITIGATION THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     On February 5, 2003, a purported shareholder class action complaint was filed in the United States District Court for the Southern District of New York (the "Court"), alleging that Cosi and various of our officers and directors and the underwriter of our IPO violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, by misstating, and by failing to disclose, certain financial and other business information (Sheel Mohnot v. Cosi, Inc., et al., No. 03 CV 812). At least eight additional class action complaints with substantially similar allegations were later filed. These actions have been consolidated in In re Cosi, Inc. Securities Litigation (collectively, the "Securities Act Litigation"). On July 7, 2003, lead plaintiffs filed a Consolidated Amended

Complaint, alleging on behalf of a purported class of purchasers of our stock allegedly traceable to our November 22, 2002 IPO, that at the time of the IPO, our offering materials failed to disclose that the funds raised through the IPO would be insufficient to implement our expansion plan; that it was improbable that we would be able to open 53 to 59 new restaurants in 2003; that at the time of the IPO, we had negative working capital and therefore did not have available working capital to repay certain debts; and that the principal purpose for going forward with the IPO was to repay certain existing shareholders and members of the Board of Directors for certain debts and to operate our existing restaurants.

     The plaintiffs in the Securities Act Litigation generally seek to recover recessionary damages, expert fees, attorneys' fees, costs of Court and pre- and post-judgment interest. The underwriter is seeking indemnification from us for any damages assessed against it in the Securities Act Litigation. The Securities Act Litigation is at a preliminary stage, and we believe that we have meritorious defenses to these claims, and intend to vigorously defend against them.

     On September 22, 2003, defendants filed motions to dismiss the Second Consolidated Amended Complaint in the Securities Act Litigation. Plaintiffs filed their opposition to defendants' motion to dismiss on October 23, 2003. Defendants' reply briefs are due November 12, 2003.

     We cannot predict what the outcome of these lawsuits will be. It is possible that we may be required to pay substantial damages or settlement costs in excess of our insurance coverage, which could have a material adverse effect on our financial condition or results of operations. We could also incur substantial legal costs, and management's attention and resources could be diverted from our business.

  WE HAVE A NEW MANAGEMENT TEAM THAT DOES NOT HAVE PROVEN SUCCESS WITH THE COMPANY.

     A significant portion of our senior management team, including our Executive Chairman, Chief Executive Officer and Chief Financial Officer, has been in place for only a relatively short period of time. The new executives do not have previous experience with us and we cannot assure you that they will fully integrate themselves into our business or that they will effectively manage our business affairs. Our failure to assimilate the new executives, or the failure of the new executives to perform effectively, or the loss of any of the new executives, could have a material adverse effect on our business, financial condition and results of operations.

  WE MAY BE EXPOSED TO POTENTIAL LIABILITY UNDER THE SECURITIES LAWS AS A RESULT OF HAVING MORE THAN 500 OPTIONHOLDERS.

     We have sought to create a culture in which each employee has a shared sense of ownership in our business. Part of this effort was the establishment of an extensive employee option plan, in which each employee, including hourly-level employees, is given the opportunity to participate. As we have grown, we have issued stock options to an increasing number of our employees. When the number of our optionholders exceeded 500, we inadvertently failed to register our options pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, as required by Securities and Exchange Commission regulations. Our failure to so register our options may expose us to potential liability under the securities laws. However, we believe that any such liability would not be material to our financial condition or results of operations.

RISKS RELATING TO THE FOOD SERVICE INDUSTRY

  OUR BUSINESS IS AFFECTED BY CHANGES IN CONSUMER PREFERENCES.

     Our success depends, in part, upon the popularity of our food products and our ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from our restaurants or cuisine, our inability to develop new menu items that appeal to consumers or changes in our menu that eliminate items popular with some consumers could harm our business.

  GENERAL ECONOMIC CONDITIONS AND THE EFFECTS OF THE WAR ON TERRORISM MAY CAUSE A DECLINE IN DISCRETIONARY SPENDING, WHICH WOULD NEGATIVELY AFFECT OUR BUSINESS.

     Our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty like that which followed the September 11, 2001 terrorist attacks on the United States and the possibility of further terrorist attacks. In addition, economic uncertainty due to military action overseas, such as the war in Iraq and post-war military, diplomatic or financial responses, may lead to further declines in sales. Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

  OUR SUCCESS DEPENDS ON OUR ABILITY TO COMPETE WITH MANY FOOD SERVICE
  BUSINESSES.

     The restaurant industry is intensely competitive and we compete with many well-established food service companies on the basis of taste, quality and price of product offered, customer service, atmosphere, location and overall guest experience. We compete with other sandwich retailers, specialty coffee retailers, bagel shops, fast-food restaurants, delicatessens, cafes, bars, take-out food service companies, supermarkets and convenience stores. Our competitors change with each of the five dayparts (breakfast, lunch, afternoon coffee, dinner and dessert), ranging from coffee bars and bakery cafes to casual dining chains. Aggressive pricing by our competitors or the entrance of new competitors into our markets could reduce our sales and profit margins.

     Many of our competitors or potential competitors have substantially greater financial and other resources than we do, which may allow them to react to changes in pricing, marketing and the quick service restaurant industry better than we can. As competitors expand their operations, we expect competition to intensify. We also compete with other employers in our markets for hourly workers and may be subject to higher labor costs.

  FLUCTUATIONS IN COFFEE PRICES COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     The price of coffee, one of our main products, can be highly volatile. Although most coffee trades on the commodity markets, coffee of the quality we seek tends to trade on a negotiated basis at a substantial premium above commodity coffee pricing, depending on supply and demand at the time of the purchase. Supplies and prices of green coffee can be affected by a variety of factors, such as weather, politics and economics in the producing countries. Two organizations, the Association of Coffee Producing Countries and the International Coffee Organization, have sought with mixed success to coordinate production and pricing of coffee among certain countries and to maintain pricing quotas among coffee producers. An increase in pricing of specialty coffees could have a significant adverse effect on our profitability. To mitigate the risks of increasing coffee prices and to allow greater predictability in coffee pricing, we typically enter into fixed price purchase commitments for a portion of our green coffee requirements. We cannot assure you that these activities will be successful or that they will not result in our paying substantially more for our coffee supply than we would have been required to pay absent such activities.

  CHANGES IN FOOD AND SUPPLY COSTS COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our profitability depends in part on our ability to anticipate and react to changes in food and supply costs. We rely on a single primary distributor of our food and paper goods. Although we believe that alternative distribution sources are available, any increase in distribution prices or failure by our distributor to perform could adversely affect our operating results. In addition, we are susceptible to increases in food costs as a result of factors beyond our control, such as weather conditions and government regulations. Failure to anticipate and adjust our purchasing practices to these changes could negatively impact our business.

  THE FOOD SERVICE INDUSTRY IS AFFECTED BY LITIGATION AND PUBLICITY CONCERNING FOOD QUALITY, HEALTH AND OTHER ISSUES, WHICH CAN CAUSE CUSTOMERS TO AVOID OUR PRODUCTS AND RESULT IN LIABILITIES.

     Food service businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one restaurant or a limited number of restaurants. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our products. We could also incur significant liabilities if a lawsuit or claim results in a decision against us or litigation costs, regardless of the result.

  OUR BUSINESS COULD BE ADVERSELY AFFECTED BY INCREASED LABOR COSTS OR LABOR SHORTAGES.

     Labor is a primary component in the cost of operating our business. We devote significant resources to recruiting and training our managers and employees. Increased labor costs, due to competition, increased minimum wage or employee benefits costs or otherwise, would adversely impact our operating expenses. In addition, our success depends on our ability to attract, motivate and retain qualified employees, including restaurant managers and staff, to keep pace with our needs. If we are unable to do so, our results of operations may be adversely affected.

RISKS RELATING TO THE OFFERING


  IF OUR STOCKHOLDERS (OTHER THAN THE FUNDING PARTIES) DO NOT SUBSCRIBE FOR $2 MILLION IN THE RIGHTS OFFERING, WE MAY ISSUE SENIOR DEBT.



     If our stockholders (other than the Funding Parties) do not subscribe for a minimum of $2 million pursuant to the basic subscription privilege and the over-subscription privilege, we will not consummate the rights offering and the Funding Parties may elect, pursuant to the Investment Agreement, to provide funding in the form of a senior secured note convertible into shares of our common stock. Additionally, the Funding Parties will not be required to convert the outstanding amount of the $3 Million Note and the $1.5 Million Note into shares of our common stock. Such notes may remain outstanding and be payable upon maturity in December 2004, which could have an adverse effect on our near term working capital. In this event, we may need to secure additional financing upon the maturity of the $3 Million Note, the $1.5 Million Note and any notes issued pursuant to the Investment Agreement. There can be no assurance that we will be able to obtain such financing on favorable terms or at all. Furthermore, if the Funding Parties elect to provide funding in the form of a purchase of a senior secured convertible note, such note, along with the $3 Million Note and the $1.5 Million Note, will be secured by all of our tangible and intangible property (other than equipment pledged to secure our equipment loan credit facility). Therefore, our stockholders' equity interest in Cosi will be effectively subordinate to the senior secured position of the Funding Parties.


  YOUR PERCENTAGE INTEREST IN OUR COMMON STOCK COULD BE REDUCED, EVEN IF YOU FULLY SUBSCRIBE FOR YOUR BASIC SUBSCRIPTION PRIVILEGE.

     If you fully subscribe for your basic subscription amount and our stockholders subscribe for an aggregate of more than $7.5 million pursuant to their basic subscription amount, your percentage ownership of our equity will be reduced. If you fully subscribe for your basic subscription amount and our stockholders subscribe for an aggregate of less than $7.5 million but more than $2 million, your percentage ownership of our equity will not be reduced; however, your ownership percentage relative to certain of the Funding Parties will be reduced.

     Our current stockholders who do not participate in the rights offering will suffer a substantial dilution in their relative percentage ownership in us upon issuance of our common stock to holders exercising rights in the rights offering and to the Funding Parties.


     Additionally, if you fully subscribe for your basic subscription privilege but do not exercise your over-subscription privilege, if any, your percentage ownership of Cosi may be reduced relative to other stockholders who exercise their over-subscription privilege.


  ONCE YOU EXERCISE YOUR SUBSCRIPTION RIGHTS, YOU MAY NOT REVOKE THE EXERCISE EVEN IF YOU NO LONGER DESIRE TO INVEST IN US.

     Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if circumstances arise after you have subscribed in the offering that eliminate your interest in investing in our common stock, you will be required to purchase the common stock for which you subscribed. The public trading market price of our common stock may decline after the subscription price has been determined. In such event, you may be committed to purchase shares of common stock above the prevailing market price. Similarly, because the subscription price is based on a trailing average, the prevailing market price at any time, including the closing of the rights offering, may be less than the subscription price.



     The subscription price was determined through negotiations between the Funding Parties and a special committee of our board of directors comprised of disinterested directors and represents a discount to the market price of our common stock on the date the subscription price was determined on March 31, 2003. The subscription price bears no direct relationship to the value of our assets, financial condition or other established criteria for value. Our common stock may trade at prices above or below the subscription price.


  YOU MAY NOT BE ABLE TO EXERCISE YOUR SUBSCRIPTION RIGHTS IF YOU DO NOT ACT PROMPTLY AND FOLLOW THE SUBSCRIPTION INSTRUCTIONS CAREFULLY.

     If you wish to purchase shares in this offering, you must act promptly to ensure that all required forms and payments are actually received by the subscription agent prior to the expiration date. If you fail to properly complete and sign the required subscription forms, send an insufficient payment amount or otherwise fail to follow the subscription procedures that apply to your intended purchase, the subscription agent may, at its discretion, reject your subscription or accept it to the full extent of payment received. Neither the subscription agent nor Cosi has any obligation to contact you concerning, or to attempt to correct, an incomplete or incorrect subscription form.


  OUR STOCK PRICE IS VOLATILE, AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE YOU PAY FOR THEM.



     The market price of our common stock has experienced, and may continue to experience, substantial volatility. Between November 2002 and November 2003, the closing price of our common stock has ranged from a low of $0.95 to a high of $10.93 per share. The market price of our common stock may continue to fluctuate significantly in response to a variety of factors, including quarterly fluctuations in results of operations, and changes in or failure to meet earnings estimates by securities analysts. The market price of our common stock may also fluctuate significantly in response to factors over which we have no control and that may not be directly related to us. The stock market has from time to time experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. Such fluctuations could have a material adverse effect on the market price of our common stock, regardless of our financial condition or operating results.


     Fluctuations or decreases in the market price of our common stock may adversely affect your ability to trade your shares. In addition, these fluctuations could adversely affect our ability to raise capital through future equity financings.

  YOU MAY HAVE TO WAIT TO RESELL THE SHARES YOU PURCHASE IN THE RIGHTS OFFERING.

     Until certificates are delivered, you may not be able to sell the shares of common stock that you have purchased in the rights offering. This means that you may have to wait until you (or your broker or other nominee) have received a stock certificate. We will endeavor to prepare and issue the appropriate certificates as soon as practicable after the expiration of the offering. We cannot assure you, however, that the market price of the common stock purchased pursuant to the exercise of rights will not decline below the subscription price you paid before we are able to deliver your certificates. For shares purchased pursuant to the over-subscription privilege, delivery of certificates will occur as soon as practicable after all prorations and adjustments contemplated by the terms of the offering have been effected.

                                USE OF PROCEEDS


     Assuming all of our stockholders, other than the Funding Parties, fully subscribe for their basic subscription amount and assuming a subscription price of $1.50, we will receive approximately $8.75 million in proceeds, after payment of offering expenses. We intend to use the net proceeds from the rights offering for general corporate purposes, including, but not limited to, funding our operating losses, funding costs associated with the development, and incorporation into our growth strategy, of a franchising and area developer model, and funding costs associated with closing under-performing restaurants.


     Although we do not contemplate any changes in our use of proceeds, we may use some proceeds for other purposes in the event the specified uses require less or more capital than expected.

     Pending application of the net proceeds as described above, we will invest the net proceeds in interest-bearing investment grade securities.

                          PRICE RANGE OF COMMON STOCK


     Our common stock is listed on the Nasdaq National Market under the symbol "COSI." The following table summarizes the high and low sales prices for our common stock as reported by the Nasdaq National Market for the periods indicated through November 4, 2003.



                                                       2003                 2002
                                                  ---------------     ----------------
                                                  HIGH       LOW       HIGH       LOW
                                                  -----     -----     ------     -----
First Quarter...................................  $6.08     $1.66         --        --
Second Quarter..................................  $2.22     $0.95         --        --
Third Quarter...................................  $3.79     $1.30         --        --
Fourth Quarter..................................  $3.31(1)  $2.48(1)  $10.93(2)  $5.47(2)


---------------


(1) Through November 4, 2003.


(2) Beginning November 22, 2002, the date of our initial public offering.


     On November 4, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $2.66 per share. As of October 15, 2003, there were 225 holders of record (including holders who are nominees for an undetermined number of beneficial owners) of our common stock.


                                DIVIDEND POLICY

     We have not paid cash dividends in the past and do not anticipate paying cash dividends in the foreseeable future. Any future determination regarding cash dividend payments will be made by our board of directors and will depend upon our earnings, capital requirements, financial condition, restrictions in financing agreements and other factors deemed relevant by the board of directors.

                                 CAPITALIZATION


     The following table shows, as of September 29, 2003, on a consolidated basis, our cash and cash equivalents, short-term debt and capitalization, both actual and as adjusted. The as adjusted amounts give effect to the sale of common stock in the rights offering (assuming that an aggregate of $14 million is raised through the combination of (i) $9.5 million raised through this offering and (ii) conversion of each of the $3 Million Note and the $1.5 Million Note, all at a conversion price equal to $1.50 per share).


     You should read the following capitalization data in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus.


                                                                 SEPTEMBER 29, 2003
                                                             --------------------------
                                                               ACTUAL      PRO FORMA(A)
                                                             -----------   ------------
                                                                           (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT
                                                                    SHARE DATA)
Cash and cash equivalents..................................  $   3,239.0      12,072.5
Short-term debt............................................        430.9         430.9
Long-term debt
  Senior Secured Promissory Notes due December 31, 2004....      4,507.1            --
  Other long term debt.....................................        229.9         229.9
Stockholders' equity:......................................
Common stock, $.01 par value; 100,000,000 shares
  authorized; 17,732,081 and 27,103,818 shares issued and
  outstanding, respectively................................        177.3         271.0
Additional Paid in Capital.................................    190,836.2     203,833.1
Deferred stock compensation................................     (1,056.6)     (1,056.6)
Treasury stock:............................................       (250.0)           --
Stock subscriptions receivable.............................     (2,724.8)     (2,724.8)
Accumulated deficit........................................   (167,569.5)   (167,569.5)
                                                             -----------   -----------
Total common stockholders' equity (deficit)................     19,412.6      32,753.2
                                                             -----------   -----------
Total capitalization.......................................     24,580.5      33,414.0
                                                             ===========   ===========


---------------


(a) Reflects an aggregate of $12 million raised through the combination of (i) $7.5 million raised through this offering and (ii) conversion of the senior secured promissory notes (excluding any accrued and unpaid interest), all at a subscription price and conversion price of $1.50.


                                    DILUTION


     Our net tangible book value as of September 29, 2003 was $18,919,773, or $1.07 per share of common stock. Net tangible book value per share is the amount by which total tangible assets exceeds total liabilities, divided by the total number of shares of common stock outstanding. Our adjusted net tangible book value as of September 29, 2003 would have been $32,260.4 or $1.19 per share, after giving effect to the sale of 9,393,715 shares of common stock offered by this prospectus at an offering price of $1.50 per share and including conversion of the senior secured notes at a conversion price of $1.50, and after deducting estimated offering expenses. This represents an immediate increase in the net tangible book value of $0.12 per share to existing shareholders, and an immediate decrease of $0.31 per share to investors in this offering, all of whom will be existing shareholders. The decrease per share represents the difference between the price per share to be paid by investors in this offering and the net tangible book value per share immediately after this offering. The following table illustrates the per share decrease:



                                                              ACTUAL   PRO FORMA
                                                              ------   ---------
Assumed offering price......................................             $1.50
  Net tangible book value per share as of September 29,
     2003...................................................  $1.07
Increase attributable to the sale of shares offered
  hereby....................................................  $0.12
Adjusted net tangible book value after this offering........             $1.19
  Decrease in the net tangible book value to new
     Investors..............................................             $0.31



     The following table sets forth, as of September 29, 2003, the differences between the total consideration paid and the average price per share paid by existing investors and by investors purchasing shares in this offering:



                                  SHARES PURCHASED      TOTAL CONSIDERATION
                                --------------------   ----------------------   AVERAGE PRICE
                                  NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                ----------   -------   ------------   -------   -------------
Existing Stockholders.........  17,710,103      65%    $132,782,909      90%        $7.50
Conversion of $3 Million Note
  and $1.5 Million Note.......   3,004,733      11%       4,507,100       3%        $1.50
Investors in this Offering....   6,388,982      24%       9,583,473       7%        $1.50
                                ----------     ---     ------------     ---         -----
  Total.......................  27,103,818     100%     146,873,482     100%        $5.42
                                ==========     ===     ============     ===         =====



     The foregoing table does not reflect (A) 4,333,880 shares of common stock issuable upon the exercise of stock options outstanding under our stock option plans as of September 29, 2003, of which 2,127,755 were then exercisable at a weighted average exercise price of $8.71; (B) warrants to purchase (i) 104,702 shares of our common stock at an exercise price of $.01 per share (or any antidilution adjustments thereon), (ii) 2,070,004 shares of our common stock at an exercise price of $6.00 per share, (iii) 33,279 shares of our common stock at an exercise price of $14.88 per share and (iv) 2,526 shares of our common stock at an exercise price of $16.63 per share and (C) 1,156,407 shares of restricted stock issued to William D. Forrest on June 26, 2003 and any additional shares that may be issued to Mr. Forrest pursuant to his employment agreement.


     If you fully subscribe for your basic subscription amount and our stockholders subscribe for an aggregate of more than $7.5 million pursuant to their basic subscription amount, your percentage ownership of our equity will be reduced. If you fully subscribe for your basic subscription amount and our stockholders subscribe for an aggregate of less than $7.5 million but more than $2 million, your percentage ownership of our equity will not be reduced, however, your ownership percentage relative to certain of the Funding Parties will be reduced.

     Our current stockholders who do not participate in the rights offering will suffer a substantial dilution in their relative percentage ownership in us upon issuance of our common stock to holders exercising rights in the rights offering and to the Funding Parties.

                            SELECTED FINANCIAL DATA


     The following selected consolidated financial data as of December 31, 2001, and December 30, 2002 and for each of the three years ended December 30, 2002 have been derived from, and are qualified by reference to, our Consolidated Financial Statements audited by Ernst & Young LLP, independent auditors, included elsewhere in this prospectus and should be read in conjunction with those Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data as of January 3, 2000, have been derived from our Consolidated Financial Statements audited by Ernst & Young LLP, independent auditors, not included herein. The selected consolidated financial data as of and for the fiscal year ended December 28, 1998, have been derived from our Consolidated Financial Statements audited by Ernst & Young LLP, and other auditors, not included herein. The selected financial data presented below as of September 30, 2002 and September 29, 2003 and for the fiscal nine months ended September 30, 2002 and September 29, 2003 have been derived from our unaudited financial statements also appearing herein, which have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The results of operations for the fiscal nine months ended September 29, 2003 are not necessarily indicative of results to be expected for any subsequent period.



                                                                FISCAL YEAR
                                  ------------------------------------------------------------------------
                                      1998           1999           2000           2001           2002
                                  ------------   ------------   ------------   ------------   ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.......................  $ 20,686.7     $ 37,262.2     $ 51,222.8     $ 70,184.1     $ 84,424.2
Costs and expenses:
  Cost of goods sold............     6,332.9       10,838.5       13,844.0       18,791.7       22,697.5
  Restaurant operating
    expenses....................    11,386.5       22,236.2       32,172.9       45,114.5       50,852.7
                                  ------------   ------------   ------------   ------------   ------------
  Total costs of sales..........    17,719.4       33,074.7       46,016.9       63,906.2       73,550.2
                                  ------------   ------------   ------------   ------------   ------------
  General and administrative
    expenses....................     7,728.7       14,024.3       14,774.2       18,361.5       17,811.7
  Depreciation and
    amortization................     1,196.6        3,155.2        6,158.1        6,690.0        5,851.2
  Restaurant pre-opening
    expenses....................       720.9          661.4        1,409.5        1,438.8        1,845.1
  Provision for losses on asset
    impairments and disposals...        --          4,208.7        5,847.5        8,486.3        1,056.5
  Lease termination costs.......        --          3,437.1          477.3        6,410.7       (1,165.0)
  Merger costs and related
    expenses....................        --          8,958.7           --             --             --
  Stock compensation............        --          4,512.6           --             --             --
                                  ------------   ------------   ------------   ------------   ------------
Operating income (loss).........    (6,678.9)     (34,770.5)     (23,460.7)     (35,109.4)     (14,525.5)
Other income (expense):
  Interest income...............       406.6          478.6          441.4          340.5           98.3
  Interest expense..............       (94.6)        (206.1)        (210.7)        (527.5)      (1,192.6)
Amortization of Deferred
  Financing Costs...............        --             --             --           (126.9)        (549.0)
Loss on Extinguishment of
  debt..........................        --             --             --             --         (5,083.2)
  Other income (expense)........        --             --             --             --            380.9
                                  ------------   ------------   ------------   ------------   ------------
  Total other income (expense),
    net.........................       312.0          272.5          230.7         (313.9)      (6,345.6)
                                  ------------   ------------   ------------   ------------   ------------
Net income (loss)...............    (6,366.9)     (34,498.0)     (23,230.0)     (35,423.3)     (20,871.1)
Preferred stock dividends.......    (1,064.4)      (2,561.3)      (4,219.7)      (6,678.1)      (8,193.6)
                                  ------------   ------------   ------------   ------------   ------------
Net income (loss) attributable
  to common stockholders........  $ (7,431.3)    $(37,059.3)    $(27,449.7)    $(42,101.4)    $(29,064.7)
                                  ============   ============   ============   ============   ============

                                        NINE MONTHS ENDED
                                  -----------------------------
                                  SEPTEMBER 30,   SEPTEMBER 29,
                                      2002            2003
                                  -------------   -------------

STATEMENT OF OPERATIONS DATA:
Net sales.......................  $ 61,057.4      $ 82,130.2
Costs and expenses:
  Cost of goods sold............    16,360.5        23,004.5
  Restaurant operating
    expenses....................    36,654.1        52,062.3
                                  ------------    ------------
  Total costs of sales..........    53,014.6        75,066.8
                                  ------------    ------------
  General and administrative
    expenses....................    12,899.6        15,862.7
  Depreciation and
    amortization................     4,147.9         5,815.8
  Restaurant pre-opening
    expenses....................       939.8           381.4
  Provision for losses on asset
    impairments and disposals...         7.3         5,698.6
  Lease termination costs.......        --            (345.7)
  Merger costs and related
    expenses....................        --              --
  Stock compensation............        --              --
                                  ------------    ------------
Operating income (loss).........    (9,951.8)      (20,349.4)
Other income (expense):
  Interest income...............        82.3            39.7
  Interest expense..............      (779.5)         (155.2)
Amortization of Deferred
  Financing Costs...............      (379.3)          (84.6)
Loss on Extinguishment of
  debt..........................        --              --
  Other income (expense)........       380.4            99.0
                                  ------------    ------------
  Total other income (expense),
    net.........................      (696.1)         (101.1)
                                  ------------    ------------
Net income (loss)...............   (10,647.9)      (20,450.5)
Preferred stock dividends.......    (6,776.8)           --
                                  ------------    ------------
Net income (loss) attributable
  to common stockholders........  $(17,424.7)     $(20,450.5)
                                  ============    ============


                                                                FISCAL YEAR
                                  ------------------------------------------------------------------------
                                      1998           1999           2000           2001           2002
                                  ------------   ------------   ------------   ------------   ------------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
NET INCOME (LOSS) PER COMMON
  SHARE:
  Basic and diluted.............  $     (2.18)   $     (8.79)   $     (6.09)   $     (9.34)   $     (5.04)
                                  ------------   ------------   ------------   ------------   ------------
Shares used in computing net
  income (loss) per common share
  (in thousands) Basic and
  diluted.......................     3,406          4,215          4,504          4,507          5,763
                                  ------------   ------------   ------------   ------------   ------------
SELECTED BALANCE SHEET DATA
Cash and cash equivalents.......     6,494.6        6,985.7        5,062.9        4,469.6       13,032.3
Total assets....................    24,982.8       25,856.6       32,065.8       35,388.4       66,243.1
Total debt and capital lease
  obligations...................       989.4        1,645.6        4,435.8       11,180.0        1,648.5
Mandatorily redeemable preferred
  stock.........................    16,680.5       35,020.5       61,695.3       92,289.3           --
Total common stockholder's
  equity (deficit)..............     3,378.7      (20,825.7)     (48,275.3)     (88,979.9)      39,327.0
SELECTED STATEMENT OF CASH FLOW
  DATA:
Cash flow from operating
  activities....................  $ (3,146.9)    $ (8,539.7)    $ (8,539.1)    $(12,382.2)    $ (5,812.7)
Cash flow from investing
  activities....................   (11,704.6)     (14,742.3)     (18,347.7)     (20,267.9)     (27,464.2)
Cash flow from financing
  activities....................    18,510.6       23,773.2       24,964.0       32,056.8       41,839.7
Selected Operating Data:
Restaurants open at end of
  period........................        25             36             52             67             91

                                        NINE MONTHS ENDED
                                  -----------------------------
                                  SEPTEMBER 30,   SEPTEMBER 29,
                                      2002            2003
                                  -------------   -------------

NET INCOME (LOSS) PER COMMON
  SHARE:
  Basic and diluted.............  $     (3.84)    $     (1.20)
                                  ------------    ------------
Shares used in computing net
  income (loss) per common share
  (in thousands) Basic and
  diluted.......................     4,536          17,036
                                  ------------    ------------
SELECTED BALANCE SHEET DATA
Cash and cash equivalents.......     3,393.9         3,239.0
Total assets....................    48,178.7        47,976.2
Total debt and capital lease
  obligations...................    10,027.7         5,167.9
Mandatorily redeemable preferred
  stock.........................   118,305.7            --
Total common stockholder's
  equity (deficit)..............  (101,500.5)       19,412.6
SELECTED STATEMENT OF CASH FLOW
  DATA:
Cash flow from operating
  activities....................  $ (7,799.7)     $(10,031.5)
Cash flow from investing
  activities....................   (12,248.4)       (3,281.1)
Cash flow from financing
  activities....................    18,972.5         3,519.3
Selected Operating Data:
Restaurants open at end of
  period........................        79              91

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and their notes appearing elsewhere in this prospectus.

OVERVIEW


     Our objective is to build a nationwide system of distinctive restaurants that generate attractive unit economics by appealing to a broad range of customers. During the first nine months of fiscal 2003, we experienced lower sales and operating profits than we had projected, mostly related to underperformance at new restaurants opened in the second half of 2002 and in the first quarter of 2003 and severe winter weather in the Northeast. In addition, our cash position has been adversely impacted by the payment of costs associated with restaurants in our development pipeline that we decided not to open. As a result, the Company incurred a loss of $20.5 million and used cash in operating activities of $10.0 million for the nine months ended September 29, 2003. Cash and cash equivalents were $3.2 million and working capital was a deficit of $7.6 million. Liquidity and Capital Resources describes management's plans to address these issues.



     We own and operate 89 fast casual restaurants in 11 states and the District of Columbia. Cosi restaurants are all-day cafes that feature signature bread and coffee products in an environment we adjust appropriately throughout the day. The majority of our restaurants offer breakfast, lunch, afternoon coffee, dinner and dessert menus.



     In 2003, we announced our intention to incorporate a franchising and area developer model into our business strategy.



     We operate our restaurants in two formats: Cosi and Cosi Downtown. The majority of our restaurants offer our signature bread and coffee products for breakfast, lunch and afternoon coffee in a counter service format. After 5 p.m., our Cosi restaurants add table service and offer dinner and dessert in a casual dining format. Cosi Downtown restaurants, which are located in non-residential central business districts, close for the day in the early evening. The atmosphere of Cosi is appropriately managed for each daypart by changing the music and lighting throughout the day. Our restaurants are located in a wide range of markets and trade areas, including business districts and residential communities in both urban and suburban locations. By operating in multiple dayparts, we believe we are able to maximize revenues and leverage both development and operating costs.



     We opened 17 new restaurants in fiscal 2000, 17 new restaurants in fiscal 2001, 25 new restaurants in fiscal 2002 and six new restaurants in the first quarter of fiscal 2003. No new restaurants were opened in the second and third quarters of fiscal 2003. We closed one restaurant and our mini-training restaurant associated with the Xando Coffee and Bar former headquarters in fiscal 2000 and closed one restaurant in addition to our World Trade Center restaurant, our World Trade Center kiosk and our World Financial Center restaurant, which were closed due to the events of September 11th in fiscal 2001. We closed one restaurant in the first quarter of fiscal 2002, which was not suited for remodeling to our current prototype, and we closed six under-performing restaurants in the first nine months of fiscal 2003, three in the first quarter of fiscal 2003 and three in the third quarter of 2003. Subsequent to September 29, 2003 we closed two underperforming restaurants and have identified 13 additional units, eight of which were opened in late 2002 and early 2003, which we believe can improve performance. If such improvements do not occur, we may close some or all of these restaurants which would result in additional impairment charges. Our World Financial Center restaurant re-opened on September 9, 2002 and as of November 4, 2003, we operate 89 restaurants.

                                                                                      NINE MONTHS
                                                               FISCAL YEAR               ENDED
                                                          ----------------------     SEPTEMBER 29,
                                                          2000      2001      2002         2003
                                                          ----     ------     ----     -------------
Restaurants open at beginning of period.................    38(a)      53(a)    67          91
Restaurants opened......................................    17         17       25(b)        6
Restaurants closed......................................     2          3(a)(b)  1           6
Restaurants open at end of period.......................    53(a)      67       91          91


---------------

(a)  Includes Kiosk location formerly operated in World Trade Center Plaza.

(b) Excludes World Financial Center location, which closed September 11, 2001, and re-opened September 9, 2002.

     Our financial performance in fiscal 2001 and fiscal 2002 was adversely affected by the results of the 16 restaurants that we operated in New York Central Business District locations. These restaurants have high, market specific, fixed expenses and were disproportionately impacted by the economic recession in 2001 and 2002 and the events of September 11, 2001.

CRITICAL ACCOUNTING POLICIES


     Our consolidated financial statements and the notes to our consolidated financial statements contain information that is pertinent to management's discussion and analysis of financial conditions and results of operations. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities. We believe the following critical accounting policies involve additional management judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset and liability amounts.



     Statement of Financial Accounting Standards ("SFAS") 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," supercedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and APB Opinion No. 30, "Reporting Results of Operations Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 retains the fundamental provisions of SFAS 121 for recognition and measurement of impairment, but amends the accounting and reporting standards for segments of a business to be disposed of. We adopted the provisions of this statement beginning in fiscal 2002. SFAS 144 requires management judgments regarding the future operating and disposition plans for marginally performing assets, and estimates of expected realizable values for assets to be sold. Actual results may differ from those estimates. The application of SFAS 144, and previously SFAS 121, has affected the amount and timing of charges to operating results that have been significant in recent years. We evaluate possible impairment at the individual restaurant level and record an impairment loss whenever we determine impairment factors are present. We have developed and implemented an operational improvement plan, and we undertake impairment reviews periodically. We consider a history of restaurant operating losses to be the primary indicator of potential impairment for individual restaurant locations. We have identified certain units that have been impaired and recorded charges of approximately $3.5 million (related to eight restaurants) in the statement of operations for the nine months ended September 29, 2003, and $1.1 million (related to two restaurants), $7.2 million (related to 14 restaurants, including one damaged in the events of September 11, 2001), and $5.8 million (related to ten restaurants) in the statements of operations for 2002, 2001 and 2000, respectively. A lack of improvement at the 13 restaurants we are monitoring, or deteriorating results at other restaurants, could result in additional impairment changes. Historically, we have not recorded material additional impairment charges subsequent to the initial determination of impairment.



     For all exit activities prior to December 31, 2002, we estimated our likely liability under contractual leases for restaurants that have been, or will be, closed. Such estimates have affected the amount and timing of charges to operating results that have been significant in recent years and are impacted by management's judgments about the time it may take to find a suitable subtenant or assignee, or the terms under which a termination of the lease agreement may be negotiated with the landlord.


     In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses accounting for restructuring, discontinued operation, plant closing or other exit or disposal activity. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred, rather than at the date of a commitment to an exit or disposal plan. SFAS 146 has been applied prospectively to exit or disposal activities initiated after December 31, 2002.



     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The additional disclosure requirements of SFAS 148 are effective for fiscal years ending after December 15, 2002, and have been incorporated into the accompanying financial statements and footnotes. We have elected to continue to follow the intrinsic value method of accounting as prescribed by APB 25 to account for employee stock options.


     We have recorded a full valuation allowance to reduce our deferred tax assets related to net operating loss carry forwards. A positive adjustment to income will be required in future years if we determine that we could realize these deferred tax assets.

NET SALES

     Our sales are composed almost entirely of food and beverage sales.

COMPARABLE RESTAURANT SALES


     In calculating comparable restaurant sales, we include a restaurant in the comparable restaurant base after it has been in operation for 15 full months. At fiscal year end 2000, there were 34 restaurants in the comparable restaurant base. At fiscal year end 2001, there were 40 restaurants in the comparable restaurant base. At fiscal year end 2002, there were 57 restaurants in our comparable restaurant base. At September 29, 2003, and September 30, 2002, there were 66 and 55 restaurants in the comparable restaurant base, respectively.


COSTS AND EXPENSES

     Cost of goods sold. Cost of goods sold is composed of food and beverage costs. Food and beverage costs are variable and increase with sales volume.

     Restaurant operating expenses. Restaurant operating expenses include direct hourly and management wages, bonuses, taxes and benefits for restaurant employees, and other direct restaurant level operating expenses including the cost of supplies, restaurant repairs and maintenance, utilities, rents and related occupancy costs.

     General and administrative expenses. General and administrative expenses include all corporate and administrative functions that support our restaurants and provide an infrastructure to facilitate our future growth. Components of these expenses include executive management; supervisory and staff salaries, bonuses and related taxes and employee benefits; travel; information systems; training; support center rent and related occupancy costs and professional and consulting fees. The salaries, bonus and employee benefits costs included as general and administrative expenses are generally more fixed in nature and do not vary directly with the number of restaurants we operate.

     Depreciation and amortization. Depreciation and amortization principally includes depreciation on restaurant assets.

     Restaurant pre-opening expenses. Restaurant pre-opening expenses, which are expensed as incurred, include the costs of recruiting, hiring and training the initial restaurant work force, travel, the cost of food and labor used during the period before opening, the cost of initial quantities of supplies and other direct costs related to the opening of, or remodeling of, a restaurant.


     Our fiscal year ends on the Monday falling nearest to December 31st. Fiscal years 2000, 2001 and 2002 each included 52 weeks.


RESULTS OF OPERATIONS


     Our operating results for fiscal years 2000, 2001 and 2002, and for the nine months ended September 30, 2002 and September 29, 2003, expressed as a percentage of sales, were as follows:



                                                                    NINE MONTHS ENDED
                                           FISCAL YEAR        -----------------------------
                                      ---------------------   SEPTEMBER 30,   SEPTEMBER 29,
                                      2000    2001    2002        2002            2003
                                      -----   -----   -----   -------------   -------------
Net Sales...........................  100.0%  100.0%  100.0%      100.0%          100.0%
Costs and Expenses
Cost of goods sold..................   27.0%   26.8%   26.9%       26.8%           28.0%
Restaurant operating expenses.......   62.8%   64.3%   60.2%       60.0%           63.4%
                                      -----   -----   -----       -----           -----
Total costs of sales................   89.8%   91.1%   87.1%       86.8%           91.4%
General and administrative
  expenses..........................   28.8%   26.2%   21.1%       21.1%           19.3%
Depreciation and amortization.......   12.0%    9.5%    6.9%        6.9%            7.1%
Restaurant pre-opening expenses.....    2.8%    2.1%    2.2%        1.5%            0.5%
Provision for losses on asset
  impairments and disposals.........   11.4%   12.1%    1.3%         --             6.9%
Lease termination costs.............    0.9%    9.1%   (1.4)%        --            (0.4)%
                                      -----   -----   -----       -----           -----
Operating income (loss).............  (45.8)% (50.0)% (17.2)%     (16.3)%         (24.8)%
Other income (expense)
Interest income.....................    0.9%    0.5%    0.1%        0.1%            0.0%
Interest expense....................   (0.4)%  (0.9)%  (1.4)%      (1.2)%          (0.1)%
Amortization of deferred financing
  costs.............................     --    (0.1)%  (0.7)%      (0.1)%          (0.1)%
Loss on early extinguishment of
  debt..............................     --      --    (6.0)%        --              --
Other income (expense)..............     --      --     0.5%        0.1%            0.1%
                                      -----   -----   -----       -----           -----
       Total other income (expense),
          net.......................    0.5%   (0.4)%  (7.5)%      (1.1)%          (0.1)%
                                      -----   -----   -----       -----           -----
Net income (loss)...................  (45.4)% (50.5)% (24.7)%     (17.4)%         (24.9)%



  NINE MONTHS ENDED SEPTEMBER 29, 2003 VS. NINE MONTHS ENDED SEPTEMBER 30, 2002


  Net Sales


     Sales increased $21.0 million, or 34.5%, to $82.1 million in the first nine months of fiscal 2003, from $61.1 million in the first nine months of fiscal 2002. This increase was primarily due to the full period contribution of sales from the 20 restaurants opened during fiscal 2002, from sales of six restaurants opened during the first quarter of fiscal 2003 and from an increase in comparable restaurant sales. Management estimates that in the current quarter, the combination of our closing of 22 restaurants for the breakfast daypart, a blackout in the northeast and a hurricane in the Mid Atlantic region resulted in a sales decrease of $0.5 million.



     For the first nine months of fiscal 2003, comparable restaurant sales increased 5.0%. In our comparable restaurants, in the first 9 month of fiscal 2003, our transaction count increased 3.7% and our average check increased 1.2% compared to the first nine months of last year.



     During the third quarter of 2003, we identified 22 restaurants that had insufficient profit contribution from the breakfast daypart. As a result, we closed those restaurants during the breakfast daypart. While these breakfast closures will have a negative impact on our sales growth going forward, we believe that the closures will improve our future profitability. However, there can be no assurances that this action will have a positive impact on our profitability.


  Costs and Expenses


     Cost of goods sold. Year-to-date, cost of goods sold increased $6.6 million, or 40.6% to $23.0 million, from $16.4 million in the first nine months of fiscal 2002. As a percentage of sales, cost of goods sold increased to 28.0% of sales in the first nine months of fiscal 2003, from 26.8% in the first nine months of fiscal 2002. The increase in cost of goods sold as a percentage of sales this year was primarily due to a shift in our sales mix in 2003 when compared to 2002 as a percentage of sales. During the third quarter of fiscal 2003, food sales increased to 75.3% of total sales, from 70.0% in last year's quarter, with an offsetting reduction in our beverage sales, which were 24.7% of total sales in this year's quarter, compared to 30.0% in last year's quarter. Our food sales have a higher cost of sales when compared to our beverage sales. Additionally, for most of the first quarter of fiscal 2002 our menu prices were higher than they were in 2003, contributing to lower cost of goods sold, as a percentage of sales in 2002, when compared to 2003.



     Also, within the food category, we have seen an increase in the percentage of sales of salads this year. Produce costs were higher in the second quarter this year when compared to last year due to the adverse weather conditions this spring and increased demand for produce. These higher produce costs, combined with the disproportionate increase in our salad sales also contributed to the increase in cost of goods sold. Late in the second quarter we adjusted our menu prices for salads upward in order to more appropriately price our salad products versus our competitors' prices.



     Restaurant operating expenses. Year-to-date, restaurant operating expenses increased by $15.4 million, or 42.0%, to $52.1 million in the first nine months of fiscal 2003, from $36.7 million in the first nine months of fiscal 2002. This increase is primarily due to the increase in the number of restaurants in operation this year vs. last year. As a percentage of sales, restaurant operating expenses increased to 63.4% of sales in the first nine months of fiscal 2003, from 60.0% in the first nine months of fiscal 2002. This increase, as a percentage of sales, was primarily due to increases in labor costs as a percentage of sales due to sales performance of new stores opened subsequent to the second quarter of 2002 that was less than management anticipated.



     General and administrative costs. Year-to-date, general and administrative costs increased by $3.0 million, or 23%, to $15.9 million in the first nine months of fiscal 2003, from $12.9 million in the first nine months of fiscal 2002. This increase is primarily due to a $3.0 million employee severance charge recorded in the current year. As a percentage of sales, general and administrative costs decreased to 19.3% of sales in the first half of fiscal 2003, from 21.1% of sales in the first nine months of fiscal 2002. The decrease as a percentage of sales was entirely due to sales leverage against these costs. Excluding the employee severance charge, general and administrative costs decreased to 15.7% of sales in this fiscal year's first nine months, compared with 21.1% for the same period last year.



     Depreciation and amortization. Year-to-date, depreciation and amortization increased $1.7 million, or 40.2%, to $5.8 million in the first nine months of fiscal 2003, from $4.1 million in the first nine months of fiscal 2002. This increase was primarily due to additional depreciation expense for restaurants opened subsequent to the third quarter of fiscal 2002. As a percentage of restaurant sales, depreciation and amortization increased to 7.1% of sales in the first nine months of fiscal 2003, compared to 6.8% of sales in the first nine months of fiscal 2002. This increase, as a percentage of sales, is primarily due to the lower per unit sales performance in restaurants opened since the second quarter of fiscal 2002.



     Restaurant pre-opening expenses. Year-to-date, restaurant pre-opening expenses decreased $0.5 million to $0.4 million in the first nine months of fiscal 2003, from $0.9 million in the first nine months of fiscal 2002. As a percentage of restaurant sales, restaurant pre-opening expenses decreased to 0.5% of sales in the first nine months of fiscal 2003, from 1.5% of sales in the first nine months of fiscal 2002. This decrease is due to the decrease in the number of new restaurants opened or remodeled in the first nine months of fiscal 2003. Six new restaurants were opened in the first nine months of fiscal 2003 compared to five new restaurants and five remodeled restaurants opened in the first nine months of fiscal 2002.

     Loss on impairment of property and equipment and restaurant disposals. Year-to-date, we have recognized $5.7 million of asset impairment and store disposal costs. Of this, approximately $0.6 million represents charges related to the closure of three under performing restaurants during the first quarter, approximately $1.3 million were charges taken on twenty-five locations which were in our development pipeline but have been cancelled, and approximately $3.8 million represents impairment charges taken on nine underperforming restaurants, three of which have been identified for closure in the future. We have identified thirteen additional units, eight of which were opened in late 2002 and early 2003, in which we believe that performance improvements can be achieved. However, if such improvements are not realized additional impairment charges will be necessary.



     Lease termination costs. Year-to-date in fiscal 2003, we have recognized $0.3 million of lease termination income related to the reversal of some lease termination accruals where we were able to exit the lease on a more favorable basis than previously anticipated offset by costs incurred to exit five leases. No such charges or income were recognized during the first nine months of fiscal 2002.



     We announced previously that our Board of Directors had concluded that the Company's financial performance would be strengthened by closing in an orderly fashion as many as 13 of the Company's restaurants, three of which were closed in the first quarter of fiscal 2003 with another three closed in the third quarter of fiscal 2003. Future closings are dependent on our ability to negotiate acceptable terms with our landlords to terminate the leases for those units, or on our ability to locate acceptable sub-tenants or assignees for the leases at those locations. Moreover, future closings may result in additional lease termination costs. Subsequent to the end of the third quarter we closed two additional locations, and have assigned the leases to those locations to new tenants. However, we remain liable under our prime lease. There can be no assurances that we will be successful in negotiating terms that will enable us to close additional underperforming units.



     Interest income and expense. During the first nine months of fiscal 2003 and first nine months of fiscal 2002, interest income was less than $0.01 million. Year-to-date interest expense has decreased $0.6 million to $0.2 million in the first nine months of fiscal 2003 from $0.8 million in the first nine months of fiscal 2002. The decrease in interest expense is primarily due to the repayment of borrowings under our 13% senior subordinated notes due 2006, which were outstanding during the first nine months of fiscal 2002. Those notes were repaid in December 2002 with proceeds from our initial public offering.



     Amortization of deferred financing costs. During the first nine months of fiscal 2002, we recorded $0.4 million in amortization of deferred financing costs, and accretion of debt discount on our senior secured credit facility, our senior subordinated credit facility and on our equipment loan credit facility. This compares to $0.1 million recorded in the first nine months of fiscal 2003, primarily related to our equipment loan credit facility. The decrease is due to the repayment of our senior subordinated notes in connection with our initial public offering in November 2002.



     Other income. In the first nine months of fiscal 2002, we recorded $0.4 million of other income, principally the receipt of business interruption proceeds related to our World Financial Center restaurant, which was closed from September 11, 2001 until early September 2002.


  FISCAL YEAR 2002 VS. FISCAL YEAR 2001

  Net Sales

     Sales increased $14.2 million, or 20.3%, to $84.4 million in 2002, from $70.2 million in fiscal 2001. This increase was primarily due to the full period contribution of sales from restaurants opened in fiscal 2001, from sales of restaurants opened in 2002 and from an increase in comparable restaurant sales of 4%. This was partially offset by the loss of our World Trade Center restaurant and the closure of our World Financial Center restaurant due to the events of September 11, 2001. Our World Financial Center restaurant reopened in September 2002. Additionally, one restaurant was not suited for remodeling to our current prototype and was closed during the period. Comparable restaurant sales were adversely affected by the effect of the economic downturn on our New

York City Central Business District restaurants, the effect of September 11, 2001, on all of our restaurants and the reduction of our menu pricing during the first quarter of fiscal 2002. Excluding the New York City Central Business District restaurants, comparable restaurant sales increased 9% for the year. This increase was driven by the sales performance of the six remodeled restaurants that were open for the full period and the eight restaurants that were remodeled during the period, all of which were remodeled to incorporate our full product line.

  Costs and Expenses

     Cost of goods sold. Cost of goods sold increased $3.9 million, or 20.8%, to $22.7 million in fiscal 2002, from $18.8 million in fiscal 2001. As a percentage of sales, cost of goods sold increased to 26.9% of sales in fiscal 2002, from 26.8% in fiscal 2001. The increase in cost of goods sold as a percentage of sales was primarily due to the reduction in our menu pricing during the first quarter of fiscal 2002 and to a shift in our sales mix due to the expansion of our food offering in 2002. During the year, food sales increased to 70.7% of total sales, from 66.2% last year, with an offsetting reduction in our beverage sales, which were 29.3% of total sales, compared to 33.8% last year. Our food sales have a higher cost of sales when compared to our beverage sales. These increases were partially offset by improvements in our food costs, as a percentage of food sales, as we were able to reduce our ingredient costs through better purchasing and through menu changes.

     Restaurant operating expenses. Restaurant operating expenses increased by $5.7 million, or 12.7%, to $50.8 million in fiscal 2002, from $45.1 million in fiscal 2001. This increase is primarily due to the increase in the number of restaurants in operation this year. As a percentage of sales, restaurant operating expenses decreased to 60.2% of sales in fiscal 2002, from 64.3% in fiscal 2001. This reduction was primarily due to reductions in our labor costs.

     General and administrative costs. General and administrative costs decreased by $0.6 million, or 3.0%, to $17.8 million in fiscal 2002, from $18.4 million in fiscal 2001. As a percentage of sales, general and administrative costs decreased to 21.1% of sales in fiscal 2002, from 26.2% of sales in fiscal 2001. The decrease as a percentage of sales was primarily due to sales leverage against these costs. General and administrative costs in 2001 included approximately $0.8 million of one-time expenses, including severance payments related to the continued enhancement of our management team. Excluding these one-time costs from 2001, our general and administrative costs were essentially held flat in 2002.

     Depreciation and amortization. Depreciation and amortization decreased $0.8 million, or 12.5%, to $5.9 million in fiscal 2002, from $6.7 million in fiscal 2001. This decrease was primarily due to additional depreciation expense in the first half of fiscal 2001 on assets to be disposed of in connection with restaurant remodels, as well as reduced depreciation in fiscal 2002 on assets for which impairment write-downs were taken in fiscal 2001. As a percentage of restaurant sales, depreciation and amortization decreased to 6.9% of sales in fiscal 2002, compared to 9.5% of sales in fiscal 2001. During 2002, our restaurant opening program was weighted toward the latter part of the year, with 12 of the 25 new restaurants opening in the last quarter. Therefore, only a limited amount of depreciation expense was recorded for these new restaurants in 2002.

     Restaurant pre-opening expenses. Restaurant pre-opening expenses increased to $1.8 million in fiscal 2002, from $1.4 million in fiscal 2001. As a percentage of restaurant sales, restaurant pre-opening expenses increased to 2.2% of sales in fiscal 2002, from 2.1% of sales in fiscal 2001. This increase as a percentage of sales is due to the limited amount of sales recorded by our restaurants opened in 2002. As noted above, 12 of the 25 new restaurants were opened in the last quarter. Including restaurants that were remodeled in each year, restaurant pre-opening costs were reduced from approximately $63,000 per restaurant in 2001 to $54,000 in 2002.

     Loss on impairment of property and equipment and restaurant closures. During fiscal 2002, we recognized $1.1 million of asset impairment costs (related to two under performing restaurants) compared to $7.2 million (related to 14 restaurants) in 2001. In 2001, we also recorded restaurant closure costs of $1.3 million related to the loss of our World Trade Center restaurant.

     Lease termination costs. During 2002, we recorded a credit of $1.2 million, as we revised our estimates of the expected cost to terminate leases on locations that are closed, or are expected to close. Of this amount,

$0.4 million was related to a reserve we had established last year for our restaurant in the World Financial Center, which had been closed due to the terrorist attacks on September 11, 2001. That restaurant was reopened in September of 2002, and has been performing satisfactorily since then. The remaining $0.8 million of adjustments to our lease termination reserves represent revisions to our estimated liabilities related to ten other locations that are closed, or are expected to close. During fiscal 2001, we recorded $6.4 million of these costs.

     Interest income and expense. During fiscal 2002, interest income was $0.1 million, down from $0.3 million from the same period a year ago. This was due to a decrease in the average investable cash balance during the period and lower interest rates available on short-term investments. Interest expense increased $0.6 million to $1.2 million from $0.6 million in fiscal 2001. The increase in interest expense is due to borrowings under our 12% senior secured notes due 2004 and our 13% senior subordinated notes due 2006, neither of which were outstanding during the first nine months of fiscal 2001. Those notes were repaid in December 2002 with proceeds from our initial public offering.

     Amortization of deferred financing costs and debt discount. During fiscal 2002, we recorded $0.5 million in amortization of deferred financing costs, and accretion of debt discount on our senior secured credit facility, our senior subordinated credit facility and on our equipment loan credit facility. This compares to $0.1 million recorded in 2001, primarily related to our equipment loan credit facility. The increase is due to amortization of debt discount related to our senior subordinated credit facility, which was in place for 11 months of the year and due to amortization of deferred financing costs and debt discount related to our senior secured credit facility, which was in place for a portion of the third and fourth quarters in fiscal 2002.

     Loss on early extinguishment of debt. In the fourth quarter of fiscal 2002, we repaid our senior subordinated and senior secured credit facilities. At the time of repayment, we wrote off $5.1 million in unamortized deferred financing costs and debt discount related to these credit facilities.

     Other income. During fiscal 2002, we recorded $0.4 million of other income, principally the receipt of business interruption insurance proceeds related to our World Financial Center restaurant, which was closed from September 11, 2001 until early September 2002.

  FISCAL YEAR 2001 VS. FISCAL YEAR 2000

  Net Sales

     Sales increased $19.0 million, or 37.1%, to $70.2 million in fiscal 2001, from $51.2 million in fiscal 2000. This increase was primarily due to sales from the 17 new restaurants opened in fiscal 2001 and the full year contribution of sales from restaurants opened in fiscal 2000. This increase was partially offset by a 2% decrease in sales of the restaurants in our comparable restaurant base at the end of the period, the closure of our World Financial Center restaurant due to the events of September 11, 2001, the closure of the mini-training restaurant associated with the Xando Coffee and Bar former headquarters and one additional restaurant closure. The decrease in comparable restaurant sales was primarily due to the especially acute effect of the economic downturn on our New York Central Business District restaurants as well as the significant impact of the events of September 11th. Excluding the New York Central Business District restaurants, comparable restaurant sales increased 7% in fiscal 2001, including an 11% increase in the fourth quarter of fiscal 2001. This increase was partially due to comparable restaurant sales in six restaurants that were remodeled during the year to incorporate our full product line.

  Costs and Expenses

     Cost of goods sold. Cost of goods sold increased $5.0 million, or 35.7%, to $18.8 million in fiscal 2001, from $13.8 million in fiscal 2000. As a percentage of sales, cost of goods sold decreased to 26.8% of sales in fiscal 2001, from 27.0% in fiscal 2000. The decrease in cost of goods sold was primarily due to the full year benefit of the elimination of our commissary during fiscal 2000.

     Restaurant operating expenses. Restaurant operating expenses increased $12.9 million, or 40.2%, to $45.1 million in fiscal 2001, from $32.2 million in fiscal 2000. As a percentage of sales, restaurant operating expenses increased to 64.3% of sales in fiscal 2001, from 62.8% in fiscal 2000. This increase, which was primarily labor costs, was due to the development of the Cosi and Cosi Downtown prototypes, and the related restaurant operating systems. These prototypes are expected to be the basis for the future expansion of both the Cosi and Cosi Downtown concepts. Additionally, sales were adversely affected by the events of September 11, 2001, which resulted in the fixed components of restaurant operating expenses increasing as a percentage of sales.

     General and administrative expenses. General and administrative expenses increased $3.6 million, or 24.3%, from $14.8 million in fiscal 2000 to $18.4 million in fiscal 2001. The increase was primarily due to the development of the support systems associated with our growth strategy and $0.8 million of one-time expenses, including severance payments related to the continued enhancement of our management team. As a percentage of sales, general and administrative expenses decreased to 26.2% of sales in fiscal 2001, from 28.8% of sales in fiscal 2000, due to leveraging of our existing infrastructure.

     Depreciation and amortization. Depreciation and amortization increased $0.5 million, or 8.6%, to $6.7 million in fiscal 2001, from $6.2 million in fiscal 2000. This increase was due to depreciation on restaurants opened in 2001 and a full year's depreciation on restaurants opened in 2000 of $1.4 million. These increases were offset by a $0.9 million reduction from asset impairment write-downs in connection with continued refinement of our restaurant prototype.

     Restaurant pre-opening expenses. Restaurant pre-opening expenses remained constant at $1.4 million in fiscal 2001, despite an increase in the number of restaurants opened or remodeled. We opened or remodeled 23 restaurants in 2001 versus 18 in 2000. Both labor and travel costs were reduced in our average pre-opening expenses per restaurant as we continued the refinement of our training programs and penetrated existing markets.

     Loss on impairment of property and equipment and restaurant closures. Loss on impairment of property and equipment and restaurant closures increased $2.6 million to $8.5 million in fiscal 2001, from $5.8 million in fiscal 2000. These costs were due to asset impairment write-downs, the loss of our World Trade Center restaurant, World Trade Center kiosk and World Financial Center restaurant and the closure of a restaurant.

     Lease termination costs. Lease termination costs increased $5.9 million to $6.4 million in fiscal 2001, compared to $0.5 million in fiscal 2000. These costs were primarily due to lease terminations in connection with restaurants closed or planned to close in connection with the continued refinement of our restaurant prototype in fiscal 2001.

     Interest income and expense. Interest income decreased $0.1 million to $0.3 million in fiscal 2001, from $0.4 million in fiscal 2000. Interest expense increased $0.4 million to $0.6 million in fiscal 2001, from $0.2 million in fiscal 2000. The increase is due to interest on our term loans drawn down in late fiscal 2000, which were outstanding for all of fiscal 2001, and interest on our senior subordinated debt, which was issued in November 2001.

     Amortization of Deferred Financing Costs and Debt Discount. During 2001, we recorded $0.1 million in amortization of deferred financing costs and debt discount primarily related to our Equipment Loan Credit Facility.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS AND SEASONALITY

     Our quarterly operating results may fluctuate significantly as a result of a variety of factors, including the timing of new restaurant openings and related expenses, profitability of new restaurants, increases or decreases in comparable restaurant sales, general economic conditions, consumer confidence in the economy, consumer preferences, competitive factors, unanticipated increases in food, labor, commodity, energy, insurance and other operating costs, weather conditions and seasonal fluctuations.

LIQUIDITY AND CAPITAL RESOURCES


     Cash and cash equivalents were $3.2 million on September 29, 2003, compared with $13.0 million on December 30, 2002, $4.5 million at December 31, 2001 and $5.1 million at January 1, 2001. Our working capital was a deficit of $7.6 million on September 29, 2003, compared with working capital of $0.8 million as of December 30, 2002, a deficit of $5.3 million at December 31, 2001 and a deficit of $2.8 million at January 1,

2001. Our principal requirements for cash are funding operations, maintaining or remodeling existing restaurants and funding the incorporation of a franchising and area developer model into our business strategy. During the first nine months of fiscal 2003, we financed our requirements for capital with the proceeds from the initial public offering of our common stock which was completed in November of 2002 and from the proceeds of the $3 Million Note and the $1.5 Million Note described below.



     Net cash used in operating activities for the nine months ended September 29, 2003 was $10.0 million, compared to $7.8 million for the nine months ended September 30, 2002. Funds used in operating activities in the first nine months of 2003 increased primarily as a result of an increase in our net loss compared to the first nine months of 2002, and from our payment of accounts payable that were outstanding at the end of the year. Net cash used in operating activities for the 52 weeks ended December 30, 2002, was $5.8 million, compared to $12.4 million for the 52 weeks ended December 31, 2001 and $8.5 million for the 52 weeks ended January 1, 2001. Funds used in operating activities in 2002 decreased primarily as a result of a reduction in our net loss compared to 2001, and an increase in our accounts payable at year-end. Accounts payable were unusually high at year-end due to the high level of purchases associated with our new restaurants opened in the fourth quarter of 2002, and those opened in the first quarter of 2003.



     Total capital expenditures for the nine months ended September 29, 2003 were $3.6 million, compared to expenditures of $12.2 million for the nine months ended September 30, 2002. These expenditures were primarily related to the opening of six new restaurants during the first half of fiscal 2003, and remodeling five existing restaurants and constructing five new restaurants during the first half of fiscal 2002. Total capital expenditures for the 52 weeks ended December 30, 2002 were $27.2 million, compared to expenditures of $20.4 million for the 52 weeks ended December 31, 2001. These expenditures were primarily related to the opening of 25 new restaurants and remodeling of nine restaurants, including the reopening of our World Financial Center restaurant, during the 52 weeks ended December 30, 2002, and the opening of 17 new restaurants and remodeling of six existing restaurants in 2001. Total capital expenditures were $18.2 million for fiscal 2000, and were primarily related to the opening of 17 new restaurants and for remodeling of one existing restaurant.



     Net cash provided by financing activities was $3.5 million for the nine months ended September 29, 2003. During the period, we borrowed approximately $4.5 million under the $3 Million Note and the $1.5 Million Note and made scheduled repayments of $0.9 million and $0.1 million related to our outstanding long-term debt and capital lease obligations, respectively. Net cash provided by financing activities was $41.8 million for the 52 weeks ended December 30, 2002, $32.1 million for the 52 weeks ended December 31, 2001, and $25.0 million for the 52 weeks ended January 1, 2001.



     During fiscal 2002, we issued approximately 1.1 million shares of Series C preferred stock and received approximately $19.3 million, net of offering costs. Of this, approximately $3.6 million represented the exchange of approximately $3.5 million face amount of our 13% Senior Subordinated Notes and accrued interest. We also issued approximately 5.6 million shares of our common stock in our initial public offering and received approximately $32.8 million, net of offering costs. Prior to our initial public offering, we issued approximately $0.5 million of additional Senior Subordinated Notes and accrued $0.8 million of interest on these notes, and issued approximately $9.5 million face amount of our 12% Senior Secured notes and accrued $0.2 million of interest on these notes. During the fiscal 2002 period, we made scheduled repayments of $0.9 and $0.4 million related to our other outstanding long-term debt and capital lease obligations, respectively. Approximately $6.6 million of the proceeds from our initial public offering were used to repay our outstanding 13% Senior Subordinated notes, including accrued interest and pre-payment premium, and approximately $7.5 million of proceeds and approximately $2.1 million of available cash were used to repay our outstanding 12% Senior Secured notes, including accrued interest. In fiscal 2001, we sold approximately 1.4 million shares of Series C Preferred Stock and received approximately $24.1 million, net of offering costs. In November 2001, we entered into Senior Subordinated Note and Warrant purchase agreements with a group of investors, pursuant to which we received approximately $9.3 million in proceeds. During 2001, we entered into other financing agreements totaling approximately $0.4 million and repaid approximately $1.4 million on existing loans and capital leases. There is one note payable outstanding under our equipment loan credit facility that is due December 1, 2003 at an interest rate of 8.5%.

     During the first nine months of fiscal 2003, we experienced lower sales and operating profits than we had projected, mostly related to underperformance at new restaurants opened in the second half of 2002 and in the first quarter of 2003 and severe winter weather in the Northeast. In addition, our cash position has been adversely impacted by the payment of costs associated with restaurants in our development pipeline that we determined not to open. Primarily because of these developments, we determined that it was prudent to seek additional financing. Consequently, we obtained a $3 million line of credit from a bank to be used for general corporate purposes and borrowed the full amount on April 1, 2003. In addition, we announced our intention to pursue a rights offering to raise approximately $14 million. In connection therewith, we announced that a group of our shareholders (the "Funding Parties," defined below) indicated that they will commit to provide funding in the amount of up to $8.5 million of the rights offering. This commitment is subject to, among other things, our shareholders approving the conversion feature of the $3 Million Note and the $1.5 Million Note (described below). The $3 Million Note and the $1.5 Million Note bear interest at 75 basis points over Bank of America's prime lending rate and are each secured by all of our tangible and intangible property, other than equipment pledged to secure our equipment loan credit facility. We paid the bank fees and expenses of approximately $22,000 upon funding of the $3 Million Note. The $3 Million Note was guaranteed, jointly and severally, by Eric J. Gleacher, one of our stockholders and one of our former directors; Charles G. Phillips, one of our stockholders, and Ziff Investors Partnership, L.P. II, an entity related to ZAM Holdings, L.P., our largest stockholder. On October 30, 2003, the bank assigned the $3 Million Note to these persons or their designees, and the maturity date was extended to December 31, 2004. Upon assignment of the note, we issued amended and restated promissory notes in the amount of $1,943,068.74, $759,397.00 and $304,634.26 (collectively, the "$3 Million Note"). Subject to the receipt of shareholder approval of the conversion feature of the senior secured notes, each holder will have the right to convert, in whole or in part, their pro rata share of the note plus accrued and unpaid interest into shares of our common stock at a conversion price equal to the lesser of $1.50 or 85% of the weighted average price per share of our common stock for the fifteen trading day period ending three trading days before the conversion date. If our stockholders approve the conversion feature of the senior secured notes and if we consummate the rights offering, the $3 Million Note and the $1.5 Million Note will be converted by the holders.



     On August 5, 2003, we entered into an Investment Agreement (the "Investment Agreement") with Eric J. Gleacher, Charles G. Phillips, LJCB Nominees Pty Ltd, and ZAM Holdings, L.P. (together, the "Funding Parties") Pursuant to the Investment Agreement, subject to certain conditions, the Funding Parties have agreed to provide funding to us in an aggregate amount up to $8.5 million reduced by the amount outstanding under the $3 Million Note and the $1.5 Million Note. At the option of the Funding Parties, the Funding Parties may fund such greater amount permitted by the Investment Agreement to allow the Funding Parties to maintain certain relative ownership levels. If our stockholders (other than the Funding Parties) subscribe for at least $2.0 million worth of shares in this rights offering, the Funding Parties would, subject to certain conditions, provide this funding in the form of an investment in our common stock at the subscription price. If our stockholders (other than the Funding Parties) do not subscribe for at least $2.0 million worth of shares in this rights offering, we will not consummate this offering and the Funding Parties will, subject to certain conditions, provide this funding in the form of, at their option, a purchase of shares of our common stock at the subscription price or the purchase of a senior secured note which is convertible into shares of our common stock. The Funding Parties agreed not to exercise their basic subscription privilege or over-subscription privilege in the rights offering. If our stockholders (other than the Funding Parties) subscribe for at least $7.5 million worth of shares in this rights offering, the Funding Parties are not obligated to provide any additional funding to us (other than the $3 Million Note and the $1.5 Million Note). The $8.5 million in funding described above is allocated as follows: (a) Mr. Gleacher, $2,000,000; (b) Mr. Phillips, $750,000;
(c) LJCB, $750,000 and (d) ZAM Holdings, L.P. $5,000,000.



     In order to ensure that we would have sufficient cash resources pending consummation of the rights offering, on August 5, 2003, Mr. Gleacher and ZAM Holdings provided $1,348,042.50 of the Funding Parties' $8.5 million commitment in the form of two senior secured promissory notes, and on August 6, 2003, Mr. Phillips provided $151,957.50 of the Funding Parties' commitment in the form of a senior secured promissory note. All three notes equal an aggregate of $1.5 million (collectively, the "$1.5 Million Note"). The terms of the $1.5 Million Note are substantially similar to the terms of the $3 Million Note, and the $1.5 Million Note matures on December 31, 2004. If approved by our stockholders, the $1.5 Million Note will be convertible into shares of our common stock, at the option of the holders thereof, at a conversion price equal to the lesser of $1.50 or 85%
of the weighted average price per share of our common stock for the fifteen trading day period ending three trading days before the conversion date. If our stockholders approve the conversion feature of the senior secured notes and if we consummate the rights offering, the $3 Million Note and the $1.5 Million Note will be converted by the holders.



     The Funding Parties funding commitment pursuant to the Investment Agreement is subject to certain conditions, including our stockholders approving the conversion feature of the $3 Million Note and the $1.5 Million Note and the Investment Agreement and the transactions contemplated thereby, including the rights offering. In order to provide us with sufficient liquidity and cash resources in the event that the conditions to the Investment Agreement are not satisfied, and consequently the Funding Parties are not obligated to provide funding under the Investment Agreement, on August 5, 2003, we entered into an agreement with Mr. Gleacher, Mr. Phillips and ZAM Holdings, L.P. pursuant to which Messrs. Gleacher and Phillips and ZAM Holdings, L.P. agreed to provide funding to us by purchasing senior secured promissory notes from us in the aggregate principal amount of $3 million if (i) the Rights Offering is abandoned by December 1, 2003; (ii) our stockholders do not approve (a) the conversion feature of the $3 Million Note and the $1.5 Million Note and (b) the Investment Agreement; (iii) as a result, the Funding Parties do not provide the funding contemplated by the Investment Agreement and (iv) our"Cumulative Modified EBITDA" for the months of July through October 2003 is no less than a loss of $1,185,000. "Cumulative Modified EBITDA" is defined in the agreement as (A) our earnings before interest, taxes, depreciation, amortization, asset impairment charges, restaurant closing costs and other items customarily and properly classified by us as one-time, extraordinary expenses for internal reporting purposes less (B) capital expenditures. Our Cumulative Modified EBITDA for this period satisfied condition (iv) above.



     The $3 million in additional funding would be provided in the form of a non-convertible secured promissory note with terms which may be substantially less favorable to us than the $3 Million Note and the $1.5 Million Note. The note would mature on January 15, 2005. Messrs. Gleacher and Phillips and ZAM Holdings L.P. will only provide this funding if our stockholders do not approve the conversion feature of the $3 Million Note and the $1.5 Million Note and the Investment Agreement, and we do not consummate the rights offering. In this event, the Funding Parties are only committed to provide an aggregate of $7.5 million (the $3 Million Note, the $1.5 Million Note and the $3 million non-convertible note described above) as opposed to up to $8.5 million pursuant to the Investment Agreement (the $3 Million Note, the $1.5 Million Note and up to $4 million pursuant to the Investment Agreement).


     We currently estimate that our current cash resources will be sufficient until the completion of the rights offering, or until the abandonment of the rights offering and funding of the remaining commitment by the Funding Parties.


     We currently estimate that our capital expenditures during 2003 will be approximately $3.7 million, principally for the opening of the six new restaurants that have already been opened, and for maintaining and remodeling existing restaurants. Most of these expenditures have been paid. The remainder will be funded through existing cash balances and from the proceeds from the $1.5 Million Note. We anticipate that our capital expenditures for the remainder of the year will be minimal.



     We plan to fund the operations, maintenance and growth of our restaurants primarily through the rights offering (including the senior secured notes and any other securities issued pursuant to the Investment Agreement) and internally generated cash flows produced by our existing restaurants. Our cash resources, and therefore our liquidity, are highly dependent upon the level of internally generated cash from operations and upon future financing transactions, including the transactions we have negotiated with the Funding Parties and the rights offering. If cash flows from our existing restaurants or cash flow from new restaurants that we open do not meet our expectations or are otherwise insufficient to satisfy our cash needs or expansion plans, we may have to seek additional financing from external sources to continue funding our operations, close underperforming restaurants or reduce or cease our plans to open or franchise new restaurants. We cannot predict whether such financing will be available on terms acceptable to us, or at all.


     In the event that our stockholders approve the conversion feature of the notes and the Investment Agreement and our stockholders, other than the Funding Parties, subscribe for at least $2 million in the rights offering, we will, subject to certain conditions, secure a minimum of $10.5 million of funding in the form of purchases of our common stock, including the conversion of the $3 Million Note and the $1.5 Million Note. We anticipate that this funding ($6 million of new cash proceeds), our current cash balances and expected internally generated cash flows will be sufficient to fund our cash requirements for the next twelve months.



     In the event that our stockholders approve the conversion feature of the notes and the Investment Agreement, but our stockholders, other than the Funding Parties, do not subscribe for a minimum of $2 million in the rights offering, we will not consummate the rights offering and we will, subject to certain conditions, obtain a maximum of $8.5 million in funding (including the $3 Million Note and the $1.5 Million Note already received) in the form of, at the option of the Funding Parties, a purchase of shares of our common stock at the subscription price or the purchase of a senior secured note which is convertible into shares of our common stock. In addition, the $3 Million Note and the $1.5 Million Note may remain outstanding and payable at maturity in December 2004, which could have an adverse effect on our expected near term working capital. In this event, we anticipate that this funding, our current cash balances and expected internally generated cash flows will be sufficient to fund our cash requirements for the next twelve months. However, we may need to secure additional financing upon the maturity of the $3 Million Note, the $1.5 Million Note and any notes issued pursuant to the Investment Agreement. There can be no assurance that such financing will be available on terms acceptable to us, or at all.



     In the event that our stockholders do not approve the conversion feature of the notes and the Investment Agreement, we will not consummate the rights offering and we will secure a maximum of $7.5 million in financing (including the $3 Million Note and the $1.5 Million Note already received). The $3 million in additional funding would be in the form of senior secured non-convertible notes due January 15, 2005. In addition, the $3 Million Note and the $1.5 Million Note will remain outstanding and payable at maturity in December 2004, which could have an adverse effect on our expected near term working capital. In this event, we anticipate that this funding, our current cash balances and expected internally generated cash flows will be sufficient to fund our cash requirements for the next twelve months; however, we expect that we would need to reduce or cease our plans to open or franchise new restaurants. We also may need to secure additional financing upon the maturity of the $3 Million Note and the $1.5 Million Note and the $3 million non-convertible note. There can be no assurance that such financing will be available on terms acceptable to us, or at all.


                            CONTRACTUAL OBLIGATIONS
                            AS OF SEPTEMBER 29, 2003


                                                    DUE OCTOBER -
                                                      DECEMBER      DUE IN 2004   DUE IN 2006   DUE AFTER
CONTRACTUAL OBLIGATIONS                TOTAL            2003         AND 2005      AND 2007       2007
-----------------------            --------------   -------------   -----------   -----------   ---------
                                   (IN THOUSANDS)
Notes payable....................    $  5,166.4       $  394.9       $ 4,639.4     $   100.8    $    31.3
Employee severance obligations...       1,858.6          356.0         1,502.6
Employment agreement.............
Capital lease obligations........           1.5            1.5
Operating lease obligations
  (a)(b).........................     103,020.6        3,153.0        26,158.7      25,859.8     47,849.0


---------------

(a) Amounts shown are net of $2.5 million of sublease rental income due under non-cancelable subleases.

(b) Includes approximately $11.6 million of obligations on leases for restaurants that have either been closed or are planned to be closed.

     We are obligated under non-cancelable operating leases for our restaurants and our administrative offices. Lease terms are generally for ten years with renewal options and generally require us to pay a proportionate share of real estate taxes, insurance, common area and other operating costs. Some restaurant leases provide for contingent rental payments.

PURCHASE COMMITMENT


     During fiscal year 1999, we entered into an exclusive coffee supply agreement with an unrelated third party ("Supplier"). The agreement calls for minimum purchases, in terms of both quantity and price, to be made by us of coffee beans and related products. The agreement is in effect through December 2003 but may be terminated by us or the Supplier provided 180 days notice is given in advance of such termination. We are obligated to purchase approximately $0.7 million of roasted coffee between now and fiscal year end 2003 under the terms of that agreement.



     During fiscal year 2002, we entered into a beverage marketing agreement with the Coca-Cola Company. Under the agreement, we are obligated to purchase approximately 2.0 million gallons of fountain syrups at the then-current annually published national chain account prices.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In April 2002, the FASB approved SFAS 145, "Rescission of FASB Statements No. 4, 44 and 54, Amendment of SFAS 13, and Technical Corrections." SFAS 145 rescinds previous accounting guidance, which required all gains and losses from extinguishment of debt be classified as an extraordinary item. Under SFAS 145, classification of debt extinguishment depends on the facts and circumstances of the transaction. SFAS 145 is effective for fiscal years beginning after May 15, 2002. SFAS 145 did not have a material impact on our financial position or results of our operations.



     In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses accounting for restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 did not have a significant impact on our financial position or results of our operations.


     In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." SFAS 148 amends SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The additional disclosure requirements of SFAS 148 are effective for fiscal years ending after December 15, 2002 and have been incorporated into the accompanying financial statements and footnotes. We have elected to continue to follow the intrinsic value method of accounting as prescribed by APB 25 to account for employee stock options.


     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements." FIN 46 defines variable interest entities and how an enterprise should assess its interests in a variable interest entity to decide whether to consolidate that entity. The interpretation requires certain minimum disclosures with respect to variable interest entities in which an enterprise holds significant variable interest but which it does not consolidate. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period, and it applies to nonpublic enterprises as of the end of the applicable annual period. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The Company has not yet determined the impact on its consolidated results of operations or financial condition that may result from the application of FIN 46. In October 2003, FASB deferred the effective date for applying the provisions of FIN 46 provided that conditions are met. FIN 46 will now be effective December 31, 2003 for the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our market risk exposures are related to our cash, cash equivalents, investments and interest that we pay on our debt. We have no derivative financial instruments or derivative commodity instruments in our cash, cash equivalents and investments. We invest our excess cash in investment grade, highly liquid, short-term investments. These investments are not held for trading or other speculative purposes. Changes in interest rates affect the investment income we earn on our investments and, therefore, impact our cash flows and results of operations.

     All of our transactions are conducted, and our accounts are denominated, in U.S. dollars. Accordingly, we are not exposed to foreign currency risk.

INFLATION

     The primary inflationary factors affecting our business are food and labor costs. A large number of our restaurant personnel are paid at rates based on the applicable minimum wage, and increases in the minimum wage will directly affect our labor costs. Many of our leases require us to pay taxes, maintenance, repairs, insurance and utilities, all of which are generally subject to inflationary increases. We believe that inflation has not had a material impact on our results of operations in recent years.

                              THE RIGHTS OFFERING

THE RIGHTS


     We are offering our stockholders the right to subscribe for and purchase a number of shares of our common stock with an aggregate value equal to $9,583,473, at the subscription price (as defined below). Only stockholders of
record as of the close of business on the record date of           , 2003, will
receive from us, without charge, non-transferable subscription rights to purchase common stock in this offering. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, American Stock Transfer and Trust Company. We will not consummate the rights offering if our stockholders subscribe for a number of shares with a value less than $2.0 million pursuant to the basic subscription privilege and over-subscription privilege.


     You will receive one right for each share of common stock that you owned as
of the close of business on           , 2003. The total number of shares you
receive pursuant to the exercise of your rights will be rounded down to the nearest whole number, so that you will not receive any fractional shares. You will not receive rights with respect to any unexercised options or warrants that you may hold to buy shares of our common stock.

EXPIRATION TIME


     The rights will expire at 5:00 p.m., Eastern Standard time, on           ,
2003, unless we extend the expiration date. We do not currently intend to extend the expiration time. Rights not exercised by the expiration time will automatically expire and become null and void. We are not obligated to honor any purported exercise of rights that the subscription agent receives after the expiration of this offering, regardless of when you sent the documents relating to that exercise.


SUBSCRIPTION PRIVILEGES

     Your rights entitle you to the basic subscription privilege and the over-subscription privilege.

     Basic Subscription Privilege. Each right you hold will entitle you to purchase a number of shares of our common stock with a value equal to an aggregate of $0.6776, at the subscription price. You are entitled to subscribe for all, or any portion of, the shares that may be acquired through the exercise of your rights. We will deliver certificates representing shares of common stock purchased pursuant to the basic subscription privilege as soon as practicable after the expiration time.

     For example, if you own 1,000 shares of our common stock, your basic subscription privilege will entitle you to purchase up to $677.60 worth of our shares in this rights offering. If you choose to fully subscribe for your basic subscription privilege, and the subscription price equals $1.50 per share, we will deliver to you 451 shares, and we will return to you $1.10.

     If you fully subscribe for your basic subscription amount and our stockholders subscribe for an aggregate of more than $7.5 million pursuant to their basic subscription amount, your percentage ownership of our equity will be reduced. If you fully subscribe for your basic subscription amount and our stockholders subscribe for an aggregate of less than $7.5 million but more than $2 million, your percentage ownership of our equity will not be reduced, however, your ownership percentage relative to certain of the Funding Parties will be reduced.

     Our current stockholders who do not participate in the rights offering will suffer a substantial dilution in their relative percentage ownership in us upon issuance of our common stock to holders exercising rights in the rights offering and to the Funding Parties.

     Over-subscription Privilege. If you fully exercise your basic subscription privilege and our stockholders subscribe for an aggregate of less than $7.5 million pursuant to their basic subscription privilege, you also will have an over-subscription right to subscribe, at the subscription price, to purchase additional shares of common stock that are not otherwise purchased by other stockholders in this offering, up to an aggregate offering of $7.5 million. You will only be entitled to the over-subscription privilege if you exercise your basic subscription privilege in full.

     Shares will be available for purchase pursuant to the over-subscription privilege only to the extent that other stockholders do not exercise their basic subscription privileges in an aggregate amount of less than $7.5 million. The maximum number of shares for which you will be able to subscribe pursuant to your over-subscription privilege will equal your pro rata share of the total amount of shares available for over-subscription. The total value of shares available for over-subscription will equal $7.5 million reduced by the total value of shares subscribed for pursuant to all stockholders' basic subscription privilege. Your pro rata share will be based upon the total number of shares of our common stock and warrants to purchase shares of our common stock you own compared to the total number of shares of our common stock and warrants to purchase shares of our common stock held by all stockholders who exercise their over-subscription privilege and the Funding Parties. If the shares available are not sufficient to satisfy all subscriptions pursuant to the over-subscription privilege, those excess shares will be allocated on a pro rata basis among those record date holders exercising the over-subscription privilege in proportion to the number of shares of common stock and warrants to purchase shares of common stock owned by each such holder on the record date relative to the number of shares of common stock and warrants to purchase shares of common stock owned on the record date by all holders exercising the over-subscription privilege and the Funding Parties. If the pro rata allocation would result in your being allocated a greater number of excess shares than you subscribed for pursuant to your over-subscription privilege, then you will be allocated only the number of excess shares for which you over-subscribed. The remaining excess shares will be allocated among all other holders exercising the over-subscription privilege on the same pro rata basis outlined above.


     Payments for over-subscriptions will be deposited upon receipt by the subscription agent and held in escrow pending a final determination of the number of underlying shares to be issued pursuant to such over-subscription privilege. If a proration of the excess shares results in your receiving excess shares with a value less than you subscribed for pursuant to the over-subscription privilege, then the excess funds you paid as the subscription price for shares not issued will be returned to you without interest or deduction. Certificates representing underlying shares purchased pursuant to the over-subscription privilege will be delivered to subscribers or their nominee record holders as soon as practicable after the expiration time and after we have completed all prorations and adjustments contemplated by the terms of the rights offering.


     Banks, brokers and other nominee record holders who exercise the over-subscription privilege on behalf of beneficial owners of rights will be required to certify to the subscription agent and to us the aggregate number of rights as to which the over-subscription privilege has been exercised and the aggregate value of underlying shares thereby subscribed for by each beneficial owner of rights on whose behalf the nominee holder is acting.

MAXIMUM OFFERING


     We expect to sell shares of our common stock with a maximum aggregate offering price of $9,583,473.


SUBSCRIPTION PRICE


     The subscription price is the lesser of (i) $1.50 per share and (ii) 85% of the weighted average price per share of our common stock as reported on the Nasdaq National Market for the 15-trading-day period ending three business days prior to the expiration time of the offering. We will not consummate the rights offering if we would be required to issue more than 19,166,946 shares.


NO FRACTIONAL SHARES OR CASH IN LIEU THEREOF

     We will not issue fractional shares in this offering and we will not pay cash for any fractional shares to which you might otherwise be entitled. We will accept any subscription indicating a purchase of fractional shares by rounding down to the nearest whole share and refunding as promptly as practicable, without interest, any payment received for a fractional share.

FUNDING PARTIES

     We have entered into an Investment Agreement with Eric J. Gleacher, Charles
G. Phillips, LJCB, and ZAM Holdings, L.P., collectively the "Funding Parties". Pursuant to the Investment Agreement, subject to certain conditions, the Funding Parties have agreed to provide funding to us in an aggregate amount up to $8.5 million reduced by the amount outstanding under the $3 Million Note and the $1.5 Million Note. At the option of the Funding Parties, the Funding Parties may fund such greater amount permitted by the Investment Agreement to allow the Funding Parties to maintain certain relative ownership levels. If our stockholders (other than the Funding Parties) subscribe for at least $2.0 million worth of shares in this rights offering, the Funding Parties would, subject to certain conditions, provide this funding in the form of an investment in our common stock at the subscription price. Following consummation of this rights offering the Funding Parties who hold the senior secured promissory notes would convert the notes into shares of our common stock. If our stockholders (other than the Funding Parties) do not subscribe for at least $2.0 million worth of shares in this rights offering, we will not consummate this offering and the Funding Parties will, subject to certain conditions, provide this funding to us in the form of, at their option, a purchase of shares of our common stock at the subscription price or the purchase of a senior secured note which is convertible into shares of our common stock. In addition, the Funding Parties will not be required to convert the $3 Million Note and the $1.5 Million
Note into shares of our common stock. Furthermore, if the Funding Parties, pursuant to the Investment Agreement, elect to provide funding in the form of a senior secured convertible note, such note, along with the $3 Million Note and the $1.5 Million Note, will be secured by all of our tangible and intangible property (other than equipment pledged to secure our equipment loan credit facility). Therefore, our stockholders' equity interest in Cosi will be effectively subordinate to the senior secured position of the Funding Parties. The Funding Parties have agreed not to exercise their basic subscription privilege or over-subscription privilege in this rights offering. If our stockholders (other than the Funding Parties) subscribe for at least $7.5 million worth of shares in this rights offering, the Funding Parties are not obligated to provide any additional funding to us (other than the $3 Million Note and the $1.5 Million Note). The $8.5 million in funding described above is allocated as follows: (a) Mr. Gleacher, $2,000,000; (b) Mr. Phillips, $750,000;
(c) LJCB, $750,000 and (d) ZAM Holdings, $5,000,000.



     The terms of the senior secured convertible note to be issued by us if our stockholders, other than the Funding Parties, do not subscribe for $2 million in the Rights Offering and the Funding Parties elect to purchase a convertible note, will be substantially similar to those of the $3 Million Note and the $1.5 Million Note.


REPRESENTATIONS AND WARRANTIES

     Under the Investment Agreement we have made representations and warranties to the Funding Parties relating to (among other things):

     - Our organization, good standing, qualification to do business and other corporate matters;

     - Our power and authority to execute, deliver and perform our obligations in connection with the Investment Agreement;

     - Required consents and approvals, and absence of violations of laws;

     - Our compliance with the reporting requirements of the SEC; and

     - The due authorization of the issuance of shares of our common stock pursuant to the Investment Agreement.

     The Funding Parties have made representations and warranties to us, relating to (among other things):

     - Their organization, good standing, and other corporate, personal or partnership matters;

     - Their power and authority to execute, deliver and perform their obligations in connection with the Investment Agreement;

     - Required consents and approvals, and absence of violations of laws; and

     - The fact that each Funding Party is an accredited investor within the meaning of Rule 501(a) promulgated under the Securities Act of 1933, as amended.

     CONDITIONS TO CLOSING OF THE TRANSACTIONS CONTEMPLATED BY THE INVESTMENT AGREEMENT. The obligations of the Funding Parties under the Investment Agreement are subject to the fulfillment of the following conditions (among others):

     - The accuracy of our representations and warranties;

     - No legal or judicial barriers to the transactions contemplated by the Investment Agreement;


     - Receipt of required consents, approvals, authorizations, waivers and amendments, including approval by our stockholders of the conversion feature of the senior secured notes;


     - Execution of a supplemental Registration Rights Agreement;

     - Approval of the common stock issuable under the Investment Agreement for quotation on Nasdaq; and

     - Receipt of the opinion of our outside counsel with respect to the Investment Agreement and the transactions contemplated thereby.

     TERMINATION OF THE INVESTMENT AGREEMENT. The Investment Agreement may be terminated, and the transactions contemplated thereby abandoned, by a Funding Party prior to the closing of the transactions contemplated thereby (among others):

          1. At any time after December 1, 2003, provided that if our stockholders approve the conversion feature of the senior secured notes, such date will be extended to December 31, 2003;

          2. If a court or governmental entity has issued a final and non-appealable order permanently enjoining or prohibiting the transactions contemplated by the Investment Agreement;

          3. If any of our representations, warranties, covenants or agreements are breached or, if any of our representations or warranties fails to be true and correct, in either case such that any condition to closing can not be satisfied on or before the date specified in Item 1, above;

          4. If there has occurred a material adverse change with respect to us;


          5. If our stockholders do not approve the conversion feature of the senior secured notes, the Investment Agreement, or the transactions contemplated thereby;


          6. If we change our jurisdiction of incorporation, merge with another entity, dispose of all or substantially all of our assets, file for bankruptcy, or incur additional indebtedness in excess of $3 million; or

          7. If we default on the $3 Million Note or the $1.5 Million Note.

     INDEMNIFICATION. We have agreed to indemnify each Funding Party and all of its representatives from and against any liability and expenses incurred by each Funding Party and all of its representatives in connection with or arising from the Investment Agreement and any other transactions related thereto, except to the extent of any willful misconduct or gross negligence of the Funding Parties.

     The foregoing description of the Investment Agreement is qualified in its entirety by the text of the Investment Agreement which is an exhibit to the registration statement that includes this prospectus.

NON-TRANSFERABILITY OF THE RIGHTS

     Both the basic subscription privilege and over-subscription privileges are non-transferable and non-assignable. Only the person to whom the rights are issued may exercise those rights.

PROCEDURE TO EXERCISE RIGHTS

     You may exercise your subscription rights by delivering to the subscription agent, American Stock Transfer & Trust Company, the properly completed and executed subscription warrant(s) at or prior to the expiration time, with any signatures guaranteed as required, together with payment in full of the subscription price. You may make payment only by check or bank draft drawn upon a U.S. bank, or postal, telegraphic or express money order. Make your check, draft or money order payable to American Stock Transfer & Trust Company, as Subscription Agent.

     The subscription price will be deemed to have been received by the subscription agent only upon (i) clearance of any uncertified check or (ii) receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order. Funds paid by uncertified personal check may take at least seven business days to clear. Accordingly, if you wish to pay the subscription price by means of uncertified personal check, you are urged to make payment sufficiently in advance of the expiration time to ensure that such payment is received and clears by such time and are urged to consider in the alternative payment by means of certified or cashier's check or money order.

     All funds received in payment of the subscription price will be held by the subscription agent and may be invested at our discretion in short-term certificates of deposit, short-term obligations of the United States, any state or agency thereof, or money market mutual funds investing in the foregoing instruments. The account in which such funds will be held is not insured by the Federal Deposit Insurance Corporation. We will retain any interest earned on such funds.


     The subscription agent's address, which is the address to which the subscription warrants and payment of the subscription price should be delivered, whether by mail, by hand, or by overnight courier, is: American Stock Transfer & Trust Co.; 6201 15th Avenue; Brooklyn, NY 11219.



     The subscription agent's telephone number is (718) 921-8200. We will pay the fees and expenses of the subscription agent. We also have agreed to indemnify the subscription agent from certain liabilities that it may incur in connection with the rights offering.


     If you do not indicate the number of rights you are exercising, or do not forward full payment of the aggregate subscription price for the number of rights that you are exercising, then you will be deemed to have exercised the basic subscription privilege with respect to the maximum number of rights that may be exercised for the subscription price payment that you delivered. If you are a record date holder, to the extent that the aggregate subscription price payment you delivered exceeds the product of the subscription price multiplied by the number of rights evidenced by the subscription warrant(s) you delivered, you will be deemed to have exercised the over-subscription privilege to purchase, to the extent available, that number of whole excess shares equal to the quotient obtained by dividing the excess price paid by the subscription price. Any amount remaining after application of these procedures will be returned to you as soon as practicable by mail without interest or deduction.


     Until we issue certificates representing shares of common stock, we will hold any funds as described above. If shares are not issued pursuant to the basic subscription privilege, or if you are allocated less than all of the shares for which you subscribed pursuant to the over-subscription privilege, then the funds held in escrow you paid as the subscription price for shares not issued or for excess shares not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration time and after all prorations and adjustments contemplated by the terms of the rights offering have been effected.


     We will mail the certificates representing shares of our common stock subscribed for and issued pursuant to the basic subscription privilege as soon as practicable after the expiration time. We will mail the certificates representing shares of common stock subscribed for and issued pursuant to the over-subscription privilege as soon as practicable after all prorations and adjustments contemplated by the terns of the rights offering have been effected. Certificates for shares of common stock issued pursuant to the exercise of rights will be registered in the name of the rights holder exercising such rights.

     If you hold shares of common stock for the account of others, such as in your capacity as a broker, trustee or depository for securities, you should contact the respective beneficial owners of such shares as soon as possible to ascertain those beneficial owners' intentions and to obtain instructions with respect to their rights. If a beneficial owner so instructs, you should complete appropriate subscription warrants and submit them to the subscription agent with the proper payment. In addition, beneficial owners of common stock or rights held through such a nominee holder should contact the nominee holder and request the nominee holder to effect transactions in accordance with the beneficial owner's instructions.

     The instructions accompanying the subscription warrants should be read carefully and followed in detail. Subscription warrants should be sent with payment to the subscription agent at the address provided above. Please do not send subscription warrants or payment to us.

     The method of payment of the subscription price to the subscription agent will be at your own election and risk. If you send subscription warrants and payments by mail, you are urged to send the materials by registered mail, properly insured, with return receipt requested, and are urged to allow a sufficient number of days to ensure delivery to the subscription agent and clearance of payment prior to the expiration time.

     We will determine all questions concerning the timeliness, validity, form and eligibility of any exercise of rights and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right. Neither we nor the subscription agent will be under any duty to give notification of any defect or irregularity in connection with the payment of the subscription price or incur any liability for failure to give such notification. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the rights offering or not in proper form or if the acceptance thereof or the issuance of shares of common stock pursuant thereto could be deemed unlawful.


     If you have any questions or requests for assistance concerning the exercise of your rights or requests for additional copies of this prospectus, you should contact American Stock Transfer & Trust Company at (718) 921-8200.


NO REVOCATION OF YOUR SUBSCRIPTION EXERCISE

     Once you have exercised your basic subscription privilege or over-subscription privilege, you may not revoke that exercise. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock.

COMMISSIONS AND FEES

     Except for the fees charged by the subscription agent (which we will pay), all commissions, fees and other expenses (including brokerage commissions) incurred in connection with the exercise of rights will be for the account of the holder of the rights and none of such commissions, fees or expenses will be paid by us or by the subscription agent.

NO BOARD OR FINANCIAL ADVISOR RECOMMENDATION

     Our board of directors makes no recommendation to you about whether you should exercise any or all of the rights that are being distributed to you. We have not retained a financial advisor to make any recommendation to you about whether you should exercise your rights. Whether or not you intend to invest in our common stock, you should read, among other things, the risks that are described in the section "Risk Factors" and make your decision based on your own assessment of your best interests.

TERMINATION OF THIS OFFERING


     If our stockholders (other than the Funding Parties) do not subscribe for at least $2.0 million worth of shares in the rights offering, we will not consummate this offering. We reserve the right to terminate this offering at any time and for any reason. If this offering is terminated, all subscription funds received from stockholders will be refunded without interest. We will not consummate the rights offering if we would be required to issue more than 19,166,946 shares.


CONSEQUENCES OF A FAILURE TO EXERCISE RIGHTS


     You will retain your current number of shares of our common stock even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights or the Funding Parties otherwise purchase shares of our common stock pursuant to the Investment Agreement or convert their notes and you do not exercise your subscription rights, your relative percentage ownership of our common stock will decrease, and your relative voting rights and economic interests will be diluted. If you fully subscribe for your basic subscription amount and our stockholders subscribe for an aggregate of more than $7.5 million pursuant to their basic subscription amount, your percentage ownership of our equity will be reduced. If you fully subscribe for your basic subscription amount and our stockholders subscribe for an aggregate of less than $7.5 million but more than $2 million, your percentage ownership of our equity will not be reduced; however, your ownership percentage relative to certain of the Funding Parties will be reduced.

     Our current stockholders who do not participate in the rights offering will suffer a substantial dilution in their relative percentage ownership in us upon issuance of our common stock to holders exercising rights in the rights offering and to the Funding Parties.


     If our stockholders (other than the Funding Parties) do not subscribe for a minimum of $2 million pursuant to the basic subscription privilege and the over-subscription privilege we will not consummate the rights offering and the Funding Parties may elect, pursuant to the Investment Agreement, to provide funding in the form of a senior secured note convertible into shares of our common stock. Additionally, the Funding Parties will not be required to convert the outstanding amount of the $3 Million Note and the $1.5 Million Note into shares of our common stock. Such notes may remain outstanding and be payable upon maturity in December 2004, which could have an adverse effect on our near term working capital. In this event, we may need to secure additional financing upon the maturity of the $3 Million Note, the $1.5 Million Note and any notes issued pursuant to the Investment Agreement. There can be no assurance that we will be able to obtain such financing on favorable terms or at all. Furthermore, if the Funding Parties elect to provide funding in the form of a purchase of a senior secured convertible note, such note, along with the $3 Million Note and the $1.5 Million Note, will be secured by all of our tangible and intangible property (other than equipment pledged to secure our equipment loan credit facility). Therefore, our stockholders' equity interest in Cosi will be effectively subordinate to the senior secured position of the Funding Parties.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     This section describes the material United States federal income tax consequences relating to the receipt and exercise of rights. This section applies to you only if you acquire your rights in the distribution and hold your rights as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

     - a broker or dealer in securities or currencies;

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     - a tax-exempt organization;

     - a financial institution;

     - a life insurance company;

     - a person liable for alternative minimum tax;

     - a person that holds rights as part of a straddle, hedge, conversion, "synthetic security" or other integrated or risk-reduction transaction;

     - a United States expatriate; or

     - a person whose functional currency is not the U.S. dollar.

     This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed Treasury regulations, administrative rulings and court decisions, all as currently in effect as of the date of this prospectus, and all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances. In addition, this summary does not discuss any state, local or foreign tax consequences. RIGHTS HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE OFFERING THAT ARE RELEVANT TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

     You are a "U.S. holder" for the purposes of this discussion if you are the beneficial owner of rights and you are any one of the following:

     - a citizen or resident of the United States;

     - a domestic corporation or other entity, not including a partnership, that is created or organized in or under the laws of the United States or of any political subdivision thereof and is subject to United States taxation;

     - an estate the income of which is subject to United States federal income tax regardless of its source; or

     - a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     A "non-U.S. holder" is any holder of rights that is not a U.S. holder.

     If a partnership receives rights, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner in a partnership, that will receive rights, you should consult your tax advisor regarding the particular tax consequences to you.

DISTRIBUTION OF RIGHTS

     Under the United States federal income tax laws, the distribution of rights to you will be treated as a tax-free stock dividend, and you will not be required to include any amount in income with respect to such distribution.

U.S. HOLDERS

  BASIS AND HOLDING PERIOD OF THE RIGHTS

     If the fair market value of a right on the date of distribution is less than 15% of the fair market value of a share of our common stock on that date (with the fair market value for shares based upon the average of the high and low trading prices for shares on that date), your tax basis in a right will be zero unless you elect to allocate your tax basis in our common stock between the common stock and the rights in proportion to their relative fair market values. This election would need to be made for all the rights distributed to you, in the form of a statement attached to your United States federal income tax return for the year in which you receive the rights. If made, this election would be irrevocable. If the fair market value of a right on the date of distribution is 15% or more of the fair market value of a share of our common stock, you will be required to allocate your tax basis in our common stock between the rights and the common stock in proportion to their relative fair market values. Your holding period for your rights will include your holding period for the shares of common stock with respect to which the rights were distributed.

  EXPIRATION OF RIGHTS

     If the rights expire without exercise, no basis will be allocated to the rights and no loss will be recognized upon their expiration. In this case, your basis in our common stock would not be reduced as a result of the distribution of the rights.

  EXERCISE OF RIGHTS

     If you are a U.S. holder, you will not recognize gain or loss upon exercise of a right.

  TAX BASIS OF COMMON STOCK ACQUIRED UPON EXERCISE OF A RIGHT

     The tax basis of each share of our common stock acquired by an exercise of a right will equal the sum of the exercise price to acquire our stock and the tax basis, if any, with respect to the right. The holding period of any share of our common stock acquired as a result of your exercise of a right will begin with and include the date of the right exercise.

NON-U.S. HOLDERS

     If you are a non-U.S. holder, you will generally not be subject to United States federal income tax in respect of any gain you recognize on the sale or other taxable disposition of common stock, unless:

          1. the gain is effectively connected with your conduct of a trade or business within the United States or, if a tax treaty applies, is attributable to your United States permanent establishment;

          2. if you are an individual and you hold our stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other tests are met; or

          3. you are subject to tax under the provisions of United States federal income tax law applicable to certain United States expatriates.

     If you are a non-U.S. holder, gain you derive from the sale or other disposition of common stock that is effectively connected with your conduct of a trade or business within the United States is generally taxed at the graduated rates applicable to United States persons. If you are a corporation, such effectively connected income may also be subject to the United States branch profits tax. If you are described under clause (2) of the preceding paragraph, you will be subject to a flat 30% tax on the gain derived in the disposition, which may be offset by certain U.S.-source capital losses recognized within the same taxable year as such disposition.

     NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR UNITED STATES TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF INVESTING IN OUR STOCK.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     If you are a non-U.S. holder, your sale, exchange or other disposition of our common stock acquired through the exercise of a right may be subject to information reporting to the IRS. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the you reside. Backup withholding (currently 30%) may apply to "reportable payments" if you fail to provide a correct taxpayer identification number and certain other information, fail to provide a certification of exempt status or fail to report your full dividend and interest income.

     Payment to or through the United States office of any broker, U.S. or foreign, of the proceeds of the disposition of our common stock acquired through the exercise of a right generally will be subject to information reporting and backup withholding unless you certify as to your non-U.S. status under penalties of perjury or otherwise establish that you qualify for an exemption, provided that the broker does not have actual knowledge that you are a U.S. holder or that the conditions of any other exemption are not in fact satisfied. Payment to or through a foreign office of a broker of the proceeds of the disposition of our common stock acquired through the exercise of a right generally will not be subject to information reporting or backup withholding; however, if such broker has certain connections to the United States, then information reporting, but not backup withholding, will apply unless you establish your non-U.S. status.

     Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

     The foregoing discussion of U.S. federal income and estate tax considerations is not tax advice. Accordingly, each prospective Non-U.S. Holder of our common stock should consult that holder's own tax adviser with respect to the federal, state, local and non-U.S. tax consequences of the acquisition, ownership and disposition of our common stock.

                              PLAN OF DISTRIBUTION

     We will distribute by mail a copy of this prospectus and the subscription
warrants evidencing the rights to our holders of record as of           , 2003,
on or about           , 2003. We expect that the holders of record who hold
shares of our common stock on behalf of beneficial owners will forward a copy of this prospectus and the related subscription information and forms to those beneficial holders in adequate time to permit beneficial owners to complete and deliver any subscription instructions to those banks, brokers or other nominees. However, we cannot assure you that this will be the case.

     As discussed above, we have engaged American Stock Transfer & Trust Company as our subscription agent to assist in the distribution of the rights, this prospectus and the related subscription information and forms. American Stock Transfer & Trust Company, as our subscription agent, will receive and process all subscription warrants from our holders of record and will distribute certificates for the shares of our common stock purchased by holders of record upon the expiration of this offering. We have not engaged an underwriter to conduct a distribution of any shares not purchased upon the exercise of the rights.

                                    BUSINESS

GENERAL


     We own and operate 89 fast casual restaurants in 11 states and the District of Columbia. Cosi restaurants are all-day cafes that feature signature bread and coffee products in an environment we adjust appropriately throughout the day. The majority of our restaurants offer breakfast, lunch, afternoon coffee, dinner and dessert menus.


     We operate our restaurants in two formats: Cosi and Cosi Downtown. The majority of our restaurants offer breakfast, lunch and afternoon coffee in a counter service format. Cosi Downtown restaurants, which are located in non-residential central business districts, close for the day in the early evening, while Cosi restaurants offer dinner and dessert in a casual dining atmosphere. The atmosphere of Cosi is appropriately managed for each daypart by changing the music and lighting throughout the day. Our restaurants are located in a wide range of markets and trade areas, including business districts and residential communities in both urban and suburban locations. All of our restaurants are designed to be welcoming and comfortable, featuring oversized sofas, chairs and tables, and faux painted walls. The atmosphere of Cosi is appropriately managed for each daypart by changing the music, both style and volume, and lighting throughout the day. The design scheme of our counters and bars, menu boards as well as condiment counters and server stations incorporate warm colors and geometric patterns, intended to create a visual vocabulary that can be easily identified by our customers.


     Our restaurants are located in a wide range of markets and trade areas, including business districts and residential communities in both urban and suburban locations. We believe that we have created significant brand equity in our markets and that we have demonstrated the appeal of our concept to a wide variety of customers. In 2003, we announced our intention to incorporate a franchising and area developer model into our business strategy. We expect that restaurants we own will always be an important part of our new restaurant growth, and we believe that incorporating a franchising and area developer model into our strategy will position us to maximize the market potential for the Cosi brand and concept consistent with our available capital and thus maximize stockholder value.


HISTORY

     Cosi was created through the October 1999 merger of two restaurant concepts, Cosi Sandwich Bar, Inc. and Xando, Incorporated. Each company served a similar customer, but focused on different parts of the day.

     Cosi Sandwich Bar. The Cosi Sandwich Bar concept was created in Paris in the early 1990s and brought to the United States by us in 1996. Cosi Sandwich Bar's signature "crackly crust" flatbread, derived from a generations-old Italian recipe, was prepared daily at each restaurant where fresh loaves were baked throughout the day. Cosi Sandwich Bar focused on selling sandwiches in high-density central business districts in New York, Washington DC, Boston and Philadelphia.

     Xando Coffee and Bar. Xando Coffee and Bar, founded in 1994, was an innovative concept that went beyond the traditional specialty coffee bar. Xando Coffee and Bar locations were open for five dayparts. The 5 p.m. "unveiling" of a full liquor bar featured coffee cocktails and was intended to create a dynamic evening environment. The atmosphere of Xando Coffee and Bar was adjusted appropriately for each daypart by changing the music and lighting throughout the day. The evening environment was completed by the addition of table service.

CONCEPT AND BUSINESS STRATEGY


     Our objective is to build a nationwide system of distinctive restaurants that generate attractive unit economics by appealing to a broad range of customers. In 2003, we announced our intention to incorporate a franchising and area developer model into our business strategy. We expect that company-owned restaurants will always be an important part of our new restaurant growth, and we believe that incorporating a franchising and area developer model into our strategy will position us to maximize the market potential for the Cosi brand and concept consistent with our available capital and thus maximize stockholder value.

     Our strategy is to offer a differentiated menu featuring our signature bread and coffee products in a comfortable, warm and inclusive atmosphere. We believe that our menu offering of proprietary products distinguishes us from our competition. Our menu items do not require extensive preparation on site. Our restaurants are located in a wide range of markets and trade areas, which include business districts and residential communities in both urban and suburban locations. Additionally, a wide range of our products is available outside of the four walls of our restaurants through our catering services.

PROPERTIES


     All of our restaurants are located on leased properties. Each lease typically has a 10-year base rent period, with various renewal options. Each lease requires a base rent, and some locations provide for contingent rental payments. At most locations, we reimburse the landlords for a proportionate share of either the landlord's taxes or yearly increases in the landlord's taxes. The following table depicts existing restaurants, by region as of November 5, 2003:



STREET ADDRESS                                    CITY            DATE OPENED         FORMAT
--------------                            --------------------   --------------   --------------
NORTHEAST
103 Pratt Street........................  Hartford, CT           October 1994     Cosi(a)
338 Elm Street..........................  New Haven, CT          March 1996       Cosi
970 Farmington Avenue...................  W. Hartford, CT        August 1999      Cosi
133 Federal Street......................  Boston, MA             October 1998     Cosi Downtown
53 State Street.........................  Boston, MA             May 1999         Cosi Downtown
14 Milk Street..........................  Boston, MA             July 1999        Cosi Downtown
2160 Broadway...........................  New York, NY           May 1997         Cosi
504 Avenue of the Americas..............  New York, NY           March 1998       Cosi
257 Park Avenue South...................  New York, NY           February 1999    Cosi
165 East 52nd Street....................  New York, NY           February 1996    Cosi Downtown
38 East 45th Street.....................  New York, NY           February 1997    Cosi Downtown
11 West 42nd Street.....................  New York, NY           June 1997        Cosi Downtown
60 East 56th Street.....................  New York, NY           September 1997   Cosi Downtown
3 World Financial Center................  New York, NY           January 1998     Cosi Downtown
55 Broad Street.........................  New York, NY           March 1998       Cosi Downtown
54 Pine Street..........................  New York, NY           May 1998         Cosi Downtown
1633 Broadway...........................  New York, NY           July 1998        Cosi Downtown
61 West 48th Street.....................  New York, NY           August 1998      Cosi Downtown
685 Third Avenue........................  New York, NY           June 1999        Cosi Downtown
461 Park Avenue South...................  New York, NY           January 2000     Cosi
50 Purchase Street......................  Rye, NY                March 2000       Cosi
320 Park Avenue.........................  New York, NY           July 2000        Cosi Downtown
841 Broadway............................  New York, NY           September 2000   Cosi
15 S. Moger Avenue......................  Mt. Kisco, NY          December 2000    Cosi
545 Washington Boulevard................  Jersey City, NJ        May 2001         Cosi Downtown
369 Lexington Avenue....................  New York, NY           August 2001      Cosi Downtown
77 Quaker Ridge Road....................  New Rochelle, NY       November 2001    Cosi
1298 Boston Post Road...................  Larchmont, NY          December 2001    Cosi
471 Mount Pleasant Road.................  Livingston, NJ         September 2002   Cosi
29 Washington St........................  Morristown, NJ         December 2002    Cosi
498 7th Ave.............................  New York, NY           December 2002    Cosi

STREET ADDRESS                                    CITY            DATE OPENED         FORMAT
--------------                            --------------------   --------------   --------------
385 West Main Street....................  Avon, CT               December 2002    Cosi
51 East Pallisade.......................  Englewood, NJ          February 2003    Cosi
700 6th Avenue..........................  New York, NY           February 2003    Cosi
MID-ATLANTIC
234 South 15th Street...................  Philadelphia, PA       September 1996   Cosi
325 Chestnut Street.....................  Philadelphia, PA       April 1997       Cosi
1128 Walnut Street......................  Philadelphia, PA       December 1997    Cosi
201 South 18th Street...................  Philadelphia, PA       October 2000     Cosi
761 Lancaster Avenue....................  Bryn Mawr, PA          September 1998   Cosi
215 Lombard Street......................  Philadelphia, PA       May 1999         Cosi
1700 Market Street......................  Philadelphia, PA       September 1999   Cosi Downtown
140 South 36th Street...................  Philadelphia, PA       August 1998      Cosi
King of Prussia Mall....................  King of Prussia, PA    November 2001    Cosi
11909 Democracy Drive...................  Reston, VA             May 2001         Cosi
3003 N. Charles Street..................  Baltimore, MD          December 1998    Cosi (a)
1350 Connecticut Avenue.................  Washington, DC         September 1997   Cosi
1647 20th Street NW.....................  Washington, DC         August 1998      Cosi
301 Pennsylvania Avenue SE..............  Washington, DC         March 1999       Cosi
2050 Wilson Boulevard...................  Arlington, VA          April 1999       Cosi
1700 Pennsylvania Avenue................  Washington, DC         August 1999      Cosi Downtown
700 King Street.........................  Alexandria, VA         May 2000         Cosi
700 11th Street.........................  Washington, DC         May 2000         Cosi
4250 Fairfax Drive......................  Arlington, VA          June 2000        Cosi
1919 M Street...........................  Washington, DC         September 2000   Cosi
1001 Pennsylvania Avenue NW.............  Washington, DC         October 2000     Cosi Downtown
7251 Woodmont Avenue....................  Bethesda, MD           December 2000    Cosi
177 Kentlands Blvd......................  Gaithersburg, MD       January 2003     Cosi
1501 K Street NW........................  Washington, DC         December 2001    Cosi Downtown
1875 K Street...........................  Washington, DC         July 2002        Cosi Downtown
601 Pennsylvania Ave. NW................  Washington, DC         September 2002   Cosi
1275 K Street...........................  Washington, DC         September 2002   Cosi
295 Main St.............................  Exton, PA              November 2002    Cosi
5252 Wisconsin Ave, NW..................  Washington, DC         December 2002    Cosi
1333 H Street, NW.......................  Washington DC          January 2003     Cosi Downtown
MID-WEST
116 S. Michigan Avenue..................  Chicago, IL            September 2000   Cosi
55 E. Grand Street......................  Chicago, IL            October 2000     Cosi
230 W. Washington Street................  Chicago, IL            November 2000    Cosi Downtown
203 North LaSalle Street................  Chicago, IL            May 2001         Cosi Downtown
230 West Monroe Street..................  Chicago, IL            May 2002         Cosi Downtown
1101 Lake Street........................  Oak Park, IL           June 2001        Cosi
25 E. Hinsdale..........................  Hinsdale, IL           December 2001    Cosi
1402 Commons Drive......................  Geneva, IL             September 2002   Cosi
4074 The Strand West....................  Columbus, OH           October 2001     Cosi

STREET ADDRESS                                    CITY            DATE OPENED         FORMAT
--------------                            --------------------   --------------   --------------
6390 Sawmill Road.......................  Columbus, OH           September 2002   Cosi
2212 East Main Street...................  Bexley, OH             September 2002   Cosi
301 South State Street..................  Ann Arbor, MI          May 2001         Cosi
101 North Old Woodward Avenue...........  Birmingham, MI         August 2001      Cosi
301 East Grand River Avenue.............  East Lansing, MI       May 2002         Cosi
8775 N. Port Washington Road............  Fox Point, WI          December 2001    Cosi
30995 Orchard Lake Road.................  Farmington Hills, MI   July 2002        Cosi
84 W. Adams Road........................  Rochester Hills, MI    September 2002   Cosi
28674 Telegraph Rd......................  Southfield, MI         November 2002    Cosi
1478 Bethel Rd..........................  Columbus, OH           November 2002    Cosi
233 North Michigan Ave..................  Chicago, IL            December 2002    Cosi Downtown
37652 Twelve Mile Road..................  Farmington Hills, MI   December 2002    Cosi
15131 LaGrange Rd. .....................  Orland Park, IL        December 2002    Cosi
7166 N. High Street.....................  Worthington, OH        December 2002    Cosi
28 East Jackson Blvd....................  Chicago, IL            January 2003     Cosi Downtown
1310 Polaris Parkway....................  Polaris, OH            February 2003    Cosi


---------------

(a)  Currently operating as a Xando Coffee and Bar location.

COSI PRODUCTS

     We offer proprietary bread and coffee products for all five dayparts -breakfast, lunch, afternoon coffee, dinner and dessert. Our food menu includes Cosi Squagels(R) (square bagels made from Cosi bread), sandwiches, salads, soups, Cosi Corners(TM) and other appetizers, Warm n' Cosi Melts(TM), pizzas, s'mores and other desserts. Our beverage menu features a full line of coffee beverages, teas, Arctic smoothies, mochas and lattes, Screamers(R) (coffee beverages topped with ice cream) and our signature coffee cocktails.

     We periodically introduce new menu segments and products in order to keep our product offerings relevant to consumers in each daypart. New recipes are developed by our executive chef in conjunction with our partner suppliers. These recipes are thoroughly evaluated, both internally and through consumer focus groups. New products are intended to drive customer frequency and average checks, resulting in increased average unit volumes in new locations and positive same restaurant sales increases in existing locations.

PEOPLE


     At September 29, 2003, we had 3,150 employees, 49 of which served in administrative or executive capacities, 248 of which served as restaurant management personnel, and 2,853 of which were hourly restaurant personnel.


     None of our employees are covered by collective bargaining agreements and we have never experienced an organized work stoppage or strike. We believe that our working conditions and compensation packages are competitive and consider relations with our employees to be good.

OPERATIONS

     Management Structure. The restaurant operations team is built around regional centers, led by a Regional Vice President, who reports to our Senior Vice President of Operations. Each Regional Vice President is responsible for all operations, training, recruiting and human resources within his or her region. The Regional Vice Presidents are also responsible for the financial plan for their region and for the people development plan to support the growth in their region.

     Sales Forecasting. Each of the Regional Vice Presidents and their District Managers have real time access to sales forecast and actual sales information in their restaurants through our web based reporting system. This allows restaurant management teams to plan their staffing requirements on a weekly, daily and even hourly basis to effectively serve our customers.

     Product Quality. Our food and beverage quality is managed at three critical stages: sourcing, line readiness and product preparation. Products are delivered several times each week so that all restaurants maintain fresh, quality products. Because our restaurants serve a different variety of products during different dayparts, a specific line readiness checklist is completed to ensure that the products have been rotated, prepared and staged correctly. Finally, our partner-training program includes certification in both product knowledge and product preparation standards.

     Food and Labor Cost Controls. Our information system allows us to track actual versus theoretical cost of goods sold. Detailed reports are available at the restaurant level showing variances on an item-by-item basis. The system is fully integrated into our accounts payable and general ledger systems so that restaurant managers have control and can be held accountable for their results.


     We have developed a labor management system that helps our managers control labor and ensures that staffing levels are appropriate to meet our service standards. This labor management system provides our multi-unit managers with performance reports on a real time basis that help them make staffing adjustments during the course of the week. All labor scheduling is approved by a district manager and unit level performance is reviewed weekly. In manager and support controllables, we have shifted our standards to fixed dollar budgets from a percentage of revenue. This fixes dollar budgets by line item, resulting in improved expenditure planning, tracking, and accountability, and weekly performance measurements by our operating team.


     We believe that the combination of these structured restaurant operating systems and technologies allow our operators to focus their time more effectively on the day-to-day drivers of our business.

SYSTEMS INFRASTRUCTURE

     We use an ASP model, which allows us to have the latest in technology and up to the minute information without continually having to re-invest in hardware and personnel. Our strategy includes utilizing web technology to put information into the hands of the people who need to make decisions in a timely manner.

     Our point of sale, back-office modules, and our Oracle financials systems are fully integrated. This integration allows us to all be working with the same, accurate data with minimal staffing. All information relating to restaurant operations is uploaded onto a secure web site five times a day for review and pre-selected reports are distributed to our operations team via wireless and e-mail solutions.

     We have a redundancy and back-up plan in place for all data as well as a disaster recovery plan. The plan encompasses daily back up, weekly off-site storage and redundant facilities.

PURCHASING

     We have relationships with some of the country's leading food and paper providers to provide our restaurants with high quality proprietary food items at competitive prices. We source and negotiate prices directly with these suppliers and distribute these products to our restaurants through one distributor. We do not utilize a commissary system. Our inventory control system allows each restaurant to place orders electronically with our master distributor and then transmit the invoice electronically to our accounts payable system. Our scalable system eliminates duplicate work and we believe gives our management tight control of costs while ensuring quality and consistency across all restaurants.

     We purchase coffee through a single supplier. In the event of a business interruption, our supplier is required to utilize the services of a third party roaster to fulfill its obligations. If the services of a third party roaster are used, our supplier will guarantee that the pricing formula and product fulfillment standards stated in our contract will remain in effect throughout such business interruption period. We may terminate our agreement with this supplier upon 180 days notice.

     During fiscal year 2002, we entered into a beverage marketing agreement with the Coca-Cola Company. Under the agreement, we are obligated to purchase approximately 2.0 million gallons of fountain syrups at the then-current annually published national chain account prices.

     During 2002, we received $600,000 in allowances from food and beverage suppliers, which is being recognized ratably based on actual product purchased. We may receive additional amounts if certain purchase levels are achieved.

     Our primary suppliers and master distributor, Maines Food and Paper Service, Inc., have parallel facilities and systems to minimize the risk of any disruption of our supply chain.

COMPETITION

     The restaurant industry is intensely competitive and we compete with many well-established food service companies, including other sandwich retailers, specialty coffee retailers, bagel shops, fast food restaurants, delicatessens, cafes, bars, take-out food service companies, supermarkets and convenience stores. The principal factors on which we compete are taste, quality and price of product offered, customer service, atmosphere, location and overall guest experience. Our competitors change with each of the five dayparts, ranging from coffee bars and bakery cafes in the morning daypart, to fast food restaurants and cafes during the lunch and afternoon dayparts, to casual dining chains during the dinner and dessert dayparts. Many of our competitors or potential competitors have substantially greater financial and other resources than we do which may allow them to react to changes in pricing, marketing and the quick service restaurant industry better than we can. We also compete with other employers in our markets for hourly workers and may be subject to higher labor costs. We believe that our concept, attractive price-value relationship and quality of products and service allow us to compete favorably with our competitors.

INTELLECTUAL PROPERTY

     We have the following U.S. Trademark registrations: "COSI," "Totally Toasted Almond Mocha," "Mocha Kiss," "Squagels," "Xando," our sun and moon logo, "Wake Up Call to Last Call," "Symphony Blend," "King of Hearts Blend," "Xandwich," "Generation XO," "Screamers," "Cosi Corners," and "Warm 'n Cosi Melts." We have a U.S. Trademark application pending for "Cosi Downtown." "Arctic" is an unregistered trademark.

     We have registered the trademark "COSI" in seven foreign jurisdictions with respect to goods and services. We also have applications pending for registration for the trademark "COSI" in four other foreign jurisdictions.

GOVERNMENT REGULATION

     Our restaurants are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of restaurants. These regulations include matters relating to environmental, building, construction and zoning requirements, franchising and the preparation and sale of food and alcoholic beverages. Our facilities are licensed and subject to regulation under state and local fire, health and safety codes.

     Many of our restaurants are required to obtain a license to sell alcoholic beverages on the premises from a state authority and, in certain locations, county and/or municipal authorities. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of each of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, and storage and dispensing of alcoholic beverages. We have not encountered any material problems relating to alcoholic beverage licenses to date. The failure to receive or retain a liquor license in a particular location could adversely affect that restaurant and our ability to obtain such a license elsewhere.

     We are subject to "dram shop" statutes in the states in which our restaurants are located. These statutes generally provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated individual. We carry liquor liability coverage as part of our existing comprehensive general liability insurance, which we believe is consistent with coverage carried by other entities in the restaurant industry. Although we are covered by insurance, a judgment against us under a dram-shop statute in excess of our liability coverage could have a material adverse effect on us.

     Our operations are also subject to federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level. Significant numbers of hourly personnel at our restaurants are paid at rates related to the federal minimum wage and, accordingly, increases in the minimum wage will increase labor costs. We are also subject to the Americans with Disabilities Act of 1990, which, among other things, prohibits discrimination on the basis of disability in public accommodations and employment. We are required to comply with the Americans with Disabilities Act and regulations relating to accommodating the needs of the disabled in connection with the construction of new facilities and with significant renovations of existing facilities.

LEGAL PROCEEDINGS

     From time to time, we are a defendant in litigation arising in the ordinary course of our business, including claims resulting from "slip and fall" accidents, claims under federal and state laws governing access to public accommodations, employment related claims and claims from guests alleging illness, injury or other food quality, health or operational concerns. To date, none of such litigation, some of which is covered by insurance, has had a material adverse effect on our consolidated financial position, results of operations or cash flows.


     On February 5, 2003, a purported shareholder class action complaint was filed in the United States District Court for the Southern District of New York (the "Court"), alleging that Cosi and various of our officers and directors and the underwriter of our IPO violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, by misstating, and by failing to disclose, certain financial and other business information (Sheel Mohnot v. Cosi, Inc., et al., No. 03 CV 812). At least eight additional class action complaints with substantially similar allegations were later filed. These actions have been consolidated in In re Cosi, Inc. Securities Litigation (collectively, the "Securities Act Litigation"). On July 7, 2003, lead plaintiffs filed a Consolidated Amended Complaint, alleging on behalf of a purported class of purchasers of our stock allegedly traceable to our November 22, 2002 IPO, that at the time of the IPO, our offering materials failed to disclose that the funds raised through the IPO would be insufficient to implement our expansion plan; that it was improbable that we would be able to open 53 to 59 new restaurants in 2003; that at the time of the IPO, we had negative working capital and therefore did not have available working capital to repay certain debts; and that the principal purpose for going forward with the IPO was to repay certain existing shareholders and members of the Board of Directors for certain debts and to operate our existing restaurants.



     The plaintiffs in the Securities Act Litigation generally seek to recover recessionary damages, expert fees, attorneys' fees, costs of Court and pre- and post-judgment interest. The underwriter is seeking indemnification from us for any damages assessed against it in the Securities Act Litigation. The Securities Act Litigation is at a preliminary stage, and we believe that we have meritorious defenses to these claims, and intend to vigorously defend against them.



     On September 22, 2003, defendants filed motions to dismiss the Second Consolidated Amended Complaint in the Securities Act Litigation. Plaintiffs filed their opposition to defendants' motions to dismiss on October 23, 2003. Defendants' reply briefs are due November 12, 2003.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The table below sets forth the names and ages of our directors and our current executive officers, as well as the positions and offices held by such persons. A summary of the background and experience of each of these individuals is set forth after the table.



NAME                                        AGE              POSITION(S) WITH COSI
----                                        ---              ---------------------
DIRECTORS WHOSE TERMS EXPIRE IN 2003:
  Terry Diamond (Nominee).................  64    Director
  Greg Woolley (Nominee)..................  29    Director
CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN
  2004:
  Kevin Armstrong.........................  45    President, Chief Executive Officer and
                                                  Director
  Creed L. Ford, III......................  50    Director
CONTINUING DIRECTORS WHOSE TERMS EXPIRE IN
  2005:
  William D. Forrest......................  42    Executive Chairman
  D. Ian McKinnon.........................  36    Director
  Jeffrey M. Stork........................  47    Director
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:
  Mark Stickney...........................  42    Chief Financial Officer, Treasurer and
                                                  Secretary
  Charles Gray............................  30    Vice President of Information Systems
  Gilbert Melott..........................  39    Vice President of People
  Paul Seidman............................  46    Vice President of Food & Beverage
  Jay Wainwright..........................  32    Vice President of Concept Development
  David Winkel............................  53    Vice President of Marketing



     William D. Forrest, Executive Chairman. Mr. Forrest joined our Board of Directors and was elected Chairman of the Board on March 31, 2003. On June 26, 2003, he was appointed Executive Chairman, an officer's position with day to day general management responsibility for our affairs. Mr. Forrest heads the Restructuring Group at Gleacher & Co, a position he has held since 2001. Mr. Forrest has served as a corporate restructuring professional since 1988 and, in 1997, he attained the designation Certified Turnaround Professional ("CTP"). The CTP designation establishes stringent criteria for practical experience, knowledge and ethical integrity for the Corporate Renewal Industry. Prior to joining Gleacher & Co., Mr. Forrest was a Managing Director of Catterton-Forrest LLC (a division of Catterton Partners), where he was responsible for the acquisition and management of portfolio companies, focused exclusively on the troubled business space. From 1997 to 1999, Mr. Forrest was crisis manager/interim Chief Executive Officer for Fine Host Corporation, a $330 million publicly traded food service company, where he completed the successful turnaround by negotiating a comprehensive balance sheet restructuring utilizing a pre-negotiated Chapter 11 bankruptcy proceeding and by implementing a strategic integration plan of acquired companies for this 23-subsidiary operating company. Mr. Forrest received a Bachelor of Arts degree from Cornell University. His work has been published in the American Bankruptcy Journal and he has been a featured speaker for organizations including the Turnaround Management Association.



     Kevin Armstrong, President, Chief Executive Officer and Director. Mr. Armstrong was appointed President and Chief Executive Officer and elected to our Board of Directors on July 7, 2003. Mr. Armstrong has over 20 years of experience in the restaurant industry. From November 2000 to July 2002, Mr. Armstrong was President and Chief Operating Officer of Long John Silvers Restaurants, Inc., where he developed successful brand strategies that reversed two years of sales decline and resulted in three years of same store sales growth and profitability. Mr. Armstrong was pivotal in bringing the company out of bankruptcy, ultimately leading to its sale to YUM Brands. From August 1999 to November 2000, he was Senior Vice President and Chief Marketing Officer of Long John Silvers Restaurants, Inc. Prior to his tenure at Long John Silver's, from September 1996 to August 1999, Mr. Armstrong served as Chief Marketing Officer for Subway Franchisee Advertising Trust, an independent arm of the $3.2 billion Subway brand. There he reengineered marketing processes and reversed an 18 month negative sales and profit performance period, increasing store profitability. Mr. Armstrong also served as a consultant to PepsiCo's restaurant services division from May 1991 to September 1996, developing brand-positioning strategies for over forty diverse companies. From June 1989 to February 1991, Mr. Armstrong was responsible for both domestic and international marketing strategies at Burger King.


     Mark Stickney, Chief Financial Officer, Treasurer and Secretary. Mr. Stickney was appointed Chief Financial Officer on August 18, 2003. Mr. Stickney has over 20 years of financial management experience, 12 of which are in the area of corporate restructuring and business revitalization. Mr. Stickney has also served as the Chief Financial Officer of Enterix, a health service company, and as acting Chief Financial Officer and financial advisor in numerous business reorganization environments, including multi-unit retail and food services. Mr. Stickney began his career in public accounting and spent five years with KPMG Peat Marwick, where he earned his designation as a Certified Public Accountant. Mr. Stickney has a Bachelor of Science from the University of Maine, an MBA from the University of Southern Maine, and is currently a candidate for a Ph.D. in Organizational Behavior from the University of Maine.



     Charles Gray, Vice President of Information Systems. Mr. Gray currently serves as our Vice President of Information Systems and has been with Cosi since September 1998. Mr. Gray is a ten-year veteran in the food service industry, having served as Director of Training for RANCH *1, Inc., from 1996 to 1998, Director of Operation Services for Einstein Bros. Bagels from 1995 to 1996, and Assistant Director of Training for Boston Market Corporation from 1992 to 1995. Mr. Gray is a graduate of the State University of New York at Albany.



     Gilbert Melott, Vice President of People. Mr. Melott has served as our Vice President of People since December 2001. From December 1995 to November 2001, Mr. Melott was Executive Director of Training and Vice President of People, Process and Education at Bennigan's. Prior to joining Bennigan's, Mr. Melott was a Division Director of Human Resources at Sheraton Holding Corporation in Boston, Massachusetts, and spent four years as Divisional Training and Development Manager at TGI Friday's. Mr. Melott is a nationally recognized expert in generational workplace studies and recipient of Industry of Choice awards for achievement in training and education. Mr. Melott received a Bachelor of Science degree in Marketing and Organizational Communication from Fordham University in 1985.



     Paul Seidman, Vice President of Food & Beverage. Mr. Seidman was appointed Vice President of Food & Beverage on September 16, 2003. Mr. Seidman has over twenty years of experience in the food service industry. From April 2001 to August 2003, he served as the Senior Vice President of Marketing and Product Development for Bertucci's Corporation, where he was responsible for the menu engineering efforts that broadened menu appeal and aided in reducing Bertucci's food cost and garnered awards for best children's menu and wine list. Prior to joining Bertucci's, Mr. Seidman served as the Senior Vice President of Food & Beverage and Procurement at Brinker International's largest franchisee, The New England Restaurant Company, from 1996 to April 2001. During 1982 to 1996, Mr. Seidman held similar positions at the Bayport Restaurant Group, La Madeleine and the Club Corporation of America. Mr. Seidman is a graduate of the Whinery Institute of America and received a Bachelor of Science degree in Hotel and Restaurant from Florida International University. He is also a member of the Research Chefs Association.



     Jay Wainwright, Vice President of Concept Development. Mr. Wainwright, a founder of Cosi Sandwich Bar, Inc., served as Chairman and Chief Executive Officer of that entity from its inception in 1996 until its merger with Xando, Incorporated, in 1999. Mr. Wainwright served as interim President and Chief Executive Officer of Cosi from January 31, 2003 to July 7, 2003 and as a director until August 18, 2003. He currently serves as Vice President of Concept Development. Mr. Wainwright received a Bachelor of Arts degree from Hamilton College.



     David Winkel, Vice President of Marketing. Mr. Winkel has 20 years of experience in the food service and consumer goods industry including his most recent role as the Vice President of Foodservice Solutions at Synovate Research. Synovate acquired Marketing Strategy & Planning Inc, in January 2003, where Mr. Winkel was the Executive Vice President of Business Development focusing on strategic marketing and consumer research consulting for clients. Mr. Winkel's accomplishments include the development of the nutrition strategy at Subway and the customer satisfaction strategies at Ruby Tuesday's. Mr. Winkel was also instrumental in the approach for the value turnaround at Long John Silver's. Previously, Mr. Winkel has served as Senior Vice President of Strategy Planning at Hardee's Food Systems, Inc, where he spent 7 years, as well as in marketing roles at Imperial Tobacco Ltd, where he began his career. Mr. Winkel received his Bachelor of Arts and Master of Arts degrees in Sociology from Concordia University in Montreal, Quebec.



     Terry Diamond, Director. Mr. Diamond, a director since February 2001, has served as Chairman of Talon Asset Management, Inc. since 1994. Talon Asset Management, Inc. is an investment management firm which manages individual investment advisory accounts, is the sub-agent with investment responsibility for the ABN Amro Mid-Cap Fund and operates hedge funds and a private equity fund. Mr. Diamond also is the Managing Member of Talon Opportunity Partners LLC, as well as the General Partner of Talon Opportunity Partners, L.P. Mr. Diamond has acted as a consultant and board member to many private, public and philanthropic organizations. Mr. Diamond received a Bachelor of Science degree from the University of Michigan in 1960 and a Juris Doctor degree from the University of Chicago Law School in 1963.



     Creed L. Ford, III, Director. Mr. Ford has been a director since March 1997. Mr. Ford has been Chairman and Co-Chief Executive Officer of Fired Up, Inc., the parent company of Johnny Carino's Country Italian restaurants and Gumbo's Louisiana Style Cafe, since 1997, and the President of Ford Restaurant Group, a Chili's Grill & Bar franchisee, since 1997. From 1976 through 1997, Mr. Ford served in various capacities, including Chief Operating Officer and Director, at Brinker International, Inc. As Chief Operating Officer and Director, Mr. Ford oversaw all operations at Brinker for all of its restaurant concepts. Mr. Ford serves on the boards of Rudy's BBQ, Texas Restaurant Association Education Foundation, Texas A&M Center of Entrepreneurship, and Fired Up, Inc.



     D. Ian McKinnon, Director. Mr. McKinnon has been a director since 2000 and is a partner of Ziff Brothers Investments, LLC. Mr. McKinnon also is the President of ZBI Equities, LLC, ZBI's domestic public equity investment adviser with several billion dollars under management. He currently also serves on the Board of Trustees of Occidental College. Mr. McKinnon graduated, summa cum laude and Phi Beta Kappa, from Occidental College, with a Bachelor of Arts degree in Public Policy. Mr. McKinnon received a Masters Degree in Business Administration from the Harvard Business School, with High Distinction as a George F. Baker Scholar.



     Jeffrey M. Stork, Director. Mr. Stork has been a director since March 1995. Mr. Stork was most recently President and Chief Executive Officer of The StonCor Group from 1983 to 2000. Currently, Mr. Stork is the Managing Partner of Forms+Surfaces, LLC, a national architectural products manufacturer. Mr. Stork currently serves on the boards of Sequel Genetics, Inc., and Forms+Surfaces, LLC. Mr. Stork earned a Bachelor of Science degree in Chemical Engineering from Lehigh University.



     Greg Woolley, Director. Mr. Woolley has been a director since June 2001 and is Chief Executive Officer and a director of the LJCB Investment Group. LJCB is one of Australia's leading private investment houses. Prior to this, Mr. Woolley practiced mergers and acquisitions with Macquarie Bank Limited. Mr. Woolley currently serves on the boards of Issues and Images, an Australian marketing communications company, and the Australian Museum of Contemporary Art. Mr. Woolley received a Bachelor of Commerce degree and a Bachelor of Law degree, with Honours, from the University of Tasmania.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS


     The Board of Directors held three meetings during fiscal 2002 and took action by written consent on three occasions. Each current director attended 75% or more of the aggregate number of meetings of the Board of Directors and Board committees on which he served that were held during such period, except that Creed Ford attended fewer than 75% of the aggregate number of meetings of the Board of Directors and Greg Woolley was unable to attend one of three Audit Committee meetings.



     The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The Audit Committee met three times during fiscal 2002. The

Compensation Committee met once in fiscal 2002. The Nominating Committee did not meet in fiscal 2002, as the full Board of Directors performed the Nominating Committee's functions during that period.

     Audit Committee. The principal functions of the Audit Committee are to review, act and report to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of our auditors, the scope of our annual audits, fees to be paid to the auditors, evaluating the performance of the auditors and our accounting practices. The members of the Audit Committee are Jeffrey Stork, Creed Ford and Greg Woolley, each of whom is deemed "independent" under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards.


     Compensation Committee. The principal functions of the Compensation Committee are to review salaries, benefits and other compensation of our officers, other employees and consultants, make recommendations to our Board of Directors regarding salaries, benefits and other compensation and administer its employee benefit plans. As of May 17, 2003, the current members of the Compensation Committee are Ian McKinnon and Jeffrey Stork.


     Nominating Committee. The Nominating Committee recommends to the Board of Directors those individuals to be nominated as directors. As of January 31, 2003, the current members of the Nominating Committee are Messrs. Ford and Stork.

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning compensation paid by us, to or on behalf of the Chief Executive Officer and to each of our five most highly compensated executive officers other than the Chief Executive Officer during the fiscal year ended December 30, 2002.

                           SUMMARY COMPENSATION TABLE


                                                                              LONG TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                                           ---------------
                                                    ANNUAL COMPENSATION      SECURITIES
                                                    --------------------     UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR   SALARY($)   BONUS($)   OPTIONS/SARS(#)   COMPENSATION($)(1)
---------------------------                  ----   ---------   --------   ---------------   ------------------
Andy Stenzler..............................  2002    222,115     68,750(3)          --                --
  Chairman and Chief Executive Officer(2)    2001    137,500     19,342        145,782                --
Kenneth S. Betuker.........................  2002    215,000         --             --                --
  Chief Financial Officer, Treasurer and
  Secretary(4)                               2001    215,000      9,383         99,465                --
Nick Marsh.................................  2002    174,038     68,750             --                --
  Chief Operating Officer(5)                 2001    137,500     19,342        145,782                --
David Orwasher.............................  2002    236,539     58,000         78,573                --
  Chief Development Officer(6)               2001         --         --         14,286                --
James M. Riley, Jr.........................  2002    191,539         --             --                --
  Vice President of Store Development(7)     2001    185,000      5,578         68,096                --
Jay Wainwright.............................  2002    174,038     68,750             --                --
  Vice President of Concept Development(8)   2001    137,500     17,689         71,915                --


---------------

(1) The value of perquisites and benefits for each named executive officer does not exceed the lesser of $50,000 or 10% of such individual's total annual salary and bonus.


(2) Mr. Stenzler served as Chief Executive Officer during fiscal 2002. Mr. Stenzler resigned as Chairman and Chief Executive Officer on January 31, 2003, and Jay Wainwright served as interim Chief Executive Officer from January 31, 2003 to July 7, 2003.


(3) This amount represents Mr. Stenzler's 2001 bonus, which was paid in 2002.


(4) Mr. Betuker resigned on August 18, 2003.



(5) Mr. Marsh served as Chief Operating Officer during fiscal 2002. Mr. Marsh's employment terminated as of April 30, 2003.

(6) Mr. Orwasher served as Chief Development Officer during 2002. Mr. Orwasher's employment terminated as of June 27, 2003.



(7) Mr. Riley served as Vice President of Store Development during fiscal 2002. Mr. Riley's employment terminated on July 7, 2003.



(8) Mr. Wainwright served as President during fiscal 2002. From January 31, 2003 to July 7, 2003, Mr. Wainwright served as interim President and Chief Executive Officer. He currently serves as Vice President of Concept Development.


STOCK OPTION GRANTS AND EXERCISES DURING THE LAST FISCAL YEAR

     The following table sets forth information concerning stock option grants made during fiscal 2002 to the executive officers named in the "Summary Compensation Table." This information is for illustration purposes only and is not intended to predict the future price of the common stock. The actual future value of the options will depend on the market value of the common stock.

                    STOCK OPTION GRANTS IN FISCAL YEAR 2002

                                                                                                POTENTIAL
                                                                                             REALIZABLE VALUE
                                                      INDIVIDUAL GRANTS                         AT ASSUMED
                                   -------------------------------------------------------   ANNUAL RATES OF
                                    NUMBER OF                                                  STOCK PRICE
                                    SECURITIES    PERCENT OF TOTAL                             APPRECIATION
                                    UNDERLYING      OPTIONS/SARS     EXERCISE                FOR OPTION TERM
                                   OPTIONS/SARS      GRANTED TO       PRICE     EXPIRATION   ----------------
NAME                                 GRANTED       EMPLOYEES (%)      ($/SH)       DATE      5% ($)   10% ($)
----                               ------------   ----------------   --------   ----------   ------   -------
Andy Stenzler....................         --              --             --             --      --         --
Kenneth S. Betuker...............         --              --             --             --      --         --
Nick Marsh.......................         --              --             --             --      --         --
David Orwasher...................     78,573            15.7%         12.25     01/07/2012      --    464,068
James M. Riley, Jr. .............         --              --             --             --      --         --
Jay Wainwright...................         --              --             --             --      --         --

     The following table sets forth certain summary information concerning exercised and unexercised options to purchase Cosi's common stock held by the executive officers named in the "Summary Compensation Table" as of December 30, 2002.

                 STOCK OPTION EXERCISES IN FISCAL YEAR 2002 AND
                         FISCAL YEAR-END OPTION VALUES


                                                                        SHARES OF COMMON STOCK         VALUE OF UNEXERCISED
                                                                        UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                              OPTIONS AT                  OPTIONS/SARS AT
                                                                          FISCAL YEAR END (#)           FISCAL YEAR-END ($)
                                        ACQUIRED ON       VALUE       ---------------------------   ---------------------------
NAME                                    EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                    ------------   ------------   -----------   -------------   -----------   -------------
Andy Stenzler.........................        --             --         120,172         66,602             --           --
  Chairman and Chief Executive
    Officer(1)
Kenneth S. Betuker....................        --             --          20,952        107,086             --           --
  Chief Financial Officer, Treasurer
    and
  Secretary(1)
Nick Marsh............................        --             --         120,172         66,602             --           --
  Chief Operating Officer(1)
David Orwasher........................        --             --              --         92,859             --           --
  Chief Development Officer(1)
James M. Riley, Jr. ..................        --             --          33,905         42,764             --           --
  Vice President of Store
    Development(1)
Jay Wainwright........................        --             --         379,137         62,721        401,217(2)        --
  Vice President of Concept
    Development

---------------

(1) Options owned by Messrs. Stenzler, Betuker, Marsh, Orwasher and Riley were not in-the-money as of December 30, 2002.


(2) With respect to 81,337 exercisable options owned by Mr. Wainwright, the value of unexercised in-the-money options is calculated by multiplying the number of options by the difference between the exercise price, $1.56 per share, and $5.78, the closing price of our common stock at December 30, 2002. With respect to 120,782 exercisable options owned by Mr. Wainwright, the value of unexercised in-the-money options is calculated by multiplying the number of options by the difference between the exercise price, $5.30 per share, and $5.78, the closing price of our common stock at December 30, 2002.


EQUITY COMPENSATION PLAN INFORMATION

     The following table sets forth certain information as of December 30, 2002, with respect to our equity compensation plans under which shares of our common stock may be issued.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                       NUMBER OF SECURITIES
                                                                                       REMAINING AVAILABLE
                                       NUMBER OF SECURITIES                            FOR FUTURE ISSUANCE
                                        TO BE ISSUED UPON       WEIGHTED-AVERAGE           UNDER EQUITY
                                           EXERCISE OF         EXERCISE PRICE OF        COMPENSATION PLANS
                                       OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,    (EXCLUDING SECURITIES
PLAN CATEGORY                          WARRANTS AND RIGHTS    WARRANTS AND RIGHTS    REFLECTED IN COLUMN (A))
-------------                          --------------------   --------------------   ------------------------
                                               (A)                    (B)                      (C)
Equity compensation plans approved by
  security holders...................       3,406,332                $10.41                 6,650,583
Equity compensation plans not
  approved by security holders.......            None                  None                      None
     Total...........................       3,406,332                $10.41                 6,650,583

STOCK OPTION PLANS

  AMENDED AND RESTATED COSI, INC. STOCK INCENTIVE PLAN


     A total of 8,900,000 shares of common stock have been reserved for issuance under the Amended and Restated Cosi, Inc. Stock Incentive Plan. Shares subject to any unexercised options granted under the plan that have expired or terminated become available for issuance again under the plan. The plan provides for discretionary grants of incentive stock options, non-qualified stock options and stock appreciation rights, or SARs, to our employees and consultants. The exercise price per share for an incentive stock option may not be less than 100% of the fair market value of a share of common stock on the grant date. The exercise price per share for a non-qualified stock option may not be less than 85% of the fair market value of a share of common stock on the grant date. The exercise price per share for an incentive stock option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of our stock may not be less than 110% of the fair market value of a share of common stock on the grant date. The aggregate fair market value, determined on the date of grant, of the shares with respect to which incentive stock options are exercisable for the first time during any calendar year under all Cosi plans may not exceed $100,000. The Compensation Committee has full discretion to administer and interpret the plan, to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine the persons eligible to receive options or SARs, the time or times at which the options or SARs may be exercised and whether all of the options or SARs may be exercised at one time or in increments.



     We may elect at any time to cancel any option or SAR granted under the plan and, in the case of an option, pay the holder of such option the excess of the fair market value of the shares subject to the option as of the date of such election to cancel over the exercise price set forth in the particular grant agreement, or, in the case of an SAR, the value of the SAR as of the date of such election. We also may elect at any time to convert any option granted under the plan to a SAR.

  1996 COSI SANDWICH BAR, INC. INCENTIVE STOCK OPTION PLAN


     As of the date of the prospectus, options to purchase approximately 274,000 shares of common stock are outstanding under the Cosi Sandwich Bar, Inc. Incentive Stock Plan. Shares subject to any unexercised options granted under the plan that have expired or terminated become available for issuance again under the plan. No stock options may be granted under the plan after October 1, 2001. The Cosi Sandwich Bar, Inc. Incentive Stock Plan provides for discretionary grants of incentive stock options to certain key employees. The exercise price per share for an option may not be less than 100% of the fair market value of a share of common stock on the grant date. The exercise price per share for an incentive stock option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of our stock may not be less than 110% of the fair market value of a share of common stock on the grant date. To the extent that the aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under this plan and all of our other incentive stock option plans or those of its subsidiaries) exceeds $100,000, such incentive stock option shall be treated as options that are not incentive stock options. In the event that an optionee's employment is terminated by us, other than for cause, such optionee may exercise any exercisable options under the plan for a period of 30 days. In the event that an optionee's employment is terminated by reason of death, such optionee may exercise any exercisable options under the plan for a period of six months. In the event that an optionee's employment is terminated by us for cause, all options held by such optionee are immediately cancelled and we may require such optionee to sell to it, at a sales price equal to the lesser of the exercise price and the fair market value of the underlying shares, all shares owned by the optionee that were acquired pursuant to this plan. The Cosi Sandwich Bar, Inc. Incentive Stock Option Plan is administered and interpreted by the Board of Directors.


  COSI NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


     A total of 250,000 shares of common stock have been reserved for issuance under the Cosi Non-Employee Director Stock Option Plan. Shares subject to any unexercised options granted under the plan that have expired or terminated become available for issuance again under the plan. The Cosi Non-Employee Director Stock Option Plan provides for discretionary grants of non-qualified stock options and SARs to our non-employee directors. The Board of Directors has full discretion to administer and interpret the plan and full discretionary authority to determine the non-employee directors eligible to receive options or SARs, the time or times at which the options or SARs may be exercised and whether all of the options or SARs may be exercised at one time or in increments; provided, however, that the purchase price of shares subject to a non-qualified stock option shall not be less than 85% of the fair market value of a share of common stock on the grant date. Each optionee under the plan may exercise any unexpired options or SARs following a change in control of Cosi, a sale of substantially all of the assets of Cosi or shareholder approval of the dissolution of Cosi.


  EMPLOYEE STOCK PURCHASE PLAN

     The purpose of the Employee Stock Purchase Plan is to provide employees with an opportunity to purchase our shares through accumulated payroll deductions. The plan provides for the grant of stock options to eligible employees. Each employee will be eligible to participate in the plan commencing on the first day of the offering period (as described below) occurring on or after the date on which the employee has been employed by us for six months. The plan is administered by the Compensation Committee.

     A total of 500,000 shares of common stock are authorized for issuance under the plan. Any eligible employee may elect to participate in the plan by authorizing the Compensation Committee to make payroll deductions to pay the exercise price of an option at the time and in the manner prescribed by the Compensation Committee. The employee may designate the amount of the payroll deduction in whole percentages, up to 10% of the employee's compensation for each payroll period in an offering period. In no event will an employee be granted an option under the plan that would permit an employee to purchase shares of common stock under the plan, to the extent that, immediately after the grant, such employee (i) would own common stock and/or hold options to purchase common stock possessing 5% or more of the total combined voting power or value of all classes of our stock, or (ii) has the right to purchase common stock during any calendar year having a fair market value in excess of $25,000. Options are granted at two six-month offering periods in each calendar year. The date of grant and the date of exercise for the first option period under the plan in a given calendar year will be January 1 and June 30, respectively, and the date of grant and date of exercise for the second option period will be July 1 and December 31, respectively. As of the date of this prospectus, no options have been granted under this plan. The price of stock purchased under the plan will be an amount equal to the lesser of 85% of the fair market value of the stock on the date of purchase or on the date of commencement of the applicable offering period.


EXECUTIVE CONTRACTS AND CHANGE-IN-CONTROL AND OTHER ARRANGEMENTS


     Employment Agreement with William D. Forrest. On June 26, 2003, we entered into an employment agreement with Mr. Forrest. Pursuant to the agreement, Mr. Forrest will serve as Executive Chairman for three years ending on March 31, 2006. In consideration for Mr. Forrest serving as Executive Chairman, on June 26, 2003, we issued 1,156,407 shares of authorized but unissued common stock, representing 5% of our outstanding common stock on a fully diluted basis (assuming all outstanding options and warrants are exercised). Upon completion of the rights offering, we will issue a number of additional shares to Mr. Forrest such that his percentage ownership of Cosi on a fully diluted basis remains 5%, provided, however, that if the subscription price is less than $1.25 per share, we will issue Mr. Forrest a number of shares equal to the number of shares that Mr. Forrest would have received in the offering based upon a subscription price of $1.25 per share. These shares are not included in the calculation of outstanding shares or potential dilution elsewhere in the prospectus. Mr. Forrest's rights in the shares vest as follows: (i) 25% of the shares vested upon issuance; (ii) 25% of the shares will vest on April 1, 2004, provided the agreement is still in effect and (iii) on the last day of each month, commencing with April 2004, and ending on March 2006, 2.08% of the shares will vest, and an additional .08% of the shares will vest on March 31, 2006, provided that at the end of each month the agreement is still in effect. All shares not vested will fully vest upon the termination of this agreement by us without cause (as defined in the agreement), or upon a change of control (as defined in the agreement). If Mr. Forrest is terminated by us for cause (as defined in the agreement), all unvested shares will be forfeited. Mr. Forrest agreed that, during the term of the agreement and for a period of 12 months thereafter, he will not compete with us or solicit our employees.



     Employment Agreement with Kevin Armstrong. On July 7, 2003, we entered into an at-will employment agreement with Kevin Armstrong. Pursuant to the terms of his employment letter, Mr. Armstrong will serve as President, Chief Executive Officer and a Director. We will pay Mr. Armstrong an annual salary of $300,000. He will also have the ability to earn a bonus of up to 65% of his base salary. In addition, we contributed up to $70,000 towards his relocation expenses, and we will reimburse him for all travel expenses.



     Upon the commencement of his employment, Mr. Armstrong received an initial grant of options to purchase 900,000 shares of our common stock with an exercise price equal to the closing trading price of our common stock on July 7, 2003. These options vest as follows: (i) 25% vested immediately upon grant and (ii) 25% will vest at the end of each year for the next three years; provided, however, that these options and any others granted in the future will vest and become immediately exercisable in full upon a change of control (as defined in the agreement).



     Mr. Armstrong is entitled to health benefits and life and long-term disability in amounts standard to all of our employees. In addition, Mr. Armstrong may participate in our 401(k) retirement plan and we will match his contributions at 25% up to 4% of his base salary.



     Mr. Armstrong's agreement also provides for customary non-compete and non-solicitation arrangements. We will pay Mr. Armstrong 12 months severance if we terminate his employment.



     Employment Agreement with Mark Stickney. On August 18, 2003, we entered into an employment agreement with Mark Stickney. Pursuant to the terms of his employment letter, Mr. Stickney will serve as Chief Financial Officer and will be paid $30,000 per month through April 2004 and a service bonus of $30,000 at the end of April 2004, provided that he remains employed by us at that time. Thereafter, Mr. Stickney will be paid a base salary of $250,000, and he will also be eligible to receive a performance bonus of 40% of his base salary based on the attainment of mutually agreed upon performance levels. In addition to the above compensation, we will provide Mr. Stickney with an expense allowance of $5,650 per month.

     Pursuant to our Amended and Restated Stock Incentive Plan, we issued Mr. Stickney options to purchase 400,000 shares of our common stock with the price set to the closing trading price on August 18, 2003. These options will vest as follows: (i) 11,111 options will vest per month through April 30, 2004 such that at the end of April, 88,889 options will have vested, provided that if we terminate Mr. Stickney prior to April 30, 2004, the 11,111 options that would have otherwise vested in the month of termination will vest on a pro rata basis based upon the number of days worked during that month; (ii) 111,111 options will vest on August 31, 2004, provided that Mr. Stickney remains employed by us at that time and (iii) 100,000 options will vest in both August 2005 and August 2006, provided that Mr. Stickney remains employed by us during those time periods.



     Mr. Stickney's employment may be terminated by either party at any time for any reason.



     Employment Agreement with Jay Wainwright. On August 20, 2003, we entered into an employment agreement with Mr. Wainwright which replaced and superceded his prior agreement with us in its entirety. Pursuant to the agreement, Mr. Wainwright will serve as Vice President of Concept Development for two years, ending on August 20, 2005. Mr. Wainwright was paid a signing bonus of $75,000 upon execution of the agreement.



     The agreement provides that we will pay Mr. Wainwright a base salary of $175,000, and that he will be eligible to receive an annual bonus of up to 30% of his base salary based on the attainment of performance parameters established in advance by the board of directors.



     The agreement may be terminated by either party at any time for any reason upon 30 days written notice. In the event the agreement is terminated by us for "cause", or by Mr. Wainwright for any reason other than due to his death or disability, we will pay him his base salary, bonus and benefits that are payable through the date of termination. In the event Mr. Wainwright's employment is terminated due to his death or disability, we will pay him, or his estate, his base salary, bonus and benefits that are payable through the date of termination plus, upon his or his estate's execution of a release, an amount equal to his base salary and benefits for a period of one year following the date of termination and an additional amount equal to 30% of his base salary.



     In the event this agreement is terminated by us other than for cause, we will pay him his base salary, bonus and benefits payable through the date of termination, plus, upon execution of a release, an amount equal to the excess of $873,000 over the amount of all base salary, annual bonuses and signing bonus paid to Mr. Wainwright under this agreement.



     In the event this agreement is terminated by Mr. Wainwright for any reason, including due to his death or disability, or by us other than for cause, all stock options held by Mr. Wainwright will become 100% vested and exercisable and will not be subject to any accelerated exercise requirements or early termination provisions applicable thereto and will remain exercisable through the fifth anniversary of the date of termination.



     If we do not effect a re-pricing of our stock options prior to January 1, 2004, Mr. Wainwright will have the right to resign on or prior to January 15, 2004 and such resignation will be deemed to be a termination by us without "cause".



     If we do not enter into a new written employment agreement with Mr. Wainwright prior to the expiration of the term of this agreement, we will pay him his accrued salary, bonus and benefits payable through the term of this agreement, plus, upon execution of a release, an amount equal to the excess of $873,000 over the amount of all base salary, annual bonuses and signing bonus paid under the term of the agreement. In addition, all options held by Mr. Wainwright will become 100% vested and exercisable and will not be subject to any accelerated exercise requirements or early termination provisions applicable thereto and will remain exercisable through the fifth anniversary of the date of termination.



     Separation Agreement with Andy Stenzler. Andy Stenzler resigned as Chairman and Chief Executive Officer, effective as of January 31, 2003, and entered into a settlement agreement with us, dated February 2, 2003. Pursuant to the agreement, Mr. Stenzler will receive his then current base salary of $350,000 and non-incentive compensation (including automobile allowance) and his then current benefits for two years from January 31, 2003. Mr. Stenzler will also receive $350,000, constituting an amount equal to two times his cash bonus calculated at 50% of his then current annual base salary, paid in equal bi-weekly installments over the same two-year period. Additionally, all options to purchase shares of our common stock held by Mr. Stenzler became 100% vested as of January 31, 2003, and will remain exercisable for two years. We also agreed to pay certain of Mr. Stenzler's legal expenses in an amount not to exceed $35,000 and to pay for a reasonable office and secretary for Mr. Stenzler for a period of six months. Mr. Stenzler granted us a customary release of claims and agreed not to compete with us or solicit our employees for a period 24 months.


     We agreed to indemnify Mr. Stenzler, to the fullest extent permitted by our certificate of incorporation and by-laws, against all costs, expenses, liability and losses reasonably incurred by him in connection with any action, suit or proceeding arising out of the fact that he was a director, officer or employee of Cosi. We also agreed that the promissory note issued by Mr. Stenzler to us, dated April 28, 1998, entered into in connection with Mr. Stenzler's executive stock agreement, will not mature until April 28, 2005.



     In connection with the Agreement, Mr. Stenzler sold a total of 223,714 shares of our common stock to Eric J. Gleacher, one of our directors, and ZAM Holdings, L.P., our largest stockholder. Mr. Stenzler agreed to use a portion of the funds from such sales to repay advances from Cosi, made prior to March 4, 2002, of $112,500 plus interest.



     Separation Agreement with Nick Marsh. Nick Marsh resigned as Chief Operating Officer, effective as of April 30, 2003, and entered into a separation agreement with us, dated July 9, 2003. We continued to pay Mr. Marsh's salary through May 31, 2003. Pursuant to the separation agreement, Mr. Marsh will receive a severance payment of $200,000 payable following the consummation of the rights offering described in this prospectus. Alternatively, we will make such payment if the rights offering is not consummated and we secure alternative funding equal to at least $8.5 million. We will not make the $200,000 payment if we do not consummate the rights offering or secure additional funding by December 31, 2003. Mr. Marsh will receive 52 bi-weekly payments of $15,865.38 beginning June 1, 2003. However, if we make the $200,00 payment prior to January 15, 2004, the bi-weekly payments will cease after the 34th bi-weekly payment, and the 34th bi-weekly payment will equal $1,442.46. Mr. Marsh will also receive an automobile allowance of 24 monthly payments equal to $2000, and we will reimburse Mr. Marsh for the cost of any excess mileage under his current automobile lease up to $3,000. Additionally, all options held by Mr. Marsh became 100% vested as of June 1, 2003, and will remain exercisable for two years. We also agreed to pay certain of Mr. Marsh's legal expenses in an amount not to exceed $10,000, and to allow Mr. Marsh to retain certain computer equipment issued to him by us. We are required to pay Mr. Marsh's COBRA premium for a period of 18 months following June 1, 2003. Mr. Marsh granted us a customary release of claims.



     Separation Agreement with Ken Betuker. Ken Betuker resigned as Chief Financial Officer, effective as of August 18, 2003, and entered into a separation agreement with us on September 17, 2003. Pursuant to the agreement, Mr. Betuker will receive 26 bi-weekly payments of $9,615.38 and a lump sum payment of $31,250 for accrued vacation. All options held by Mr. Betuker will continue to vest and will become exercisable in accordance with their terms and will not be subject to accelerated exercise requirements or early termination provisions. We agreed to indemnify Mr. Betuker to the fullest extent permitted by our by-laws. We also agreed to reimburse Mr. Betuker for expenses incurred while performing his duties while employed by us and for his legal expenses incurred in connection with the separation agreement. Mr. Betuker also granted us a customary release of claims.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     As of November 6, 2003, the following are the only entities (other than our employees as a group) known to us to be the beneficial owners of more than 5% of our outstanding common stock.



                                           SHARES OF COMMON STOCK     PERCENT OF COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER         BENEFICIALLY OWNED        BENEFICIALLY OWNED(1)
------------------------------------       ----------------------     -----------------------
Chilton Investment Company, Inc. ........        1,010,391(2)                   5.7%
  1266 East Main Street, 7th Floor
  Stamford, Connecticut 06902
William D. Forrest.......................        1,156,407(3)                   6.5%
  c/o Cosi, Inc.
  242 West 36th Street
  New York, New York 10018
Eric J. Gleacher.........................          877,143(4)                   4.9%
  Gleacher Partners, LLC
  660 Madison Avenue
  New York, New York 10021
ZAM Holdings, L.P. ......................        2,258,799(5)                  12.4%
  c/o PBK Holdings, Inc.
  283 Greenwich Avenue
  Greenwich, Connecticut 06830


---------------


(1) Ownership percentage is based on 17,710,103 shares of common stock outstanding as of October 15, 2003.



(2) According to the Schedule 13G, filed with the Securities and Exchange Commission (the "SEC") on February 28, 2003, by Chilton Investment Company, Inc., a Delaware corporation ("Chilton"), Chilton beneficially owns 1,010,391 shares of common stock with sole voting and sole dispositive power over 1,010,391 shares.



(3) All shares are restricted stock issued to Mr. Forrest pursuant to an employment agreement dated June 26, 2003. Such shares represent the sole compensation of Mr. Forrest for serving as Executive Chairman. 25% of the shares became fully vested upon issuance. As long as the employment agreement is in effect on April 1, 2004, an additional 25% of the shares will fully vest. As long as the agreement remains in effect on the last day of each month, commencing with April 2004 and ending with March 2006, 2.08% of the shares will fully vest on each such date.



(4) Includes (i) 202,152 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $6.00, (ii) 14,126 shares of common stock owned by Mr. Gleacher's wife, Anne, and (iii) 11,301 shares of common stock owned by Mr. Gleacher's children.



(5) ZAM Holdings, L.P. ("ZAM"), a Delaware limited partnership, filed a Schedule 13G with the SEC on February 13, 2003, on behalf of ZAM, PBK Holdings, Inc., a Delaware corporation ("PBK"), and Philip B. Korsant ("Korsant"). According to the Schedule 13G, ZAM, PBK and Korsant collectively beneficially own 1,819,089 shares of common stock, with shared voting and shared dispositive power over 1,819,089 shares. Includes 439,710 shares of additional common stock issuable upon exercise of outstanding warrants at an exercise price of $6.00, which are exercisable within 60 days of the date hereof.


     The determination that there were no other persons, entities or groups known to us to beneficially own more than 5% of our common stock was based on a review of our internal records and of all statements filed with respect to us since the beginning of the past fiscal year with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth certain information regarding ownership of
common stock as of November   , 2003 by (i) each of the members of our Board of
Directors, (ii) each of the executive officers named in the "Summary Compensation Table" under "Executive Compensation" above and (iii) all of our directors and executive officers as a group. All shares were owned directly with sole voting and investment power unless otherwise indicated.



                                                     SHARES OF COMMON STOCK   PERCENT OF COMMON STOCK
NAME(1)                                                BENEFICIALLY OWNED      BENEFICIALLY OWNED(2)
-------                                              ----------------------   -----------------------
Andy Stenzler(3)..................................           315,797(4)                 1.8%
Jay Wainwright(5).................................           500,933(6)                 2.8%
Kenneth S. Betuker(7).............................            50,367(8)                   *
Terry Diamond.....................................           525,022(9)                 2.9%
Creed L. Ford, III................................           268,908                    1.5%
William D. Forrest(10)............................         1,156,407                    6.5%
Eric J. Gleacher..................................           877,143(11)                4.9%
Nick Marsh(12)....................................           372,805(13)                2.1%
D. Ian McKinnon...................................                --                      *
David Orwasher(14)................................                --                      *
James M. Riley, Jr. (15)..........................                --                      *
Jeffrey M. Stork..................................           772,671(16)                4.4%
Greg Woolley......................................             6,733                      *
Kevin Armstrong...................................           225,000(17)                1.3%
Mark Stickney.....................................            22,222(18)                  *
Paul Seidman......................................                --                     --
David Winkel......................................                --                     --
All current directors and executive officers as a
  group (13 persons)(19)..........................         3,546,917                   18.3%


---------------

  *  Represents less than 1%.


 (1) Each person listed in the table is or was a director or named executive officer of Cosi, with an address at c/o Cosi, Inc., 242 West 36th Street, New York, New York 10018.



 (2) Ownership percentages are based on 17,710,103 shares of common stock outstanding as of October 15, 2003. With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of outstanding shares at such date and the number of shares such person has the right to acquire upon exercise of options or warrants that are currently exercisable or are exercisable on or before January 1, 2004.



 (3) Mr. Stenzler served as Chairman and Chief Executive Officer during fiscal 2002. Mr. Stenzler resigned on January 31, 2003.



 (4) Includes (i) 314 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.01 per share, and (ii) 186,774 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $12.25 per share.



 (5) Mr. Wainwright served as interim Chief Executive Officer effective from January 31, 2003 to July 7, 2003 and served as a director until August 18, 2003. Mr. Wainwright currently serves as Vice President of Concept Development.


 (6) Includes 427,573 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $7.09 per share.


 (7) Mr. Betuker resigned as Chief Financial Officer, Treasurer and Secretary on August 18, 2003.



 (8) Includes 79,787 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $12.25 per share.

 (9) Includes (i) 386,554 shares of common stock owned by Talon Opportunity Fund, L.P. (Mr. Diamond is the Managing Member of Talon Opportunity Fund, L.P.'s General Partner, Talon Partnership Management, LLC), (ii) 25,995 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.01 per share owned by Talon Opportunity Fund, L.P.,
     (iii) 71,076 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $6.00 per share owned by Talon Opportunity Fund, L.P., (iv) 12,605 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $14.875 per share owned by Talon Opportunity Fund, L.P., (v) 56,150 shares of common stock owned by Mr. Diamond's wife, (vi) 314 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.01 per share owned by Mr. Diamond's wife, (vii) 14,215 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $6.00 per share owned by Mr. Diamond's wife, (viii) 1,004 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.01 per share owned by the Diamond Family Foundation and (ix) 7,108 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $6.00 owned by the Diamond Family Foundation.



(10) Mr. Forrest joined the Board of Directors and was elected Chairman on March 31, 2003. All shares are restricted stock issued to Mr. Forrest pursuant to an employment agreement dated June 26, 2003. Such shares represent the sole compensation of Mr. Forrest for serving as Executive Chairman. 25% of the shares became fully vested upon issuance. As long as the employment agreement is in effect on April 1, 2004, an additional 25% of the shares will fully vest. As long as the agreement remains in effect on the last day of each month, commencing with April 2004 and ending with March 2006, 2.08% of the shares will fully vest on each such date.



(11) Includes (i) 202,152 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $6.00, (ii) 14,126 shares of common stock owned by Mr. Gleacher's wife, Anne, and (iii) 11,301 shares of common stock owned by Mr. Gleacher's children. Mr. Gleacher resigned from the Board on May 17, 2003.



(12) Mr. Marsh served as Chief Operating Officer during fiscal 2002. Mr. Marsh's employment as Chief Operating Officer terminated as of April 30, 2003. He resigned as a director on August 14, 2003.



(13) Includes (i) 314 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.01 per share and (ii) 186,774 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $12.25 per share.



(14) Mr. Orwasher served as Chief Development Officer during fiscal 2002. Mr. Orwasher's employment terminated on June 30, 2003.



(15) Mr. Riley served as Vice President of Store Development during fiscal 2002. Mr. Riley's employment terminated on July 7, 2003.



(16) Includes (i) 278,687 shares of common stock held by JDS Partners (Mr. Stork is a managing member of JDS Partners), (ii) 1,099 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.01 per share, (iii) 30,000 share of common stock issuable upon exercise of outstanding warrants at an exercise price of $6.00 per share, (iv) 2,198 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $0.01 per share held by JDS Partners and (v) 30,000 shares of common stock issuable upon exercise of outstanding warrants at an exercise price of $6.00 per share held by JDS Partners.



(17) Represents 225,000 shares of common stock issuable upon exercise of outstanding options at an exercise price of $1.77 per share.



(18) Includes 22,222 shares of common stock issuable upon exercise of outstanding options held by Mark Stickney.



(19) These 13 persons include all directors and officers detailed under "Management" and "Directors and Executive Officers" above. In addition to the securities listed in notes (6), (9), (10), (16), (17) and (18), includes (i) 40,334 shares of common stock issuable upon exercise of outstanding options held by Charles Gray at a weighted average exercise price of $12.18 per share and (ii) 28,687 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $12.25 held by Gilbert Melott.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     A partner of Cadwalader, Wickersham & Taft LLP is an owner of less than 0.5% of our equity securities and the father of Jay Wainwright, a former director and formerly our interim President and Chief Executive Officer. Jay Wainwright currently serves as Vice President of Concept Development. Cadwalader, Wickersham & Taft LLP has acted as our outside legal counsel since October 1999. Cadwalader, Wickersham & Taft LLP provides legal services on our behalf, for which the firm was paid approximately $575,000, $71,000 and $41,000 for the fiscal years 2002, 2001 and 2000, respectively.



     Prior to February 2003, we engaged London Misher Public Relations, Inc., a public relations firm that is partially owned by the wife of our former Chief Executive Officer. This firm provided us with public relations services, for which the firm was paid approximately $235,000, $146,000 and $67,000 for fiscal years 2002, 2001 and 2000, respectively. The relationship with this firm has been terminated.



     Our former Chief Executive Officer and former Chief Operating Officer each issued promissory notes to us in the amount of $1,362,400, each due in 2005, which accrue interest at an annual rate of 5.75%, in connection with each executive's purchase of 119,771 shares of our preferred stock in 1998. In 1999, each share of preferred stock was converted into one share of common stock. These notes remain outstanding.



     In August 2002, we entered into Senior Secured Note and Warrant Purchase Agreements with certain of its existing shareholders and members of its Board of Directors. These agreements provided us with a credit facility of up to $16.4 million available for general corporate purposes. In November 2002, the amount available under this facility was increased to $25 million. The facility, which terminated upon our initial public offering, allowed us to draw down funds from time to time until August 12, 2003. Each draw-down was evidenced by a senior secured note bearing interest at 12% per annum. As of November 2002, we had issued $9.5 million of 12% senior secured notes pursuant to this credit facility. These notes ranked senior to all of our other funded indebtedness at the time and were secured by all of its tangible and intangible property, other than equipment pledged to secure its equipment loan credit facility and its capitalized lease obligations. All notes issued pursuant to these agreements matured upon the consummation of our initial public offering in November 2002 and were repaid out of the proceeds of the IPO.



     In connection with the Senior Secured Note and Warrant Purchase Agreements, we issued warrants to purchase an aggregate of 2,070,004 shares of its common stock, at an exercise price of $6.00 per share, pro rata to the parties to the agreement. Each warrant issued pursuant to the Senior Secured Note and Warrant Purchase Agreements has a five-year term and may not be exercised until after one year from the date of issuance.



     Eric J. Gleacher, at the time, one of our directors, agreed to fund up to $2,500,000 of the credit facility and was issued 202,152 warrants, ZAM Holdings, L.P., an entity that owned 15.5% of our common stock prior to our initial public offering (and currently owns 10.2% of its common stock), agreed to fund up to $5,373,616 of the credit facility and was issued 439,710 warrants, and LJCB Nominees Pty Ltd ("LJCB"), an entity that owned 7.5% of our common stock prior to the initial public offering, agreed to fund up to $3,500,000 of the credit facility and was issued 296,919 warrants. Terry Diamond, one of our directors, is the managing member of the Diamond Family Foundation and the husband of Marilyn Diamond. The Diamond Family Foundation agreed to fund up to $75,000 of the credit facility and was issued 7,108 warrants. Marilyn Diamond agreed to fund up to $150,000 of the credit facility and was issued 14,215 warrants. Jeffrey Stork, one of our directors, is the managing member of JDS Partners. Mr. Stork agreed to fund up to $500,000 of the credit facility and was issued 30,000 warrants. JDS Partners agreed to fund up to $500,000 of the credit facility and was issued 30,000 warrants.



     On March 31, 2003, we obtained a line of credit from First Republic Bank, whereby we issued a senior secured promissory note to First Republic Bank in the principal amount of $3,000,000. The note was guaranteed by Eric J. Gleacher, Charles G. Phillips, and Ziff Investors Partnership, L.P. II, an entity related to ZAM Holdings, L.P., our largest stockholder. On October 30, 2003, First Republic Bank assigned the note to these persons or their designees, and the maturity date of the note was extended to December 31, 2004. Upon assignment of the note, we issued amended and restated promissory notes in the amount of $1,943,068.74, $759,397.00 and $304,634.26. Subject to the receipt of stockholder approval of the conversion feature of the senior secured notes, each holder will have the right to convert, in whole or in part, their pro-rata share of the note plus accrued and unpaid interest into shares of common stock at a conversion price equal to the lesser of (i) $1.50 per share and (ii) 85% of the weighted average price per share of our common stock as reported on the Nasdaq National Market for the 15-trading-day period ending three trading days before the conversion date.



     On August 5, 2003 and August 6, 2003, we issued senior secured promissory notes with an aggregate principal amount of $1.5 million to Mr. Gleacher, Mr. Phillips and ZAM Holdings L.P. Subject to the receipt of stockholder approval of the conversion feature of the senior secured notes, each of these persons will have the right to convert, in whole or in part, their pro-rata share of the $1.5 Million Note plus accrued and unpaid interest into shares of common stock at a conversion price equal to the lesser of (i) $1.50 per share and (ii) 85% of the weighted average price per share of our common stock as reported on the Nasdaq National Market for the 15-trading-day period ending three trading days before the conversion date.



     On August 5, 2003, we entered into an Investment Agreement with Mr. Gleacher, Mr. Phillips, LJCB, and ZAM Holdings, L.P. Pursuant to the Investment Agreement, the Funding Parties have agreed, subject to certain conditions, to provide funding to us in an aggregate amount up to $8.5 million (including the $3 Million Note and the $1.5 Million Note) or, at the option of the Funding Parties such greater amount permitted by the Investment Agreement to allow the Funding Parties to maintain certain relative ownership levels. If our stockholders (other than the Funding Parties) subscribe for at least $2.0 million worth of shares in the rights offering, the Funding Parties would, subject to certain conditions, provide this funding in the form of an investment in our common stock at the subscription price and, following consummation of the rights offering, the Funding Parties would convert the $3 Million Note and the $1.5 Million Note. If our stockholders (other than the Funding Parties) do not subscribe for at least $2.0 million worth of shares in the rights offering, we will not consummate the rights offering and, subject to stockholder approval, and certain other conditions, the Funding Parties will provide funding to us, in the form of, at their option, a purchase of shares of common stock at the subscription price or the purchase of a senior secured note which is convertible into shares of common stock. The aggregate amount of funding to be provided by the funding parties (whether in the form of an investment in our common stock or a promissory note convertible into shares of our common stock) would equal up to $8.5 million reduced by the amount outstanding under the $3 Million Note and the $1.5 Million Note. The Funding Parties have agreed not to exercise any of their subscription privileges in the rights offering. The $8.5 million funding commitment described above is allocated as follows: (a) Mr. Gleacher, $2,000,000; (b) Mr. Phillips, $750,000; (c) LJCB, $750,000 and (d) ZAM Holdings,
L.P. $5,000,000.



     On August 5, 2003, we entered into an agreement with Mr. Gleacher, Mr. Phillips and ZAM Holdings, L.P. pursuant to which Messrs. Gleacher and Phillips and ZAM Holdings, L.P. agreed to provide funding to us by purchasing senior secured promissory notes from us in the aggregate principal amount of $3 million if (i) the Rights Offering is abandoned by December 1, 2003; (ii) our stockholders do not approve (a) the conversion feature of the $3 Million Note and the $1.5 Million Note and (b) the Investment Agreement; (iii) as a result, the Funding Parties do not provide the funding contemplated by the Investment Agreement and (iv) our "Cumulative Modified EBITDA", as defined elsewhere in this prospectus, for the months of July through October 2003 is no less than a loss of $1,185,000. Our Cumulative Modified EBITDA for this period satisfied condition (iv) above.



     The $3 million in additional funding will be provided in the form of a non-convertible secured promissory note with terms which may be substantially less favorable to us than the $3 Million Note and the $1.5 Million Note. The note will mature on January 15, 2005. Messrs. Gleacher and Phillips and ZAM Holdings, L.P. will only provide this funding if, at our annual our Annual Meeting of Stockholders, our stockholders do not approve the conversion feature of the $3 Million Note and the $1.5 Million Note and the Investment Agreement, and we do not consummate the rights offering and the other conditions described above are met. In this event, the Funding Parties are only committed to provide an aggregate of $7.5 million (the $3 Million Note, the $1.5 Million Note and the $3 million non-convertible note described above) as opposed to up to $8.5 million pursuant to the Investment Agreement (the $3 Million Note, the $1.5 Million Note and up to $4 million pursuant to the Investment Agreement).

                          DESCRIPTION OF CAPITAL STOCK


     Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of common stock and 40,000,000 shares of preferred stock, 1,000,000 shares of which are designated as Series D Preferred Stock, and 39,000,000 shares of which the rights and preferences may be established from time to time by our board of directors. Upon completion of this offering, assuming the offering is fully subscribed and assuming a subscription price and conversion price (excluding accrued and unpaid interest) of $1.50 based on the number of shares outstanding as of October 15, 2003, 27,103,818 shares of common stock and no shares of preferred stock will be outstanding. As of October 15, 2003, we had approximately 225 record stockholders.


COMMON STOCK

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for dividends, subject to any preferential dividend rights of outstanding preferred stock. If we liquidate, dissolve or wind up, the holders of common stock are entitled to receive ratably all of our assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights or any rights to share in any sinking fund. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

     Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 40,000,000 shares of preferred stock from time to time in one or more series and with terms of each series stated in our board's resolutions providing for the designation and issue of that series. Our Amended and Restated Certificate of Incorporation also authorizes the board of directors to fix, state and express the powers, rights, designations, preferences, qualifications, limitations and restrictions, and dividend, voting, conversion and redemption rights pertaining to each series of preferred stock that we may issue. Without seeking any stockholder approval, our board of directors may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock and could have the effect of delaying, deferring or preventing a change in control. Other than the issuance of the series of preferred stock previously authorized by the board of directors in connection with the shareholder rights plan described below, we have no present plans to issue any shares of preferred stock.

STOCK PURCHASE WARRANTS


     Warrants to purchase 2,810,511 shares of our common stock were outstanding as of October 15, 2003; 104,702 of which have an exercise price of $0.01 per share and expire from November 2006 to April 2008; 2,670,004 of which have an exercise price of $6.00 per share and expire from August 2007 to November 2007; 33,279 of which have an exercise price of $14.88 per share and expire in November 2007; and 2,526 of which have an exercise price of $16.63 per share and expire in December 2006. All of these warrants provide for anti-dilution adjustments in the event of stock splits, stock dividends, merger, consolidation, recapitalization or similar transactions. Additionally, the warrants with an exercise price of $0.01 provide for anti-dilution adjustments in the event of sales by us of our stock at, or issuance of options or warrants containing an exercise price of, less than fair market value. This offering and the conversion of the $3 Million Note, the $1.5 Million Note and any note issued pursuant to the Investment Agreement could result in sales by us of our stock below fair market value. All of the holders of these warrants are entitled to participate in any dividends declared upon shares of our common stock (other than dividends payable solely in shares of common stock) as if these holders had fully exercised such warrants.

REGISTRATION RIGHTS


     We have granted registration rights to certain holders of shares of our common stock and warrants under the terms of the Amended and Restated Registration Agreement dated as of March 30, 1999, by and among us and Ziff Asset Management, L.P., LBJ Capital, L.P., Talon Opportunity Fund, L.P., Howard Babcock, Robert Burnstine, Jamie Diamond Schwartz, Jennifer Diamond, John Diamond, Marilyn Diamond, Michael Warsh, Frances Tuite, Chancellor Private Capital Partners III, L.P., Chancellor Private Capital Offshore Partners II, L.P., Citiventure 96 Partnership, L.P., Chancellor Private Capital Offshore Partners I, C.V., Blaine Trust, Handy Family Partnership LTD., Rod F. Dammeyer, Randolph Street Partners, Randolph Street Partners 1998 DIF, LLC, Sheila Rosenberg, SZ Investments, L.L.C., JDS PARTNERS, Andrew Stenzler, Nicholas Marsh, David Kaufman, Creed Ford, III, Jeffrey Stork, Donald Stork, Dan Levitan, Stephen Marsh, James Learner, Joseph Learner, Richard Learner, James D. McBride, III, and David Kelson. Subject to certain exceptions, including our right to defer a demand registration for a single period of up to 90 days in a given year, these holders have the right to require us to register their shares at our expense under the circumstances described in the agreement. In addition, all holders of shares with registration rights have the right to piggyback on any registration for our account, subject to certain limitations. Accordingly, in the event that we propose to register additional shares of common stock under the Securities Act, the holders of shares with registration rights are entitled to receive notice of that registration and to include their shares in the registration, subject to limitations described in the agreement. All registration rights are subject to conditions and limitations, among them our right to limit the number of shares of common stock held by these security holders to be included in the registration. We are generally required to bear all of the expenses of all registrations (other than underwriting discounts and commissions).



     We have also entered into a Supplemental Registration Rights Agreement, dated as of August 5, 2003, with Eric Gleacher, Charles Phillips, LJCB and ZAM Holdings, L.P. Pursuant to this agreement, we have granted certain registration rights to these parties, including, subject to certain limitations, the right to require us to register their shares at our expense under the circumstances described in the agreement. These parties also have the right to piggyback on any registration for our account, subject to certain limitations. Additionally, we have agreed to file a shelf registration statement on Form S-3, covering all of the shares subject to the Supplemental Registration Rights Agreement, at such time as we are eligible to file such form.


     Registration of the shares of common stock held by security holders with registration rights would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. In connection with any registration under these provisions, we are required to indemnify the holder participating in an offering against civil liabilities under the Securities Act.

ANTI-TAKEOVER PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, BY-LAWS AND SHAREHOLDER RIGHTS PLAN

  GENERAL

     The provisions of our Amended and Restated Certificate of Incorporation, By-laws and shareholder rights plan, as well as certain provisions of Delaware statutory law, described in this section may delay or make it more difficult for someone to acquire us without the approval of our board of directors. These provisions could have the effect of discouraging third parties from making acquisition proposals, although such proposals, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors.

  CLASSIFIED BOARD OF DIRECTORS

     Our Amended and Restated Certificate of Incorporation provides for our board (other than those directors elected solely by any series of preferred stock created by resolution of our board) to be divided into three classes of directors serving staggered three year terms. As a result, approximately one-third of our board will be elected each year. See "Management" above.

     We believe a classified board will help to assure the continuity and stability of our board, and our business strategies and policies as determined by our board, because a majority of the directors at any given time will have prior experience as our directors. This provision should also help to ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

     This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual stockholders' meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could thus increase the likelihood that incumbent directors will retain their positions.

  NUMBER OF DIRECTORS; REMOVAL; VACANCIES


     Our Amended and Restated Certificate of Incorporation and By-laws provide that the number of directors will not be less than three nor more than 15 and, except as may be provided in the terms of any series of preferred stock created by resolutions of the board, will be determined from time to time exclusively by a vote of a majority of our board then in office. Our Amended and Restated Certificate of Incorporation also provides that our board will have the exclusive right, except as may be provided in the terms of any series of preferred stock created by resolutions of the board, to fill vacancies, including vacancies created by expansion of our board. Furthermore, except as may be provided in the terms of any preferred stock created by resolution of our board with respect to the election of directors by the holders of such series, directors may be removed by stockholders only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class.


     These provisions could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

     Our Amended and Restated Certificate of Incorporation provides that, except as may be provided in the terms of any series of preferred stock created by resolution of our board, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Amended and Restated Certificate of Incorporation also provides that special meetings of stockholders can only be called by the Chairman of the Board or by the Secretary pursuant to a resolution approved by a majority of our board of directors then in office. Stockholders are not permitted to call a special meeting of stockholders.

  APPROVAL OF CERTAIN BUSINESS COMBINATIONS


     Article IX of our Amended and Restated Certificate of Incorporation requires that certain business combinations with a "Related Person" (as such term is defined in our Amended and Restated Certificate of Incorporation) be approved by the affirmative vote of 80% of our outstanding shares generally entitled to vote for the election of directors, unless (i) the business combination has been approved by two-thirds of the board of directors; or (ii) the amount of consideration to be received in the business combination by the holders of common stock or any class or series of outstanding voting stock, other than common stock, shall be equal to the greater of: (a) the highest per share price paid by the Related Person for any shares of our stock acquired within the prior two years or (b) the "Fair Market Value" (as such term is defined in our Amended and Restated Certificate of Incorporation) of our common stock.


  ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

     Our By-laws establish an advance notice procedure with regard to stockholder proposals and nominations of individuals for election to the board of directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be delivered to us at our executive offices not less than 120 days nor more than 150 days before the date of the anniversary of the last annual stockholders' meeting (unless the meeting is to be held more than 30 days in advance of such anniversary date, in which event the stockholder proposal or director nomination shall be delivered to us no later than the close of business on the 10th day following the day on which notice of the meeting was given) and must contain specified information and conform to certain requirements, as set forth in our By-laws. Notice of a director nomination for a special meeting must be received by us no later than the 10th day following the day on which notice of the date of a special meeting of stockholders was given. If the presiding officer at any stockholders' meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-laws, we may disregard such proposal or nomination.

     The notice of any nomination for election as a director must set forth the name, age, business and residence address of the person or persons to be nominated; the business experience during the past five years of such person or persons, including the person's principal occupation or employment during such period, the name and principal business of any corporation or other organization in which such occupation or employment was carried on, and such other information as to the nature of the persons responsibilities and level of professional competence as may be sufficient to permit assessment of the person's prior business experience; the class or series and number of shares of our capital stock beneficially owned by the person; and any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  AMENDMENTS TO BY-LAWS

     Our Amended and Restated Certificate of Incorporation provides that our board or the holders of at least 66 2/3% of the voting power of all shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to amend or repeal our By-laws.

  AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION


     Any proposal to amend, alter, change or repeal any provision of our Amended and Restated Certificate of Incorporation, except as may be provided in the terms of any preferred stock created by resolution of our board and which relate to such series of preferred stock, requires approval by the affirmative vote of both a majority of the members of our board then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. However, any proposal to amend, alter, change or repeal the provisions of our Amended and Restated Certificate of Incorporation relating to (i) the classification of our board, (ii) removal of directors, (iii) the prohibitions on stockholder action by written consent or stockholder calls for special meetings, (iv) amendment of our By-laws or (v) amendment of the Amended and Restated Certificate of Incorporation, requires approval by the affirmative vote of 66 2/3% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, that in the case of any proposal to amend, alter, change or repeal the provision of our Amended and Restated Certificate of Incorporation relating to business combinations, such a proposal requires approval by the affirmative vote of 80% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.


  PREFERRED STOCK AND ADDITIONAL COMMON STOCK

     Under our Amended and Restated Certificate of Incorporation, our board will have the authority to provide by resolution for the issuance of shares of one or more series of preferred stock. Our board is authorized to fix by resolution the terms and conditions of each such other series. See "Description of Capital Stock -- Preferred Stock."

     We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock, could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of our stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of our board.

     These provisions give our board the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied. Moreover, as discussed below, the Series D preferred stock is issuable under the circumstances provided for in the rights agreement upon exercise of the rights. See "Description of Capital
Stock -- Shareholder Rights Plan."

  DELAWARE BUSINESS COMBINATION STATUTE

     Section 203 of the Delaware General Corporation Law, or the DGCL, provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that such stockholder becomes an "interested stockholder" unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or
(iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in DGCL Section 203, an "interested stockholder" is defined to include (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (b) the affiliates and associates of any such person. Under certain circumstances, DGCL Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. Our Amended and Restated Certificate of Incorporation does not exclude us from the restrictions imposed under DGCL Section 203. The provisions of DGCL Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

  SHAREHOLDER RIGHTS PLAN

     Each holder of a share of our common stock has the right to purchase from us one one-hundredth ( 1/100) of a share of our Series D Preferred Stock, $0.01 par value per share, at a price of $100 per one one-hundredth of a Series D Preferred Share. The exercise price and the number of shares of Series D Preferred Stock issuable upon exercise are subject to adjustments from time to time to prevent dilution. The share purchase rights are not exercisable until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, have acquired beneficial ownership of 15% or more of our outstanding voting common stock or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in an acquiring person beneficially owning 15% or more of our outstanding voting shares of common stock.

     If we are acquired in a merger or other business combination, or if more than 50% of our consolidated assets or earning power is sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a share purchase right -- other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void -- will have the right to receive, upon exercise of the share purchase right at the then current exercise price, the number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the exercise price. If any person or group becomes an acquiring person, proper provision shall be made so that each holder of a share purchase right -- other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void -- will have the right to receive upon exercise of the share purchase right at the then current exercise price, the number of shares of Series D Preferred Stock with a market value at the time of the transaction equal to two times the exercise price.

     Series D Preferred Stock issuable upon exercise of the share purchase rights will not be redeemable. Each Series D preferred share will be entitled to a minimum preferential dividend payment of $0.10 per share and will be entitled to an aggregate dividend of 100 times the cash dividend declared per share of common stock. In the event we liquidate, the holders of the Series D Preferred Stock will be entitled to receive a payment in an amount equal to the greater of $100 per one one-hundredth share or 100 times the payment made per share of common stock. Each Series D preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series D preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

     Before the date the share purchase rights are exercisable, the share purchase rights may not be detached or transferred separately from the common stock. The share purchase rights will expire in 2012, or, if the share purchase rights become exercisable before 2012, at the close of business on the 90th day following such date the share purchase right become exercisable, provided that our board of directors does not extend or otherwise modify the right. At any time on or prior to 10 business days following the time an acquiring person acquires beneficial ownership of 15% or more of our outstanding voting common stock, our board of directors may redeem the share purchase rights in whole, but not in part, at a price of $0.01 per share purchase right. Immediately upon any share purchase rights redemption, the exercise rights terminate, and the holders will only be entitled to receive the redemption price. A more detailed description and terms of the share purchase rights are set forth in a rights agreement between Cosi and American Stock Transfer and Trust Company, as rights agent. This rights agreement could have the effect of discouraging tender offers or other transactions that might otherwise result in our shareholders receiving a premium over the market price for their common stock.

     Our Board of Directors has specifically approved the Investment Agreement, this rights offering and the transactions contemplated thereby (including the $3 Million Note and the $1.5 Million Note) for purposes of the Delaware business combination statute, our shareholder rights plan and Article IX of our Certificate of Incorporation.

INDEMNIFICATION AND LIMITATIONS ON LIABILITY OF DIRECTORS AND OFFICERS


     Our By-laws provide for indemnification of directors to the fullest extent permitted by Delaware law. Our Amended and Restated Certificate of Incorporation, to the extent permitted by Delaware law, eliminates or limits the personal liability of our directors to us and our stockholders for monetary damages for breach of fiduciary duty. Such indemnification may be available for liabilities arising in connection with this offering. To the extent that limitation of liability or indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Our by-laws also allow us to indemnify our officers to the fullest extent permitted by Delaware law. Our by-laws obligate us, under certain circumstances, to advance expenses to our directors and officers in defending an action, suit or proceeding for which indemnification may be sought. We also can indemnify someone serving at our request as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise against these liabilities.


     Our By-laws also provide that we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents against any liability asserted against that person or incurred by that person in these capacities, whether or not we would have the power to indemnify that person against these liabilities under Delaware law. We maintain insurance on behalf of all of our directors and executive officers.

TRANSFER AGENT AND REGISTRAR

     American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Following the completion of this offering, assuming the offering is fully subscribed and assuming a subscription price of $1.50 per share and conversion of the $3 Million Note and the $1.5 Million Note at a conversion price of $1.50 (excluding accrued and unpaid interest), we will have 27,103,818 shares of common stock outstanding. All of the common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except any shares that are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. Shares of our common stock purchased by our affiliates and shares of our common stock acquired by our affiliates pursuant to conversion of the $3 Million Note and $1.5 Million Note may generally only be sold, absent registration, in compliance with the limitations of Rule 144 described below. Substantial future sales of our common stock in the public market after the offering may adversely affect our stock price.



     In general, under Rule 144 as currently in effect, an affiliate is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock (approximately 270,000 shares immediately after the rights offering, assuming a subscription price and a conversion price of $1.50 per share and all rights are subscribed for) or the average weekly trading volume in the common stock on an exchange in the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain limitations on manner of sale, notice requirements and availability of current public information about us.


                                 LEGAL MATTERS


     Certain legal matters with respect to the validity of common stock offered hereby will be passed upon for us by Cadwalader, Wickersham & Taft LLP, New York, New York. A partner of Cadwalader, Wickersham & Taft LLP beneficially owned 64,008 shares prior to this offering, representing 0.36% of our common stock prior to this offering.


                                    EXPERTS

     The consolidated financial statements (including the related financial statement schedule) of Cosi, Inc., at December 30, 2002, December 31, 2001 and for each of the three years in the period ended December 30, 2002, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     On May 23, 2001, our board of directors dismissed Ernst & Young LLP and engaged Arthur Andersen LLP as our principal accountants. The reports of Ernst & Young LLP on the fiscal 1999 financial statements of Cosi did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements with Ernst & Young LLP during fiscal 1999, 2000 or during fiscal 2001 preceding their replacement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during fiscal 2000 or preceding their replacement. During fiscal 1999, 2000 and during fiscal 2001 preceding Ernst & Young LLP's replacement, we did not consult with Arthur Andersen LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     On June 17, 2002, our board of directors dismissed Arthur Andersen LLP and engaged Ernst & Young LLP as our principal accountants. The reports of Arthur Andersen LLP on the fiscal 2001 and 2000 financial statements of Cosi (not included herein) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. There were no disagreements between us and Arthur Andersen LLP during fiscal years 2000, 2001 or during fiscal 2002 preceding their replacement on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. None of the reportable events described under Item 304(a)(l)(v) of Regulation S-K occurred within our two most recent fiscal years and the first quarter of fiscal year 2003. During fiscal 2000, 2001 and during fiscal 2002 preceding Arthur Andersen LLP's replacement, we did not consult with Ernst & Young LLP regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission covering the shares of common stock that we are offering pursuant to this rights offering. This prospectus does not contain all of the information presented in the registration statement, and you should refer to that registration statement with its exhibits for further information. Statements in this prospectus describing or summarizing any contract or other document are not complete, and you should review the copies of those documents filed as exhibits to the registration statement for more detail. You may read and copy the registration statement at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For information on the operation of the Public Reference Room, call the Securities and Exchange Commission at 1-800-SEC-0330. You can also inspect our registration statement on the Internet at the Securities and Exchange Commission's web site, http://www.sec.gov.

     We also are required to file annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. You can review this information at the Securities and Exchange Commission's Public Reference Room or on its web site, as described above.

        CONSOLIDATED FINANCIAL STATEMENTS INDEX AND FINANCIAL STATEMENTS

                                   COSI, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                     INDEX

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................   F-2
Consolidated Financial Statements (audited):
Consolidated Balance Sheets at December 30, 2002 and
  December 31, 2001.........................................   F-3
Consolidated Statements of Operations for the years ended
  December 30, 2002, December 31, 2001 and January 1,
  2001......................................................   F-4
Consolidated Statements of Redeemable Securities and
  Stockholders' Equity for the years ended December 30,
  2002, December 31, 2001 and January 1, 2001...............   F-5
Consolidated Statements of Cash Flows for the years ended
  December 30, 2002, December 31, 2001 and January 1,
  2001......................................................   F-6
Notes to Consolidated Financial Statements..................   F-7
Consolidated Interim Financial Statements (unaudited):
Consolidated Balance Sheets at December 30, 2002 and
  September 29, 2003........................................  F-29
Consolidated Statements of Operations for the quarters ended
  September 30, 2002 and September 29, 2003.................  F-30
Consolidated Statement of Stockholders' Equity for the nine
  months ended September 29, 2003...........................  F-31
Consolidated Statements of Cash Flows for the quarters ended
  September 30, 2002 and September 29, 2003.................  F-32
Notes to Consolidated Interim Financial Statements..........  F-33

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
Cosi, Inc.

     We have audited the accompanying consolidated balance sheets of Cosi, Inc. as of December 30, 2002 and December 31, 2001 and the related consolidated statements of operations, redeemable securities and stockholders' equity and cash flows for each of the three years in the period ended December 30, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 19, 2003, except for Note 17 as to which the date is March 31, 2003, the Company, as discussed in Note 1, has experienced substantial losses that adversely affect the Company's current results of operations and liquidity. Note 1 describes management's plans to address these issues.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cosi, Inc. at December 30, 2002 and December 31, 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 30, 2002, in conformity with accounting principles generally accepted in the United States.


     As discussed in Note 2, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" effective January 1, 2002.


                                               /s/ ERNST & YOUNG LLP

New York, New York
February 19, 2003 except for Note 17,

   as to which the date is March 31, 2003 and


   Note 1, as to which the date


   is November 6, 2003

                                   COSI, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 30,    DECEMBER 31,
                                                                  2002            2001
                                                              -------------   -------------
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  13,032,307   $   4,469,571
  Accounts receivable, net of allowances of $232,129 and
     $219,845...............................................      1,511,526       1,198,786
  Inventory.................................................      1,465,730       1,403,806
  Prepaid expenses and other current assets.................      1,676,279         568,353
                                                              -------------   -------------
     Total current assets...................................     17,685,842       7,640,516
PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net.........     45,755,319      25,507,195
INTANGIBLES, SECURITY DEPOSITS AND OTHER ASSETS, net........      2,801,919       2,240,733
                                                              -------------   -------------
     Total assets...........................................  $  66,243,080   $  35,388,444
                                                              =============   =============

                LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $   8,925,245   $   4,737,121
  Accrued liabilities.......................................      5,922,408       4,951,809
  Current portion of other liabilities......................        671,601       1,678,880
  Current portion of capital lease obligations..............        116,940         441,862
  Current portion of long-term debt.........................      1,280,432       1,136,835
                                                              -------------   -------------
     Total current liabilities..............................     16,916,626      12,946,507
OTHER LIABILITIES, net of current portion...................      9,748,334       9,531,364
CAPITAL LEASE OBLIGATIONS, net of current portion...........          2,485         135,236
LONG-TERM DEBT, net of current portion......................        248,650       9,466,022
                                                              -------------   -------------
     Total liabilities......................................     26,916,095      32,079,129
COMMITMENTS AND CONTINGENCIES (Note 13)
REDEEMABLE SECURITIES:
  Series A Convertible Preferred stock -- $0.01 par value;
     2,005,862 authorized, 1,146,206 issued and outstanding;
     aggregate liquidation preference $18,768,150, including
     accrued dividends of $4,727,116 in 2001................             --      18,318,205
  Series C Convertible Preferred stock -- $0.01 par value;
     10,510,191 authorized 4,161,589 issued and outstanding,
     aggregate liquidation preference of $74,524,713
     including accrued dividends of $8,807,592 in 2001......             --      73,971,056
                                                              -------------   -------------
     Total redeemable securities............................             --      92,289,261
                                                              -------------   -------------
STOCKHOLDERS' EQUITY (DEFICIT):
Common stock -- $.01 par value: 100,000,000 shares
  authorized, 16,573,514 and 4,511,494 shares issued and
  outstanding, respectively.................................        165,735          45,115
Additional paid-in capital..................................    189,255,034      32,004,032
Notes receivable from stockholders..........................     (2,974,804)     (2,974,804)
Accumulated deficit.........................................   (147,118,980)   (118,054,289)
                                                              -------------   -------------
     Total stockholders' equity (deficit)...................     39,326,985     (88,979,946)
                                                              -------------   -------------
     Total liabilities, redeemable securities and
       stockholders' equity (deficit).......................  $  66,243,080   $  35,388,444
                                                              =============   =============

 The accompanying notes are an integral part of these consolidated statements.

                                   COSI, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 FOR THE YEARS ENDED
                                                      ------------------------------------------
                                                      DECEMBER 30,   DECEMBER 31,    JANUARY 1,
                                                          2002           2001           2001
                                                      ------------   ------------   ------------
NET SALES...........................................  $ 84,424,247   $ 70,184,136   $ 51,222,818
COST OF SALES:
  Cost of goods sold................................    22,697,549     18,791,711     13,843,992
  Restaurant operating expenses.....................    50,852,670     45,114,495     32,172,860
                                                      ------------   ------------   ------------
TOTAL COST OF SALES.................................    73,550,219     63,906,206     46,016,852
GENERAL AND ADMINISTRATIVE EXPENSES.................    17,811,712     18,361,511     14,774,234
DEPRECIATION AND AMORTIZATION.......................     5,851,207      6,689,985      6,158,146
RESTAURANT PRE-OPENING EXPENSES.....................     1,845,120      1,438,783      1,409,497
PROVISION FOR LOSSES ON ASSET IMPAIRMENTS
AND DISPOSALS.......................................     1,056,471      8,486,309      5,847,545
LEASE TERMINATION COSTS.............................    (1,164,984)     6,410,759        477,266
                                                      ------------   ------------   ------------
     Operating loss.................................   (14,525,498)   (35,109,417)   (23,460,722)
INTEREST INCOME.....................................        98,334        340,453        441,350
INTEREST EXPENSE....................................    (1,192,598)      (527,511)      (210,655)
AMORTIZATION OF DEFERRED FINANCING COSTS............      (548,972)      (126,868)
LOSS ON EARLY EXTINGUISHMENT OF DEBT................    (5,083,188)
OTHER INCOME (EXPENSE)..............................       380,871             --             --
                                                      ------------   ------------   ------------
     Net loss.......................................   (20,871,051)   (35,423,343)   (23,230,027)
PREFERRED STOCK DIVIDENDS...........................    (8,193,640)    (6,678,085)    (4,219,684)
                                                      ------------   ------------   ------------
NET LOSS ATTRIBUTABLE TO COMMON STOCK...............   (29,064,691)  $(42,101,428)  $(27,449,711)
                                                      ============   ============   ============
PER SHARE DATA:
  Net Loss Per Share:
     Basic and diluted..............................  $      (5.04)  $      (9.34)  $      (6.09)
                                                      ============   ============   ============
Weighted Average Common Shares Outstanding:
  Actual............................................     5,762,818      4,507,237      4,503,862
                                                      ============   ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                                   COSI, INC.

   CONSOLIDATED STATEMENTS OF REDEEMABLE SECURITIES AND STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED JANUARY 1, 2001, DECEMBER 31, 2001

                             AND DECEMBER 30, 2002


                                                                     REDEEMABLE SHARES
                                --------------------------------------------------------------------------------------------
                                        SERIES A                    SERIES C
                                  CONVERTIBLE PREFERRED       CONVERTIBLE PREFERRED
                                          STOCK                       STOCK                                COMMON STOCK
                                -------------------------   -------------------------      TOTAL       ---------------------
                                NUMBER OF                   NUMBER OF                    REDEEMABLE    NUMBER OF
                                  SHARES        AMOUNT        SHARES        AMOUNT       SECURITIES      SHARES      AMOUNT
                                ----------   ------------   ----------   ------------   ------------   ----------   --------
BALANCE, January 3, 2000......  1,146,206    $ 15,118,619   1,268,981    $ 19,901,891     35,020,510   4,503,815    $ 45,038
Issuance of Series C
 convertible preferred stock,
 net of issuance costs........         --              --   1,426,936      22,455,104     22,455,104          --          --
Accrued preferred stock
 dividend.....................         --       1,320,434          --       2,649,775      3,970,209          --          --
Accretion of preferred stock
 to liquidation value.........         --         224,936          --          24,539        249,475          --          --
Issuance of common stock......         --              --          --              --             --          54           1
Net loss......................         --              --          --              --             --          --          --
                                ----------   ------------   ----------   ------------   ------------   ----------   --------
BALANCE, January 1, 2001......  1,146,206      16,663,989   2,695,917      45,031,309     61,695,298   4,503,869      45,039
Issuance of Series C
 convertible preferred stock,
 net of issuance costs........         --              --   1,465,672      23,915,878     23,915,878          --          --
Issuance of warrants..........         --              --          --              --             --          --          --
Issuance of warrants in
 connection with preferred
 stock financing..............         --              --          --              --             --          --          --
Accrued preferred stock
 dividend.....................         --       1,429,280          --       4,980,812      6,410,092          --          --
Accretion of preferred stock
 to liquidation value.........         --         224,936          --          43,057        267,993          --          --
Issuance of common stock......         --              --          --              --             --       7,625          76
Net loss......................         --              --          --              --             --          --          --
                                ----------   ------------   ----------   ------------   ------------   ----------   --------
BALANCE, December 31, 2001....  1,146,206      18,318,205   4,161,589      73,971,056     92,289,261   4,511,494      45,115
Issuance of Series C
 convertible preferred stock,
 net of issuance costs........         --              --     942,629      15,626,611     15,626,611          --          --
Issuance of warrants..........         --              --          --              --             --          --          --
Issuance of warrants in
 connection with preferred
 stock financing..............
Accrued preferred stock
 dividend.....................         --       1,376,383          --       6,473,731      7,850,114          --          --
Accretion of preferred stock
 to liquidation value.........         --         200,836          --         142,690        343,526          --          --
Exchange of senior
 subordinated debt and
 warrants for Series C
Convertible Preferred Stock
 (Note 16)....................         --              --     217,327       3,613,075      3,613,075          --          --
Issuance of common stock......         --              --          --              --             --   5,594,409      55,944
Conversion to common stock....  (1,146,206)   (19,895,424)  (5,321,545)   (99,827,163)  (119,722,587)  6,467,611      64,676
Net loss......................         --              --          --              --             --          --          --
                                ----------   ------------   ----------   ------------   ------------   ----------   --------
BALANCE, December 30, 2002....         --    $         --          --    $         --   $         --   16,573,514   $165,735


                                                  NOTES
                                 ADDITIONAL     RECEIVABLE
                                  PAID-IN          FROM        ACCUMULATED
                                  CAPITAL      STOCKHOLDERS      DEFICIT         TOTAL
                                ------------   ------------   -------------   ------------
BALANCE, January 3, 2000......  $ 30,606,697   $(2,974,804)   $ (48,503,150)  $(20,826,219)
Issuance of Series C
 convertible preferred stock,
 net of issuance costs........            --            --               --             --
Accrued preferred stock
 dividend.....................            --            --       (3,970,209)    (3,970,209)
Accretion of preferred stock
 to liquidation value.........            --            --         (249,475)      (249,475)
Issuance of common stock......           634            --               --            635
Net loss......................            --            --      (23,230,027)   (23,230,027)
                                ------------   -----------    -------------   ------------
BALANCE, January 1, 2001......    30,607,331    (2,974,804)     (75,952,861)   (48,275,295)
Issuance of Series C
 convertible preferred stock,
 net of issuance costs........            --            --               --             --
Issuance of warrants..........     1,098,469            --               --      1,098,469
Issuance of warrants in
 connection with preferred
 stock financing..............       231,631            --               --        231,631
Accrued preferred stock
 dividend.....................            --            --       (6,410,092)    (6,410,092)
Accretion of preferred stock
 to liquidation value.........            --            --         (267,993)      (267,993)
Issuance of common stock......        66,601            --               --         66,677
Net loss......................            --            --      (35,423,343)   (35,423,343)
                                ------------   -----------    -------------   ------------
BALANCE, December 31, 2001....    32,004,032    (2,974,804)    (118,054,289)   (88,979,946)
Issuance of Series C
 convertible preferred stock,
 net of issuance costs........            --            --               --             --
Issuance of warrants..........     4,901,874                                     4,901,874
Issuance of warrants in
 connection with preferred
 stock financing..............        43,900                                        43,900
Accrued preferred stock
 dividend.....................            --            --       (7,850,114)    (7,850,114)
Accretion of preferred stock
 to liquidation value.........            --            --         (343,526)      (343,526)
Exchange of senior
 subordinated debt and
 warrants for Series C
Convertible Preferred Stock
 (Note 16)....................      (429,865)           --               --       (429,865)
Issuance of common stock......    33,077,182            --                      33,133,126
Conversion to common stock....   119,657,911                                   119,722,587
Net loss......................            --            --      (20,871,051)   (20,871,051)
                                ------------   -----------    -------------   ------------
BALANCE, December 30, 2002....  $189,255,034   $(2,974,804)   $(147,118,980)  $ 39,326,985


 The accompanying notes are an integral part of these consolidated statements.

                                   COSI, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              DECEMBER 30,   DECEMBER 31,    JANUARY 1,
                                                                  2002           2001           2001
                                                              ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(20,871,051)  $(35,423,343)  $(23,230,027)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................     5,851,207      6,689,985      6,158,146
  Amortization of deferred financing costs..................       548,972        126,868             --
  Loss on early extinguishment of debt......................     5,083,188             --             --
  Asset impairments and disposals...........................     1,056,471      9,933,142      5,847,545
  Provision for bad debts...................................        27,000          3,600         73,330
Changes in operating assets and liabilities:
  Accounts receivable.......................................      (339,740)       762,161     (1,653,944)
  Inventory.................................................       (61,924)      (492,934)      (397,048)
  Other assets..............................................      (367,352)      (619,006)       667,935
  Accounts payable..........................................     4,188,124        918,150      2,282,931
  Accrued liabilities.......................................       970,599       (255,229)     2,358,273
  Accrued merger and integration............................            --             --       (639,300)
  Accrued contractual lease increases.......................       785,794        825,772        628,401
  Prepaid expenses and other current assets.................    (1,107,926)       (53,084)      (198,203)
  Lease termination accrual.................................    (1,576,103)     5,201,674       (437,146)
                                                              ------------   ------------   ------------
    Net cash used in operating activities...................    (5,812,741)   (12,382,244)    (8,539,107)
                                                              ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, equipment and leasehold
    improvements............................................   (27,155,800)   (20,350,590)   (18,161,055)
  Payments made for security deposits.......................      (308,404)        82,725       (186,693)
                                                              ------------   ------------   ------------
      Net cash used in investing activities.................   (27,464,204)   (20,267,865)   (18,347,748)
                                                              ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................    33,133,126         66,677            635
  Net proceeds from issuance of preferred stock.............    15,670,511     24,147,509     22,455,104
  Retirement of Sr. Subordinated & Sr. Secured Notes........   (16,320,692)            --             --
  Principal payments on capital lease obligations...........      (457,673)      (572,060)      (303,783)
  Proceeds from long-term debt plus related Warrants and
    accrued interest........................................    10,980,647      9,269,198      2,998,977
  Principal payments on long-term debt......................    (1,166,238)      (854,516)      (186,947)
                                                              ------------   ------------   ------------
  Net cash provided by financing activities.................    41,839,681     32,056,808     24,963,986
                                                              ------------   ------------   ------------
  Net increase (decrease) in cash...........................     8,562,736       (593,301)    (1,922,869)
CASH AND CASH EQUIVALENTS, beginning of year................     4,469,571      5,062,872      6,985,741
                                                              ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of year......................  $ 13,032,307   $  4,469,571   $  5,062,872
                                                              ============   ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for:
  Interest..................................................  $  1,323,459   $    466,764   $    220,492
                                                              ============   ============   ============
  Corporate franchise and income taxes......................  $    118,690   $    277,198   $      7,931
                                                              ============   ============   ============
  Non-cash financing transactions:
  Assets acquired under capital leases......................  $         --   $         --   $    134,678
                                                              ============   ============   ============
  Conversion of Senior Subordinated Debt to Series C
    Preferred...............................................  $  3,183,210   $         --   $         --
                                                              ============   ============   ============
  Conversion of Warrants to Series C Preferred..............  $    429,865   $         --   $         --
                                                              ============   ============   ============

 The accompanying notes are an integral part of these consolidated statements.

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002

1.  DESCRIPTION AND ORGANIZATION OF BUSINESS

     Cosi, Inc. and subsidiaries (the "Company" or "Cosi") engages in the business of operating restaurants, which sell high-quality coffees and sandwiches along with a variety of coffee beverages, teas, baked goods and alcoholic beverages. As of December 30, 2002, the Company had 91 restaurants in operation in Connecticut, New York, the District of Columbia, Pennsylvania, Maryland, Massachusetts, Virginia, Illinois, New Jersey, Michigan, Ohio and Wisconsin.


     During the first nine months of fiscal 2003, the Company experienced lower sales and operating profits than it had projected, mostly related to underperformance at new restaurants opened in the second half of 2002 and in the first quarter of 2003 and severe winter weather in the Northeast. In addition, the Company's cash position has been adversely impacted by the payment of costs associated with restaurants in its development pipeline that the Company determined not to open. As a result, the Company incurred a loss of $20.5 million and used cash in operating activities of $10.0 million for the nine months ended September 29, 2003. Cash and cash equivalents were $3.2 million and working capital was a deficit of $7.6 million. Primarily because of these developments, the Company determined that it was prudent to seek additional financing. Consequently, the Company obtained a $3 million line of credit from a bank to be used for general corporate purposes and borrowed the full amount on April 1, 2003. In addition, the Company announced its intention to pursue a rights offering to raise approximately $14 million. In connection therewith, the Company announced that a group of its shareholders (the "Funding Parties", defined below) indicated that they will commit to provide funding in the amount of up to $8.5 million of the rights offering. This commitment is subject to, among other things, the Company's shareholders approving the conversion feature of the $3 Million Note and the $1.5 Million Note (described below). The $3 Million Note and the $1.5 Million Note bear interest at 75 basis points over Bank of America's prime lending rate and are each secured by all of the Company's tangible and intangible property, other than equipment pledged to secure the Company's equipment loan credit facility. The Company paid the bank fees and expenses of approximately $22,000 upon funding of the $3 Million Note. The $3 Million Note was guaranteed, jointly and severally, by Eric J. Gleacher, one of the Company's stockholders and one of the Company's former directors; Charles G. Phillips, one of the Company's stockholders, and Ziff Investors Partnership, L.P. II, an entity related to ZAM Holdings, L.P., the Company's largest stockholder. On October 30, 2003, the bank assigned the $3 Million Note to these persons or their designees, and the maturity date was extended to December 31, 2004. Upon assignment of the note, the Company issued amended and restated promissory notes in the amount of $1,943,068.74, $759,397.00 and $304,634.26 (collectively, the "$3 Million Note"). Subject to the receipt of shareholder approval of the conversion feature of the senior secured notes, each holder will have the right to convert, in whole or in part, their pro rata share of the note plus accrued and unpaid interest into shares of the Company's common stock at a conversion price equal to the lesser of $1.50 or 85% of the weighted average price per share of the Company's common stock for the fifteen trading day period ending three trading days before the conversion date. If the Company's stockholders approve the conversion feature of the senior secured notes and if the Company consummates the rights offering, the $3 Million Note and the $1.5 Million Note will be converted by the holders.



     On August 5, 2003, the Company entered into an Investment Agreement (the "Investment Agreement") with Eric J. Gleacher, Charles G. Phillips, LJCB Nominees Pty Ltd, and ZAM Holdings, L.P. (together, the "Funding Parties") Pursuant to the Investment Agreement, subject to certain conditions, the Funding Parties have agreed to provide funding to the Company in an aggregate amount up to $8.5 million reduced by the amount outstanding under the $3 Million Note and the $1.5 Million Note. At the option of the Funding Parties, the Funding Parties may fund such greater amount permitted by the Investment Agreement to allow the Funding Parties to maintain certain relative ownership levels. If the Company's stockholders (other than the Funding Parties) subscribe for at least $2.0 million worth of shares in the rights offering, the Funding Parties would, subject to certain conditions, provide this funding in the form of an investment in the Company's common stock at the subscription price. If the Company's stockholders (other than the Funding Parties) do not subscribe for at

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)


least $2.0 million worth of shares in the rights offering, the Company will not consummate the rights offering and the Funding Parties will, subject to certain conditions, provide this funding in the form of, at their option, a purchase of shares of the Company's common stock at the subscription price or the purchase of a senior secured note which is convertible into shares of the Company's common stock. The Funding Parties agreed not to exercise their basic subscription privilege or over-subscription privilege in the rights offering. If the Company's stockholders (other than the Funding Parties) subscribe for at least $7.5 million worth of shares in this rights offering, the Funding Parties are not obligated to provide any additional funding to the Company (other than the $3 Million Note and the $1.5 Million Note). The $8.5 million in funding described above is allocated as follows: (a) Mr. Gleacher, $2,000,000; (b) Mr. Phillips, $750,000; (c) LJCB, $750,000 and (d) ZAM Holdings, L.P. $5,000,000.



     In order to ensure that the Company would have sufficient cash resources pending consummation of the rights offering, on August 5, 2003, Mr. Gleacher and ZAM Holdings provided $1,348,042.50 of the Funding Parties' $8.5 million commitment in the form of two senior secured promissory notes, and on August 6, 2003, Mr. Phillips provided $151,957.50 of the Funding Parties' commitment in the form of a senior secured promissory note. All three notes equal an aggregate of $1.5 million (collectively, the "$1.5 Million Note"). The terms of the $1.5 Million Note are substantially similar to the terms of the $3 Million Note, and the $1.5 Million Note matures on December 31, 2004. If approved by the Company's stockholders, the $1.5 Million Note will be convertible into shares of the Company's common stock, at the option of the holders thereof, at a conversion price equal to the lesser of $1.50 or 85% of the weighted average price per share of the Company's common stock for the fifteen trading day period ending three trading days before the conversion date. If the Company's stockholders approve the conversion feature of the senior secured notes and if the Company consummates the rights offering, the $ 3 Million Note and the $1.5 Million Note will be converted by the holders.



     The Funding Parties funding commitment pursuant to the Investment Agreement is subject to certain conditions, including the Company's stockholders approving the conversion feature of the $3 Million Note and the $1.5 Million Note and the Investment Agreement and the transactions contemplated thereby, including the rights offering. In order to provide the Company with sufficient liquidity and cash resources in the event that the conditions to the Investment Agreement are not satisfied, and consequently the Funding Parties are not obligated to provide funding under the Investment Agreement, on August 5, 2003, the Company entered into an agreement with Mr. Gleacher, Mr. Phillips and ZAM Holdings, L.P. pursuant to which Messrs. Gleacher and Phillips and ZAM Holdings, L.P. agreed to provide funding to the Company by purchasing senior secured promissory notes from the Company in the aggregate principal amount of $3 million if (i) the Rights Offering is abandoned by December 1, 2003; (ii) the Company's stockholders do not approve (a) the conversion feature of the $3 Million Note and the $1.5 Million Note and (b) the Investment Agreement; (iii) as a result, the Funding Parties do not provide the funding contemplated by the Investment Agreement and (iv) the Company's "Cumulative Modified EBITDA" for the months of July through October 2003 is no less than a loss of $1,185,000. "Cumulative Modified EBITDA" is defined in the agreement as (A) the Company's earnings before interest, taxes, depreciation, amortization, asset impairment charges, restaurant closing costs and other items customarily and properly classified by the Company as one-time, extraordinary expenses for internal reporting purposes less (B) capital expenditures. The Company's Cumulative Modified EBITDA for this period satisfied condition (iv) above.



     The $3 million in additional funding would be provided in the form of a non-convertible secured promissory note with terms which may be substantially less favorable to the Company than the $3 Million Note and the $1.5 Million Note. The note would mature on January 15, 2005. Messrs. Gleacher and Phillips and ZAM Holdings L.P. will only provide this funding if the Company's stockholders do not approve the conversion feature of the $3 Million Note and the $1.5 Million Note and the Investment Agreement, and the Company does not consummate the rights offering. In this event, the Funding Parties are only committed to provide an aggregate of $7.5 million (the $3 Million Note, the $1.5 Million Note and the $3 million non-convertible note described

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)


above) as opposed to up to $8.5 million pursuant to the Investment Agreement (the $3 Million Note, the $1.5 Million Note and up to $4 million pursuant to the Investment Agreement).



     The Company currently estimates that its current cash resources will be sufficient until the completion of the rights offering, or until the abandonment of the rights offering and funding of the remaining commitment by the Funding Parties.



     The Company currently estimates that its capital expenditures during 2003 will be approximately $3.7 million, principally for the opening of the six new restaurants that have already been opened, and for maintaining and remodeling existing restaurants. Most of these expenditures have been paid. The remainder will be funded through existing cash balances and from the proceeds from the $1.5 Million Note. The Company anticipates that its capital expenditures for the remainder of the year will be minimal.



     The Company plans to fund the operations, maintenance and growth of its restaurants primarily through the rights offering (including the senior secured notes and any other securities issued pursuant to the Investment Agreement) and internally generated cash flows produced by its existing restaurants. The Company's cash resources, and therefore its liquidity, are highly dependent upon the level of internally generated cash from operations and upon future financing transactions, including the transactions the Company has negotiated with the Funding Parties and the rights offering. If cash flows from the Company's existing restaurants or cash flow from new restaurants that the Company opens do not meet the Company's expectations or are otherwise insufficient to satisfy the Company's cash needs or expansion plans, the Company may have to seek additional financing from external sources to continue funding its operations, close underperforming restaurants or reduce or cease its plans to open or franchise new restaurants. The Company cannot predict whether such financing will be available on terms acceptable to the Company, or at all.



     In the event that the Company's stockholders approve the conversion feature of the notes and the Investment Agreement and the Company's stockholders, other than the Funding Parties, subscribe for at least $2 million in the rights offering, the Company will, subject to certain conditions, secure a minimum of $10.5 million of funding in the form of purchases of the Company's common stock, including the conversion of the $3 Million Note and the $1.5 Million Note. The Company anticipates that this funding ($6 million of new cash proceeds), its current cash balances and expected internally generated cash flows will be sufficient to fund its cash requirements for the next twelve months.



     In the event that the Company's stockholders approve the conversion feature of the notes and the Investment Agreement, but the Company's stockholders, other than the Funding Parties, do not subscribe for a minimum of $2 million in the rights offering, the Company will not consummate the rights offering and it will, subject to certain conditions, obtain a maximum of $8.5 million in funding (including the $3 Million Note and the $1.5 Million Note already received) in the form of, at the option of the Funding Parties, a purchase of shares of the Company's common stock at the subscription price or the purchase of a senior secured note which is convertible into shares of the Company's common stock. In addition, the $3 Million Note and the $1.5 Million Note may remain outstanding and payable at maturity in December 2004, which could have an adverse effect on the Company's expected near term working capital. In this event, the Company anticipates that this funding, the Company's current cash balances and expected internally generated cash flows will be sufficient to fund its cash requirements for the next twelve months. However, the Company may need to secure additional financing upon the maturity of the $3 Million Note, the $1.5 Million Note and any other notes issued pursuant to the Investment Agreement. There can be no assurance that such financing will be available on terms acceptable to the Company, or at all.



     In the event that the Company's stockholders do not approve the conversion feature of the notes and the Investment Agreement, the Company will not consummate the rights offering and it will secure a maximum of $7.5 million in financing (including the $3 Million Note and the $1.5 Million Note already received). The

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)


$3 million in additional funding would be in the form of senior secured non-convertible notes due January 15, 2005. In addition, the $3 Million Note and the $1.5 Million Note will remain outstanding and payable at maturity in December 2004, which could have an adverse effect on the Company's expected near term working capital. In this event, the Company anticipates that this funding, its current cash balances and expected internally generated cash flows will be sufficient to fund its cash requirements for the next twelve months; however, the Company expects that it would need to reduce or cease its plans to open or franchise new restaurants. The Company also may need to secure additional financing upon the maturity of the $3 Million Note and the $1.5 Million Note and the $3 million non-convertible note. There can be no assurance that such financing will be available on terms acceptable to the Company, or at all.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  FISCAL YEAR END

     The Company's fiscal year ends on the Monday closest to December 31. Fiscal years 2002, 2001 and 2000 ended on December 30, 2002, December 31, 2001 and January 1, 2001, respectively. Fiscal 2002, 2001 and 2000 each contained 52 weeks.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

  CASH AND CASH EQUIVALENTS

     The Company considers all short-term liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 30, 2002 and December 31, 2001, $9.4 million and $1.4 million, respectively, was invested primarily in commercial paper and money market accounts and is classified as cash and cash equivalents in the accompanying consolidated balance sheets.

  CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits and accounts receivable. The Company places its cash deposits in FDIC insured financial institutions, commercial paper and money market funds. Cash deposits may exceed FDIC insured levels from time to time.

     The Company's accounts receivable consist principally of receivables from trade or "house" accounts representing corporate customers, as well as amounts due from certain landlords for tenant improvement reimbursements. The Company has established credit procedures, whereby analyses are performed to control the granting of credit to customers.

  INVENTORY

     Inventory is stated at the lower of cost (first in, first out method) or market, and consists principally of whole bean coffee, liquor, sandwich ingredients and packaging and related food supplies.

  PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements are stated at cost and include improvements and costs incurred in the development and construction of new restaurants and remodels, equipment and leasehold improvements. Depreciation is computed using the straight-line method over estimated useful lives, which range

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

from two to fifteen years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the related leases.

  RESTAURANT IMPAIRMENT CHARGES

     In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of", and APB Opinion No. 30, "Reporting Results of Operations Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 retains the fundamental provisions of SFAS 121 for recognition and measurement of impairment, but amends the accounting and reporting standards for segments of a business to be disposed of. The Company adopted the provisions of this statement beginning in fiscal 2002. The adoption of SFAS 144 did not have a material impact on the Company's financial position or results of operations. In accordance with SFAS. 144 and previously under SFAS 121, impairment losses are recorded on long-lived assets on a restaurant by restaurant basis whenever impairment factors are determined to be present. The Company considers a history of restaurant operating losses to be the primary indicator of potential impairment for individual restaurant locations. The Company has identified certain units that have been impaired, and recorded charges of approximately $5.8 million (related to ten restaurants), $7.2 million (related to fourteen restaurants, including $0.3 million for one restaurant damaged in the events of September 11, 2001 -- See Note 15) and $1.1 million (related to two restaurants) in the statements of operations for fiscal years 2000, 2001 and 2002, respectively. The Company determines whether a restaurant location is impaired based on expected undiscounted cash flows, generally for the remainder of the lease term, and then determines the impairment charge based on discounted cash flows for the same period.

  INTANGIBLES, SECURITY DEPOSITS AND OTHER ASSETS

     Intangibles and other assets consist of expenditures associated with obtaining liquor licenses, trademarks and logos. Liquor licenses are stated at cost which, in the aggregate, is not in excess of market. Security deposits primarily consist of deposits placed on leased locations. Amortization expense related to intangibles and other assets amounted to approximately $8,400 and $9,400 for fiscal years 2000 and 2001, respectively. Due to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets" (see note 5) no amortization expense was recorded in fiscal 2002.

     The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of those assets may not be recoverable in accordance with SFAS 142. Management believes that there is no impairment with respect to such intangible assets at December 30, 2002 or December 31, 2001.

  OTHER LIABILITIES

     Other liabilities consist of deferred rent and accrued lease termination costs (see Note 14).

  INCOME TAXES

     The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled.

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

  REVENUE RECOGNITION

     The Company records revenue at the time of the purchase of its products by its customers.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company accounts for financial instruments in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments". The carrying value of all financial instruments reflected in the accompanying balance sheet approximates fair value at December 30, 2002 and December 31, 2001.

  STOCK-BASED COMPENSATION

     The Company complies with the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The provisions of SFAS 123 encourage entities to adopt a fair value based method of accounting for stock compensation plans; however, these provisions also permit the Company to continue to measure compensation costs under pre-existing accounting pronouncements. Pursuant to SFAS 123, the Company has elected to continue the accounting set forth in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and to provide the necessary pro forma disclosures (Note 12).

     The following table illustrates the effect on net loss attributable to common stock and net loss per common share as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

                                                  2002           2001           2000
                                              ------------   ------------   ------------
Net loss attributable to common stock -- as
  reported..................................  $(29,064,691)  $(42,101,428)  $(27,449,711)
Stock based compensation determined under
  SFAS 123..................................    (1,952,266)    (1,377,415)      (570,972)
                                              ------------   ------------   ------------
Net loss attributable to common stock -- Pro
  forma.....................................   (31,016,957)   (43,478,843)   (28,020,683)
Net loss per common share -- Basic and
  Diluted:
  As reported...............................  $      (5.04)  $      (9.34)  $      (6.09)
                                              ============   ============   ============
  Pro forma.................................  $      (5.38)  $      (9.64)  $      (6.23)
                                              ============   ============   ============

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

FISCAL YEAR ENDED                                            2002      2001      2000
-----------------                                           -------   -------   -------
Expected volatility.......................................      40%(a)      --       --
Average expected option life..............................  5 years   5 years   5 years
Average risk-free interest rate...........................    4.11%     4.57%     6.37%
Dividend yield............................................       0%        0%        0%

---------------

(a) For options issued subsequent to the Company's initial public offering.

  NET LOSS PER SHARE

     The Company follows the provisions of SFAS No. 128, "Earnings Per Share". In accordance with this statement, basic net loss per share is computed by dividing the net loss attributable to common shareholders (after

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

deducting preferred stock dividends) by the weighted-average number of common shares outstanding. Diluted net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average number of common shares and dilutive common share equivalents, if any, outstanding. For all periods presented, the impact of all common share equivalents has not been included, as their inclusion would be anti-dilutive.

  SEGMENT DISCLOSURES

     The Company has adopted the provisions of SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information". Pursuant to this pronouncement, operating segments are defined as components of an enterprise about which separate financial information is available and is evaluated regularly by the chief operating decision maker in deciding how to allocate resources in assessing performance. Management of the Company considers its operations to be in the food service industry and, as a result, the Company has one single reporting operating unit with all sales historically generated in the United States.

  PRE-OPENING COSTS

     All costs incurred prior to the opening of a location, which consist primarily of salaries and other direct expenses incurred with the initial setup of restaurants and certain costs related to remodels, employee training and general restaurant management, are expensed as incurred.

  ADVERTISING COSTS

     Advertising costs are expensed as incurred and approximated $110,000 , $141,000 and $177,000 for fiscal years 2002, 2001 and 2000, respectively.

  COMPREHENSIVE INCOME

     The Company's operations did not give rise to items includable in comprehensive income that were not already in its net loss for fiscal years 2002, 2001 and 2000. Accordingly, the Company's comprehensive loss is the same as its net loss for all periods presented.

  RECLASSIFICATIONS

     Certain items in the financial statements presented have been reclassified to conform to the fiscal 2002 presentation.

  RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In April 2002, the FASB approved SFAS 145, "Rescission of FASB Statements No. 4, 44 and 54, Amendment of SFAS 13, and Technical Corrections." SFAS 145 rescinds previous accounting guidance, which required all gains and losses from extinguishment of debt be classified as an extraordinary item. Under SFAS 145 classification of debt extinguishment depends on the facts and circumstances of the transaction. SFAS 145 is effective for fiscal years beginning after May 15, 2002. The Company does not expect SFAS 145 to have a material impact on our financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses accounting for restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a significant impact on the Company's financial position and results of operations.

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." SFAS 148 amends SFAS 123 "Accounting for Stock-Based Compensation" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The additional disclosure requirements of SFAS 148 have been incorporated into the accompanying financial statements and footnotes. The Company has elected to continue to follow the intrinsic value method of accounting as prescribed by APB 25 to account for employee stock options.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

3.  ACCOUNTS RECEIVABLE, NET

     Accounts receivable, net, consists of the following:

                                                              DECEMBER 30,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
Accounts receivable, trade..................................   $  616,411     $  657,102
Reimbursements due from landlords...........................      823,100        482,548
Other.......................................................      304,144        278,981
                                                               ----------     ----------
                                                                1,743,655      1,418,631
Less: allowance for doubtful accounts.......................     (232,129)      (219,845)
                                                               ----------     ----------
Accounts receivable.........................................   $1,511,526     $1,198,786
                                                               ==========     ==========

     At December 30, 2002 one landlord reimbursement represented 27% of total reimbursements due from landlords.

4.  PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consist of the following:

                                                           DECEMBER 30,   DECEMBER 31,
                                                               2002           2001
                                                           ------------   ------------
Leasehold improvements...................................  $ 36,297,351   $ 23,216,827
Furniture and fixtures...................................     9,499,929      6,279,777
Restaurant equipment.....................................    13,000,904      6,455,154
Computer and telephone equipment.........................     7,962,204      5,600,702
Construction in progress.................................     1,063,823        181,252
                                                           ------------   ------------
                                                             67,824,211     41,733,712
Less: accumulated depreciation and amortization..........   (22,068,892)   (16,226,517)
                                                           ------------   ------------
                                                           $ 45,755,319   $ 25,507,195
                                                           ============   ============

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

     Depreciation and amortization expense for fiscal years 2002, 2001 and 2000 was $5,851,207, $6,680,585 and $6,131,888, respectively.

5.  INTANGIBLE ASSETS

     Effective January 1, 2002, the Company adopted SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets". These statements established financial accounting and reporting standards for acquired goodwill and other intangible assets. Specifically, the standards address how intangible assets should be accounted for both at the time of acquisition and after they have been recognized in the financial statements. The provisions of SFAS 141 apply to all business combinations initiated after June 30, 2001. In accordance with SFAS 142, intangible assets, included purchased goodwill, must be evaluated for impairment. Those intangible assets that will continue to be classified as goodwill or as other intangibles with indefinite lives are no longer amortized. Finite lived intangibles will continue to be amortized over their estimated useful lives. The adoption of these standards did not have a material impact on the Company's financial statements, principally because the Company's significant business combination, which took place in fiscal 1999, was accounted for under the pooling-of-interests method of accounting in which no goodwill was recorded. The Company's intangibles consist of expenditures associated with obtaining liquor licenses, trademarks and logos. These identifiable intangibles have indefinite lives and, accordingly, are no longer being amortized effective January 1, 2002 upon adoption of this Statement.

     In accordance with SFAS 142, the effect of this change is reflected prospectively. The following table reflects consolidated results of operations adjusted as though the adoption of SFAS 141 and 142 occurred as of January 2, 2001:

                                                              YEAR ENDED
                                        -------------------------------------------------------
                                          DECEMBER 30,        DECEMBER 31,        JANUARY 1,
                                              2002                2001               2001
                                        -----------------   -----------------   ---------------
Net loss:
As reported...........................    $(20,871,051)       $(35,423,343)      $(23,230,027)
Indefinite-lived intangibles
  amortization........................              --               9,400              8,400
                                          ------------        ------------       ------------
As adjusted...........................    $(20,871,051)       $(35,413,943)      $(23,221,627)
                                          ============        ============       ============

     Intangible assets consist of the following, and are included in Intangibles, Security Deposits and Other Assets, net:

                                                              DECEMBER 30,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
Liquor Licenses.............................................   $  903,806      $527,679
Trademarks..................................................      459,339       443,941
                                                               ----------      --------
                                                               $1,363,145      $971,620
                                                               ==========      ========

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

6.  ACCRUED LIABILITIES

     Accrued liabilities consist of the following:


                                                              DECEMBER 30,   DECEMBER 31,
                                                                  2002           2001
                                                              ------------   ------------
Payroll and related benefits and taxes......................   $1,521,208     $2,043,941
Professional and legal costs................................      436,993        188,581
Taxes payable...............................................      825,331        473,022
Other.......................................................    3,138,876      2,246,265
                                                               ----------     ----------
                                                               $5,922,408     $4,951,809
                                                               ==========     ==========


7.  LONG-TERM DEBT

  NOTES PAYABLE

     The Company maintains a credit facility in the original amount of $3 million under a Master Loan and Security Agreement dated October 28, 1999 (the "Equipment Loan Credit Facility"). The proceeds are required to be used for the purchases of equipment. Borrowings are secured by the equipment purchased. Each borrowing under the Equipment Loan Credit Facility is payable over 36 months and the interest rate is determined at the time of the borrowing. Warrants to purchase shares of common stock were issued in connection with the Credit Facility. The warrants entitle the holder to acquire 8,068 shares of the Company's common stock for $14.875 per share. As of December 30, 2002, there were two notes payable outstanding under the Equipment Loan Credit Facility. The note payable due September 1, 2003 requires monthly payments of $35,949, which commenced in October 2000, and accrues interest at a rate of 9.10% per annum. The note payable due December 1, 2003 requires monthly payments of $58,361, which commenced in December 2001, and accrues interest at a rate of 8.50% per annum.

     In addition to the monthly payments, the Company is required to pay loan fees of $113,738 and $186,158, respectively, which are due September 1, 2003 and December 1, 2003, respectively. The Company is amortizing these loan fees as additional interest expense over the term of the notes.

     In addition to the credit facility, the Company has an outstanding note payable of approximately $130,000. The note is due March 2007 and requires monthly payments of $3,097, which commenced in May 1998, and accrues interest at a rate of 10% per year.

     In 2001 the Company entered into a settlement agreement involving a trademark dispute. Under that agreement, the Company is obligated to make annual payments of $25,000 per year through 2011. The present value of those future payments is included in Notes Payable on the accompanying balance sheets.

  SENIOR SUBORDINATED DEBT

     In November 2001, the Company issued approximately $9 million of senior subordinated notes along with detachable warrants. The notes bore interest at 13% per annum, compounded quarterly and payable in arrears, and were subject to a mandatory prepayment at the election of the Company or the holders at any time after the earliest of (i) a material change in ownership, as defined, (ii) a merger or sale of substantially all of the Company's assets, (iii) a substantial change in corporate structure, as defined, or (iv) a default by the Company, as defined. The notes were repaid in December 2002 in connection with the Company's initial public offering of its common stock. (see note 11) The warrants are exercisable at $.01 per common share and are exercisable for a period of 5 years from the date of issuance. The fair value ascribed to the warrants was $1,079,808. The value assigned to the warrants was being recognized as interest expense over the term of the notes. Upon the repayment

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

of the notes in December 2002 the Company recorded a charge of approximately $0.5 million to write off the unamortized portion of the fair value ascribed to the warrants. This amount is classified as loss on early extinguishment of debt in the accompanying Consolidated Statement of Operations.

  SENIOR SECURED DEBT

     In August and November 2002, the Company entered into Senior Secured Note and Warrant Purchase Agreements with certain of our existing shareholders and members of our board of directors. These agreements provided the Company with a credit facility of up to $25.0 million available for general corporate purposes. The facility allowed the Company to draw down funds from time to time until August 12, 2003. Each draw down was evidenced by a senior secured note bearing interest at 12% per annum. During 2002 the Company issued $9.5 million of 12% senior secured notes pursuant to this credit facility. These notes ranked senior to all of the Company's other funded indebtedness and were secured by all of the Company's tangible and intangible property, other than equipment pledged to secure the Company's equipment loan credit facility and its capitalized lease obligations. (see Note 8). Interest on the notes accrues and was payable together with principal upon maturity. All notes issued pursuant to these agreements matured, and the credit facility terminated, upon the consummation of the Company's Initial Public Offering. (see Note 11).

     In connection with the Senior Secured Note and Warrant Purchase Agreements, the Company issued warrants to purchase an aggregate of 2,070,004 shares of its common stock, at an exercise price of $6.00 per share, pro rata to the parties to the agreement. Each warrant issued pursuant to the Senior Secured Note and Warrant Purchase Agreements has a five year term and may not be exercised until after one year from the date of issuance. The fair value ascribed to the warrants was $4,840,465. The value assigned to the warrants was being recognized as interest expense over the term of the notes. Upon the repayment of the notes in December 2002 the Company recorded a charge of approximately $4.5 million to write off the unamortized portion of the fair value ascribed to the warrants. This amount is classified as loss on early extinguishments of debt in the accompanying Consolidated Statement of Operations.

     Maturities of long-term debt during the next five fiscal years and thereafter are as follows (As of December 30, 2002)

2003........................................................   $ 1,280,432
2004........................................................        41,434
2005........................................................        45,438
2006........................................................        49,836
2007........................................................        29,139
Thereafter..................................................        82,803
                                                               -----------
                                                               $ 1,529,082
Less: Current maturities....................................    (1,280,432)
                                                               -----------
Long-term debt, net.........................................   $   248,650
                                                               ===========

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

8.  CAPITAL LEASE OBLIGATIONS

     At December 30, 2002, the Company is obligated under capital leases for certain restaurant equipment with an original cost of $2,019,144. The leases expire at various dates through 2004. The following is a schedule of future minimum lease payments for capital leases as of December 30, 2002:


2003........................................................   $ 122,563
2004........................................................       2,917
                                                               ---------
Total lease payments........................................     125,480
Less: amount representing interest..........................      (6,055)
                                                               ---------
Present value of net capital lease payments.................     119,425
Less: current portion.......................................    (116,940)
                                                               ---------
Long-term portion...........................................   $   2,485
                                                               =========


9.  INCOME TAXES

     Significant components of the Company's deferred tax assets are as follows:

                                                           DECEMBER 30,   DECEMBER 31,
                                                               2002           2001
                                                           ------------   ------------
Deferred tax assets:
  Net operating loss carryforward........................  $ 30,851,620   $ 21,239,769
  Deferred compensation..................................     1,669,651      1,669,651
  Depreciation expense and Impairment of Long-Lived
     Assets..............................................     8,837,192     10,139,945
  Lease termination accrual..............................     2,451,461      3,034,619
  Allowance for doubtful accounts........................        85,888         81,343
  Contractual lease increases............................     1,403,914      1,113,171
  Accrued expenses.......................................       492,299        238,190
  Other assets...........................................         6,973          6,973
                                                           ------------   ------------
     Total deferred tax assets...........................    45,798,998     37,523,661
Valuation allowance......................................   (45,798,998)   (37,523,661)
                                                           ------------   ------------
     Net deferred taxes..................................  $         --   $         --
                                                           ============   ============

     As of December 30, 2002, the Company has Federal net operating tax loss carryforwards of approximately $83.4 million, which if not used, will expire through 2022. Utilization of the net operating losses may be subject to an annual limitation due to the change in ownership provisions of the Internal Revenue Code and similar state provisions. These annual limitations may result in the expiration of these net operating losses before their utilization. The Company has recorded a valuation allowance to offset the benefit associated with the deferred tax assets noted above due to the uncertainty of realizing the related benefits.

10.  CAPITALIZATION

  CHANGE IN AUTHORIZED NUMBER OF SHARES

     On November 22, 2002, the Company amended its Certificate of Incorporation to increase its authorized capital stock from 45,673,947 shares to 140,000,000, of which 100,000,000 shares will be Common Stock and 40,000,000 shares will be Preferred Stock.

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

  REDEEMABLE SECURITIES

  Series A Convertible Preferred Stock

     In connection with the Series A Convertible Preferred Stock Purchase Agreement (the "Series A Purchase Agreement") dated April 28, 1998, the Company issued 1,142,124 shares of Series A Convertible Preferred Stock (the "Series A") for approximately $14 million. The proceeds were reduced by $351,800 for closing costs. The Series A Purchase Agreement provides for the issuance of one warrant to purchase one share of the Company's Common Stock at an exercise price of $.01 (the "Warrants") for each 13 shares of Series A issued. The Warrants are exercisable for a period of ten years from the date of issuance and will expire on the earlier of (i) if required by the Company, the completion of a qualified public offering, as defined or (ii) the redemption of all of the Series A. The Company allocated $997,818 of the proceeds to the warrants to recognize their fair value. In November 1999, the Company issued an additional 4,082 shares of Series A for $50,000, based on the same terms and conditions. No additional warrants were issued.

  Series B Convertible Preferred Stock

     Contemporaneously with the Series A Purchase Agreement, the Company issued 261,521 shares of Series B Convertible Preferred Stock (the "Series B Executive Stock") to certain officers of the Company in exchange for promissory notes aggregating $2,974,804 pursuant to the terms of an Executive Stock Agreement the "Executive Agreement". The promissory notes accrue interest at an annual rate of 5.75% and mature in April 2003. These notes are included in stockholders' equity as notes receivable from stockholders. The Executive Agreement provided that shares of Series B vest at the rate of 25% per year or immediately upon a qualified public offering. During 1999, the officers converted the Series B Executive Stock into an equal number of shares of common stock subject to the same vesting provisions. In the event that the Company no longer employs the stockholders, the Executive Agreement provides for certain Company stock repurchases and/or stockholder put options.

  Series C Convertible Preferred Stock

     On March 1, 1999, the Company entered into a bridge financing arrangement (the "Agreement") pursuant to which it issued Subordinated Promissory Notes (the "Promissory Notes") aggregating $1.5 million maturing on July 28, 1999. The Promissory Notes bear interest at an escalating rate (ranging from 12% to 18%) based on the number of days from the issuance of the Promissory Notes. Warrants (the "Bridge Warrants") to purchase shares of Series A Convertible Preferred Stock were issued in connection with the Promissory Notes. The Bridge Warrants entitle the holder to acquire a certain amount of the Company's Series A Convertible Preferred Stock for a price to be determined at the time of the Company's next financing. The amount of preferred stock to be issued would be based upon a price per share based on certain provisions in the Agreement. At the time of the Company's March 30, 1999 financing, the terms of the Bridge Warrants were specified to be for the purchase of 25,208 shares of Series A Convertible Preferred Stock at $14.875 per share. The fair value of the Bridge Warrants was determined using the Black-Scholes option-pricing model and totaled $88,230. On March 30, 1999, the Promissory Notes were exchanged for 100,840 shares of Series C Convertible Preferred Stock. The value assigned to the Bridge Warrants was recognized as interest expense and the carrying amount of the Promissory Notes were converted to Series C Convertible Preferred Stock upon conversion of the Promissory Notes.

     On March 30, 1999, in connection with the 1999 Series C Preferred Stock Purchase Agreement (the "1999 Series C Purchase Agreement"), the Company issued 1,343,668 shares of Series C convertible preferred stock ("1999 Series C"), par value $0.01 per share and received proceeds of approximately $20 million (including the exchange for the Company's Promissory Notes aggregating $1.5 million; described above). The proceeds were reduced by $128,411 for closing costs. During 1999, 74,687 shares of Series C were converted to an equal number of shares of Common Stock.

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

     During fiscal 2000, the Company issued an aggregate of 1,426,936 shares of Series C, par value $.01 at $15.75 per share, ("2000 Series C"). The Company received aggregate proceeds of approximately $22.4 million in April 2000, June 2000, and September 2000. The terms of the issuance of 2000 Series C are the same as the March 1999 issuance of 1999 Series C, with the exception that the liquidation preference of the 2000 Series C is $15.75 per share.

     During fiscal 2001, the Company issued 1,465,672 shares of Series C convertible preferred stock, par value $.01. ("2001 Series C"). The Company received proceeds of approximately $23.9 million, net of issuance costs. The terms of the issuance of 2001 Series C are the same as the previous issuances of Series C convertible preferred stock, with the exception that the liquidation preference is $16.625 per share.

     During fiscal 2002, the Company issued 1,159,956 shares of Series C convertible preferred stock, par value $.01. ("2002 Series C"). The Company received proceeds of approximately $19.2 million, net of issuance costs. The terms of the issuance of 2002 Series C are the same as the previous issuances of Series C convertible preferred stock, with the exception that the liquidation preference is $16.625 per share.

     In connection with the Company's initial public offering of its common stock in November 2002, (see note 11) all outstanding shares of Series A and Series C Convertible Preferred Stock were converted to common stock, on a one for one basis. Upon the conversion any unamortized issuance costs were charged to Additional Paid in Capital.

  COMMON STOCK PURCHASE RIGHTS

     On November 18, 2002, the Board of Directors resolved to adopt a Shareholders' Rights Plan "Rights Plan". At that time the Board declared a dividend distribution of one right ("Right") for each share of common stock, $.01 par value per share of the Corporation on November 25, 2002, to shareholders of record on November 25, 2002. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of preferred stock of the Company designated as Series D Preferred Stock at a price of $100 per one one-hundredth of a share. The Board of Directors also resolved to amend its certificate of incorporation, to designate 1,000,000 shares of Series D Preferred Stock for such issuance.

     Each holder of a share of the Company's common stock has the right to purchase from the Company one one-hundredth (1/100) of a share of the Company's Series D preferred stock, $.01 par value per share, at a price of $100 per one one-hundredth of a Series D preferred share. The exercise price and the number of Series D preferred shares issuable upon exercise are subject to adjustments from time to time to prevent dilution. The share purchase rights are not exercisable until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons, referred to as an acquiring person, have acquired beneficial ownership of 15% or more of the Company's outstanding voting common stock or (2) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in an acquiring person beneficially owning 15% or more of the Company's outstanding voting shares of common stock.

     If the Company is acquired in a merger or other business combination, or if more than 50% of the Company's consolidated assets or earning power is sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a share purchase right -- other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void -- will have the right to receive, upon exercise of the share purchase right at the then current exercise price, the number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the exercise price. If any person or group becomes an acquiring person, proper provision shall be made so that each holder of a share purchase right -- other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void -- will have the right to receive upon exercise of the share purchase right at the then current

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

exercise price, the number of shares of Series D preferred stock with a market value at the time of the transaction equal to two times the exercise price.

     Series D preferred shares issuable upon exercise of the share purchase rights will not be redeemable. Each Series D preferred share will be entitled to a minimum preferential dividend payment of $.10 per share and will be entitled to an aggregate dividend of 100 times the cash dividend declared per share of common stock. In the event the Company is liquidated, the holders of the Series D preferred shares will be entitled to receive a payment in an amount equal to the greater of $100 per one one-hundredth share or 100 times the payment made per share of common stock. Each Series D preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series D preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

     Before the date the share purchase rights are exercisable, the share purchase Rights may not be detached or transferred separately from the common stock. The share purchase Rights will expire in 2012, or, if the share purchase Rights become exercisable before 2012, at the close of business on the 90th day following such date the share purchase Right become exercisable, provided that the Company's board of directors does not extend or otherwise modify the Right. At any time on or prior to 10 business days following the time an acquiring person acquires beneficial ownership of 15% or more of the Company's outstanding voting common stock, the Company's board of directors may redeem the share purchase Rights in whole, but not in part, at a price of $.01 per share purchase Right. Immediately upon any share purchase Rights redemption, the exercise Rights terminate, and the holders will only be entitled to receive the redemption price.

  STOCK PURCHASE WARRANTS

     Warrants to purchase 2,212,636 shares of the Company's common stock were outstanding as of December 30, 2002; 106,827 of which have an exercise price of $.01 per share and expire from November 2006 to April 2008; 2,070,004 of which have an exercise price of $6.00 per share, become exercisable after August 16, 2003 and expire from August 2007 to November 2007; 33,279 of which have an exercise price of $14.88 per share and expire in November 2007; and 2,526 of which have an exercise price of $16.63 per share and expire in December 2006 All of these warrants provide for anti-dilution adjustments in the event of stock splits, stock dividends, sales by the Company of its stock at, or issuance of options or warrants containing an exercise price of, less than fair market value or merger, consolidation, recapitalization or similar transactions. All of the holders of these warrants are entitled to participate in any dividends declared upon shares of the Company's common stock (other than dividends payable solely in shares of common stock) as if these holders had fully exercised such warrants.

11.  INITIAL PUBLIC OFFERING

     On November 22, 2002, the Company completed an initial public offering of its common stock, issuing 5,555,556 shares at $7.00 per share. Concurrently, all outstanding shares of Series A and Series C preferred stock were converted to common stock, and all of the Company's outstanding obligations under its Senior Subordinated and Senior Secured Debt agreements were repaid, and the Company's Senior Secured Credit Facility was terminated (See Note 7). In connection with the repayment of the Senior Subordinated and Senior Secured debt, and the termination of the Senior Secured credit facility, all unaccreted debt discount, and unamortized deferred financing charges were written off, and a loss on early extinguishment of debt of approximately $5.1 million was recorded. The total net proceeds of the offering, net of offering expenses of approximately $6.1 million including underwriter's discount were approximately $32.8 million.

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

12.  STOCK OPTION PLANS

     The Company has several stock option plans that provide for the granting of incentive and nonqualified stock options to participants, employees and non-employee directors, to acquire Common Stock.

     There are approximately 10 million shares of Common Stock reserved for issuance under the Plans. Grants have been made at fair market value (as determined by the Board of Directors prior to the Company's initial public offering) and generally vest over a period of five years and expire ten years from the date of the grant. The Board of Directors approves vesting terms on an individual basis. The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees."

     Activity with respect to the Company's stock option plans for the years ended January 1, 2001, December 31, 2001 and December 30, 2002 was as follows:

                                                                                WEIGHTED
                                                NUMBER OF      RANGE OF         AVERAGE
                                                 OPTIONS    EXERCISE PRICE   EXERCISE PRICE
                                                ---------   --------------   --------------
Balance as of January 3, 2000.................  1,428,609   $1.56 - 18.81        $ 8.18
  Granted.....................................    818,803       $12.25           $12.25
  Exercised...................................        (55)      $10.94           $10.94
  Canceled/Expired............................   (143,192)  $8.93 - 12.25        $11.00
                                                ---------
Balance as of January 1, 2001.................  2,104,165   $1.56 - 18.81        $ 9.62
  Granted.....................................  1,377,234       $12.25           $12.25
  Exercised...................................     (5,349)  $5.30 - $12.25       $ 7.31
  Canceled/Expired............................   (210,445)  $8.93 - $12.25       $11.93
                                                ---------
Balance as of December 31, 2001...............  3,265,605   $1.56 - $18.81       $10.59
  Granted.....................................    501,518   $6.00 - $12.25       $10.40
  Exercised...................................    (32,142)      $10.94           $10.94
  Canceled/Expired............................   (328,649)  $6.11 - $12.25       $12.09
                                                ---------
Balance as of December 30, 2002...............  3,406,332   $1.56 - $18.81       $10.41
                                                =========

     There were approximately 1.8 million, 1.5 million and 1.1 million options exercisable under the Plans as of December 30, 2002, December 31, 2001 and January 1, 2001, respectively.

     Summarized information about the Company's stock options outstanding and exercisable at December 30, 2002 is as follows:

                                               OUTSTANDING                   EXERCISABLE
                                    ----------------------------------   -------------------
                                                 REMAINING     AVERAGE               AVERAGE
EXERCISE PRICE RANGE                 OPTIONS    AVERAGE LIFE    PRICE     OPTIONS     PRICE
--------------------                ---------   ------------   -------   ---------   -------
$1.56.............................    171,234    3.6 years     $ 1.56      171,234   $ 1.56
$5.30 - $6.11.....................    475,518    5.8 years     $ 5.55      336,409   $ 5.33
$8.93 - $12.25....................  2,702,436    7.4 years     $11.71    1,251,116   $11.10
$14.88 - $18.81...................     57,144    0.1 years     $15.86       57,144   $15.86

13.  DEFINED CONTRIBUTION PLAN

     The Company has a 401(k) Plan (the "Plan") for all qualified employees. The Plan provides for a matching employer contribution of twenty-five percent of up to four percent of the employees' deferred savings. The

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

employer contributions vest over five years. The deferred amount cannot exceed fifteen percent of an individual participant's compensation in any calendar year. The Company's contribution to the Plan was $35,380, $26,115 and $21,635 for fiscal years 2002, 2001 and 2000, respectively.

14.  COMMITMENTS AND CONTINGENCIES

  COMMITMENTS

     As of December 30, 2002 the Company is committed under lease agreements expiring through 2014 for occupancy of its retail restaurants (excluding leases for retail restaurants not yet opened as of December 30, 2002, which are disclosed separately below) and for office space at the following minimum annual rentals:

2003........................................................  $12,082,924
2004........................................................   12,352,035
2005........................................................   12,520,043
2006........................................................   12,404,946
2007........................................................   12,260,853
Thereafter..................................................   44,154,542

     Amounts shown are net of approximately $2.5 million of sublease rental income under non-cancellable subleases. Rental expense for the fiscal years ended 2002, 2001 and 2000 totaled $10,434,766, $9,096,207 and $6,184,680, respectively. Certain lease agreements have renewal options ranging from 3 years to 15 years. In addition, certain leases obligate the Company to pay additional rent if restaurant sales reach certain minimum levels (percentage rent). Amounts incurred under these additional rent provisions were $217,075, $168,451 and $174,402 for fiscal years 2002, 2001 and 2000, respectively.

     As of December 30, 2002, future minimum rental payments required under non-cancellable operating leases for retail restaurants, which were not yet opened as of December 30, 2002, are as follows:

2003........................................................  $1,660,839
2004........................................................   2,209,670
2005........................................................   2,322,144
2006........................................................   2,350,189
2007........................................................   2,405,282
Thereafter..................................................  13,521,350

     Certain of the Company's lease agreements provide for scheduled rent increases during the lease term, or for rental payments commencing at a date other than the date of initial occupancy. In accordance with SFAS No. 13, "Accounting for Leases," rent expense is recognized on a straight-line basis over the term of the respective leases. The Company's obligation with respect to these scheduled rent increases has been presented as a long-term liability in other liabilities in the accompanying consolidated balance sheets.

     As of December 30, 2002, the Company had outstanding approximately $368,000 in standby letters of credit, which were given as security deposits for certain of the lease obligations. The letters of credit are fully secured by cash deposits or marketable securities held in accounts at the issuing banks. Such deposits are not available for withdrawal, amounted to approximately $368,000 at December 30, 2002 and are included as a component of Intangible, Security Deposits and Other Assets in the accompanying consolidated balance sheet.

     In fiscal 2000 and 2001, the Company recorded a provision of approximately $477,000 and $6,411,000 respectively, and in 2002 the Company recorded a credit of approximately $1,165,000, relating to lease

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

commitments for restaurants the Company has closed or is committed to close. During fiscal 2002, the Company made cash payments totaling approximately $411,000 for those restaurants' leases.

     As of December 30, 2002, future minimum lease payments related to restaurants that have been closed or are committed to be closed is approximately $12.6 million, with remaining lease terms ranging from 6 to 12 years.

     Other liabilities in the accompanying consolidated balance sheet as of December 30, 2002 include $6,625,570 in accrued lease termination costs (including a current portion of $671,601) and $3,794,354 in accrued contractual lease increases. Other liabilities as of December 31, 2001 include $8,201,674 in accrued lease termination costs (including a current portion of $1,678,880) and $3,008,570 in accrued contractual lease increases.

  PURCHASE COMMITMENT

     During fiscal year 1999, the Company entered into an exclusive coffee supply agreement with an unrelated third party ("Supplier"). The agreement calls for minimum purchases, in terms of both quantity and price, to be made by the Company of coffee beans and related products. The agreement is in effect through December 2003 but may be terminated by the Company or the Supplier provided 180 days notice is given in advance of such termination. The Company is obligated to purchase approximately $1.1 million of roasted coffee between now and fiscal year end 2003 under the terms of that agreement.

     During fiscal year 2002, the Company entered into a beverage marketing agreement with the Coca-Cola Company. Under the agreement, the Company is obligated to purchase approximately 2.0 million gallons of fountain syrups at the then-current annually published national chain account prices.

     During 2002, the Company received $600,000 in allowances from food and beverage suppliers, which is being recognized ratably based on actual product purchased. The Company may receive additional amounts if certain purchase levels are achieved.

  SELF-INSURANCE

     The Company has a self-insured group health insurance plan. The Company is responsible for all covered claims to a maximum liability of $50,000 per participant during a plan year. Benefits paid in excess of $50,000 are reimbursed to the plan under the Company's stop loss policy. In addition, the Company also has an aggregate stop loss policy whereby the Company's liability for total claims submitted cannot exceed a pre-determined dollar factor based upon, among other things, past years' claims experience, actual claims paid, the number of plan participants and monthly accumulated aggregate deductibles. Group health insurance expense for the fiscal years 2002, 2001 and 2000 was approximately $1,108,000, $968,000 and $800,000, respectively.

  LITIGATION

     From time to time, the Company is a party to litigation arising in the normal course of its business operations. In the opinion of management and counsel, it is not anticipated that the settlement or resolution of any such matters will have a material adverse impact on the Company's financial condition, liquidity or results of operations.

     The Company has been named as a defendant in several purported class action complaints (see Note 17).

  EMPLOYMENT AGREEMENTS

     During fiscal 2002, the Company entered into employment agreements with certain officers and employees. The term of each agreement is for three years with each agreement expiring in 2005. The Company's aggregate

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

remaining obligations under these employment agreements was approximately $3.4 million as of December 30, 2002.

15.  RELATED PARTY TRANSACTIONS

     The Company incurs fees with a legal firm, a partner of which is an owner of less than 0.5% of the Company's equity securities, and is also the father of the Company's former interim President and Chief Executive Officer. This firm provides legal services on behalf of the Company, which amounted to approximately $575,000, $71,000 and $41,000 for the fiscal years 2002, 2001 and 2000. Furthermore, prior to February 2003, the Company engaged London Misher Public Relations, Inc., a public relations firm that is partially owned by the wife of the Company's former Chief Executive Officer. This firm provided the Company with public relations services, for which the firm was paid approximately $235,000, $146,000 and $67,000 for fiscal years 2002, 2001 and 2000, respectively. The relationship with this firm has been terminated. Management of the Company believes that these related party transactions were effected on a basis that approximates fair market value. Subsequent to December 30, 2002 the relationship with the public relations firm has been terminated.

16.  EFFECT OF THE EVENTS OF SEPTEMBER 11, 2001

     As a result of the events of September 11, 2001, a Company owned restaurant location and a kiosk that had operated in the World Trade Center in New York City were destroyed. Additionally, due to its proximity to the World Trade Center, another restaurant in the World Financial Center was closed after the attacks and was reopened in September 2002. The Company and its insurer, and its insurance broker are in disagreement over the amount of insurance coverage for these locations. Consequently, approximately $1.3 million has been included in the 2001 provisions for asset impairments and disposals. The loss is net of approximately $1.0 million received or recoverable by the Company from property and casualty insurance. During fiscal 2002 the Company received $320,000 for business interruption insurance claims which has been recorded as other income in the accompanying statement of operations. Any future amounts received will be recognized in income when received, or earlier, if the Company is notified of the amount of claims approved by its insurers.

17.  SUBSEQUENT EVENTS

     During the first quarter of Fiscal 2003, The Company announced its intention to create a franchising and area development program. While management expects that Company owned restaurants will always be an important part of the Company's new restaurant growth, it believes that incorporating a franchising and area developer model into the Company's strategy will position the Company to maximize the market potential for the Cosi brand and concept consistent with our available capital and thus maximize shareholder value. The Company also announced that its Chairman and CEO had resigned, and that it was slowing the growth of its company owned restaurants, and that it expected to record a one-time charge of approximately $1.7 million in the first quarter of 2003 to provide for severance costs related to the executive and general and administrative staff reductions.

     Subsequent to making that announcement on February 3, 2003, the board determined that additional changes to executive management are appropriate, and now expect that the charge in the first quarter of 2003 to provide for severance costs related to the executive and general and administrative staff reductions will be approximately $3.7 million.

     In addition, during the first quarter of 2003, the Company expects to record additional charges of $2.1 million to write down assets at three restaurant locations that were closed during the first quarter of 2003, and on 25 locations which were in our development pipeline, but which have been cancelled. During the first quarter of 2003, the Company obtained a $3 million line of credit (the "Loan") from a bank to be used for general corporate purposes. Under the terms of this Loan, the Company issued a senior secured promissory note

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

to the Lender in the aggregate principal amount of $3,000,000 (the "$3 Million Note"). The $3 Million Note bears interest at 75 basis points over the bank's prime lending rate and is secured by all of the Company's tangible and intangible property, other than equipment pledged to secure its equipment loan credit facility (see page F-12). The Loan matures in May 2004. The Company has agreed to pay the bank fees and expenses of approximately $22,000 upon funding of the Loan. The Loan is guaranteed, jointly and severally, by Eric J. Gleacher, one of the Company's former Directors; Charles G. Phillips, one of the Company's shareholders and an entity related to our ZAM Holdings, the Company's largest shareholder (together, "the Guarantors"). At any time during the term of the Loan, the Guarantors have the right to require the bank to assign the Loan to the Guarantors or their designees that are reasonably acceptable to the Company. If the Loan has not been assigned by the bank to the Guarantors or their designees, and has not been paid in full by August 15, 2003, then the bank is required to assign the Loan to the Guarantors or their designees. If approved by the Company's shareholders, upon assignment of the loan to the Guarantors or their designees, the loan will be convertible into shares of our common stock, at the option of the Guarantors, at a conversion price equal to the lesser of $1.50 or 85% of the weighted average price per share of the Company's common stock for the fifteen trading day period ending three trading days before the conversion date.

     The Company currently anticipates making a rights offering (the "Offering") to existing shareholders to raise approximately $12 million. The Company currently anticipates that the Offering will give existing shareholders the right to purchase shares of common stock at a purchase price per share equal to the lesser of $1.50 or 85% of the weighted average price per share of common stock for the fifteen trading day period ending three trading days before the expiration date of the Offering. A group of shareholders, including the Guarantors, have indicated that they will commit to purchase shares in the offering, or provide other funding support, in the amount of $8.5 million of the $12 million offering. This shareholder group's commitment to purchase shares in the Offering will be subject to shareholder approval of the equity conversion feature of the Loan.

     The terms of the Loan and the Offering were reviewed and approved by a committee of the board comprised of disinterested directors.

     The Company intends to file a registration statement with the Securities and Exchange Commission relating to the Offering. The timing and completion of the Offering is subject to market conditions and other contingencies. There can be no assurance that the Company will be able to complete the Offering on terms acceptable to the Company or at all. The Offering will only be made pursuant to a prospectus filed with the Securities and Exchange Commission.

     On March 31, 2003 Mr. William D. Forrest joined its Board of Directors, and was elected Chairman of the Board. Mr. Forrest is a Managing Director at Gleacher Partners, LLC. Eric Gleacher, who was previously Chairman of the Board, will remain a director. The Company also announced that Jay Wainwright will serve as interim Chief Executive Officer until a successor can be hired, and Nick Marsh will be stepping down as Chief Operating Officer, and will be leaving the Company.

     On February 5, 2003, a purported shareholder class action complaint was filed in the United States District Court for the Southern District of New York (the "Court"), alleging that the Company and various of its officers and directors and the Underwriter violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 by misstating, and by failing to disclose, certain financial and other business information (Sheel Mohnot v. Cosi, Inc., et al., No. 03 CV 812). At least six additional class action complaints with similar allegations were later filed (collectively, the "Securities Act Litigation"). The Securities Act Litigation is brought on behalf of a purported class of purchasers of the Company's stock allegedly traceable to its November 22, 2002 initial public offering ("IPO"). The complaints in the Securities Act Litigation generally claim that at the time of the IPO, the Company's offering materials failed to disclose that the funds raised through the IPO would be insufficient to implement the Company's expansion plan; that it was improbable that the Company would be able to open 53 to 59 new restaurants in 2003; that at the time of the IPO, Cosi had negative working capital and therefore did not

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

have available working capital to repay certain debts; and that the principal purpose for going forward with the IPO was to repay certain existing shareholders and members of the Board of Directors for certain debts and to operate the Company's existing restaurants.

     On February 21, 2003, a purported shareholder class action complaint was filed in the Court alleging that the Company and certain of its officers and directors violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, and Rule 10-b promulgated thereunder, by issuing a series of material misrepresentations to the market between November 22, 2002 and February 4, 2003 (the "Class Period") (Georgette Pacia v. Cosi, Inc. et al., No. 03-CV-1156) (the "Securities Exchange Act Litigation"). The emphasis of the allegations in the complaint in the Securities Exchange Act Litigation is that the defendants knowingly or recklessly caused misrepresentations and omissions to be made regarding the Company's operating condition and future business prospects. Among other things, plaintiffs in the Securities Exchange Act Litigation allege that defendants failed to disclose that the funds raised by the IPO would be insufficient to implement the Company's expansion plan; that at the time of the IPO, defendants should have known that the costs of expansion would be greater than the cash available to the Company, making it improbable that the Company would be able to successfully continue to open new restaurants at the pace announced by the Company; and that defendants failed to disclose that a reduction in the offering price of the IPO would result in the Company being forced to abandon its growth strategy.

     The plaintiffs in the Securities Act Litigation and the Securities Exchange Act Litigation (the "Litigations") generally seek to recover compensatory damages, expert fees, attorneys' fees, costs of Court and pre- and post-judgment interest. The Underwriter is seeking indemnification from the Company for any damages assessed against it in the Securities Act Litigation. The Litigations are at a preliminary stage, and the Company expects that these related lawsuits will be consolidated into a single action. The Company believes that it has meritorious defenses to these claims, and intends to vigorously defend against them.

                                   COSI, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    JANUARY 1, 2001, DECEMBER 31, 2001 AND DECEMBER 30, 2002 -- (CONTINUED)

18.  SELECTED QUARTERLY OPERATING DATA (UNAUDITED)

     The following table contains selected unaudited statement of operations information for each quarter of fiscal 2002 and 2001. The Company believes that the following information reflects all normal recurring adjustments necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period. Unaudited quarterly results were as follows:

                                                       2001                                             2002
                                  ----------------------------------------------   ----------------------------------------------
                                     Q1          Q2          Q3           Q4          Q1          Q2          Q3           Q4
                                  ---------   ---------   ---------   ----------   ---------   ---------   ---------   ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.......................  $15,855.9   $18,463.8   $18,217.0   $ 17,647.4   $18,052.1   $20,919.9   $22,085.5   $ 23,366.7
Cost of goods sold..............    4,205.6     4,871.7     4,817.3      4,897.1     4,853.4     5,645.6     5,861.5      6,337.0
Restaurant operating expenses...    9,976.1    11,586.2    11,984.7     11,567.5    11,127.0    12,366.5    13,160.6     14,198.6
Total costs of sales............   14,181.7    16,457.9    16,802.0     16,464.6    15,980.4    18,012.1    19,022.1     20,535.6
General and administrative
  expenses......................    3,735.2     4,534.5     4,528.4      5,563.4     4,620.3     4,227.6     4,051.7      4,912.1
Depreciation and amortization...    2,021.9     2,126.9     1,243.0      1,298.2     1,210.3     1,335.5     1,602.2      1,703.2
Restaurant pre-opening
  expenses......................      253.6       320.0       407.9        457.3       111.4       286.1       542.3        905.3
Provision for losses on asset
  impairments and disposals.....       90.4          --     1,561.9      6,834.0          --         7.3          --      1,049.2
Lease termination costs.........      578.3          --     1,647.1      4,185.3          --          --          --     (1,165.0)
Operating income(loss)..........   (5,005.2)   (4,975.5)   (7,973.3)   (17,155.4)   (3,870.3)   (2,948.7)   (3,132.8)    (4,573.7)
Interest income.................       60.8       105.9       146.9         26.9        29.9        32.4        20.0         16.0
Interest expense................      (75.5)      (92.1)      (84.0)      (276.0)     (301.4)     (245.6)     (232.5)      (413.1)
Amortization of deferred
  financing cost & debt
  discount......................      (22.9)      (22.9)      (22.9)       (58.1)      (86.4)      (62.4)     (230.5)      (169.7)
Loss on Early Extinguishment of
  Debt..........................         --          --          --           --          --          --          --     (5,083.2)
Other income(expense)...........         --          --          --           --          --          --       380.4           .5
Net income (loss)...............   (5,042.8)   (4,984.6)   (7,933.3)   (17,462.6)   (4,228.2)   (3,224.3)   (3,195.4)   (10,223.2)
Preferred stock dividends.......   (1,312.7)   (1,639.4)   (1,836.0)    (1,890.0)   (1,960.5)   (2,383.4)   (2,432.8)    (1,416.9)
Net income (loss)attributable to
  common stockholders...........   (6,355.5)   (6,624.0)   (9,769.3)   (19,352.6)   (6,188.7)   (5,607.7)   (5,628.2)   (11,640.1)
Net income (loss) per common
  share.........................      (1.41)      (1.47)      (2.17)       (4.29)      (1.37)      (1.23)      (1.24)       (1.23)
Shares used in computing net
  loss per common share (in
  thousands)....................      4,504       4,505       4,508        4,511       4,527       4,544       4,545        9,434

                                   COSI, INC.

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                              SEPTEMBER 29,   DECEMBER 30,
                                                                  2003            2002
                                                              -------------   ------------
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   3,239.0    $  13,032.3
  Accounts receivable, net of allowances of $246.3 and
     $232.1, respectively...................................       1,214.8        1,511.5
  Inventory.................................................       1,149.4        1,465.8
  Prepaid expenses and other current assets.................         955.0        1,676.3
                                                               -----------    -----------
     Total current assets...................................       6,558.2       17,685.9
PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net.........      38,217.2       45,755.3
INTANGIBLES, SECURITY DEPOSITS AND OTHER ASSETS, net........       3,200.8        2,801.9
                                                               -----------    -----------
     Total assets...........................................      47,976.2       66,243.1
                                                               ===========    ===========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................   $   4,197.1    $   8,925.2
  Accrued liabilities.......................................       8,872.4        5,922.4
  Current portion of other liabilities......................         664.6          671.6
  Current portion of capital lease obligations..............           1.5          117.0
  Current portion of long-term debt.........................         429.4        1,280.4
                                                               -----------    -----------
     Total current liabilities..............................      14,165.0       16,916.6
OTHER LIABILITIES, net of current portion...................       9,661.6        9,748.3
CAPITAL LEASE OBLIGATIONS, net of current portion...........            --            2.5
LONG-TERM DEBT, net of current portion......................       4,737.0          248.7
                                                               -----------    -----------
     Total liabilities......................................      28,563.6       26,916.1
                                                               -----------    -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
Common stock -- $.01 par value: 100,000,000 shares
  authorized,
  17,732,081 and 16,573,514 shares issued and outstanding,
  respectively..............................................         177.3          165.7
Additional paid-in capital..................................     190,836.2      189,255.0
Deferred stock compensation.................................      (1,056.6)            --
Treasury Stock, at cost 21,978 shares in 2003...............        (250.0)            --
Notes receivable from stockholders..........................      (2,724.8)      (2,974.8)
Accumulated deficit.........................................    (167,569.5)    (147,118.9)
                                                               -----------    -----------
     Total stockholders' equity.............................      19,412.6       39,327.0
                                                               -----------    -----------
     Total liabilities, and stockholders' equity............   $  47,976.2    $  66,243.1
                                                               ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                                   COSI, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                THREE MONTHS ENDED               NINE MONTHS ENDED
                                           -----------------------------   -----------------------------
                                           SEPTEMBER 29,   SEPTEMBER 30,   SEPTEMBER 29,   SEPTEMBER 30,
                                               2003            2002            2003            2002
                                           -------------   -------------   -------------   -------------
NET SALES................................    $27,539.3       $22,085.5      $ 82,130.2      $ 61,057.4
COST OF SALES:
  Cost of goods sold.....................      7,515.4         5,861.5        23,004.5        16,360.5
  Restaurant operating expenses..........     17,442.3        13,160.6        52,062.3        36,654.1
                                             ---------       ---------      ----------      ----------
  TOTAL COST OF SALES....................     24,957.7        19,022.1        75,066.8        53,014.6
GENERAL AND ADMINISTRATIVE EXPENSES......      3,502.1         4,051.7        15,862.7        12,899.6
DEPRECIATION AND AMORTIZATION............      1,862.8         1,602.2         5,815.8         4,147.9
RESTAURANT PRE-OPENING EXPENSES..........         32.2           542.3           381.4           939.8
PROVISION FOR LOSSES ON ASSET
  IMPAIRMENTS AND DISPOSALS..............        339.9              --         5,698.6             7.3
LEASE TERMINATION COSTS..................       (602.8)             --          (345.7)             --
                                             ---------       ---------      ----------      ----------
  Operating loss.........................     (2,552.6)       (3,132.8)      (20,349.4)       (9,951.8)
INTEREST INCOME..........................          4.2            20.0            39.7            82.3
INTEREST EXPENSE.........................        (87.1)         (463.0)         (239.8)       (1,158.8)
OTHER INCOME.............................         99.0           380.4            99.0           380.4
                                             ---------       ---------      ----------      ----------
  Net loss...............................     (2,536.5)       (3,195.4)      (20,450.5)      (10,647.9)
PREFERRED STOCK DIVIDENDS................           --        (2,432.8)             --        (6,776.8)
                                             ---------       ---------      ----------      ----------
NET LOSS ATTRIBUTABLE TO COMMON STOCK....    $(2,536.5)      $(5,628.2)     $(20,450.5)     $(17,424.7)
                                             =========       =========      ==========      ==========
PER SHARE DATA:
  Net Loss Per Share:
Basic and diluted........................    $   (0.14)      $   (1.24)     $    (1.20)     $    (3.84)
Weighted Average Common Shares
  Outstanding: (in thousands)............       17,710           4,545          17,036           4,536

 The accompanying notes are an integral part of these consolidated statements.

                                   COSI, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                    FOR NINE MONTHS ENDED SEPTEMBER 29, 2003
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                               COMMON STOCK
                                 ----------------------------------------
                                 NUMBER OF               ADDITIONAL PAID      DEFERRED
                                   SHARES     AMOUNT       IN CAPITAL       COMPENSATION
                                 ----------   -------   -----------------   ------------
BALANCE, DECEMBER 30, 2002.....  16,573,514   $ 165.7      $189,255.0       $        --
  Stock Compensation...........          --        --            43.1                --
  Exercise of Warrants.........       1,274                        --                --
  Issuance of Restricted
     Stock.....................   1,157,293      11.6         1,538.1          (1,549.7)
  Amortization of deferred
     compensation..............          --        --              --             493.1
  Return of shares for note....          --        --              --                --
  Net Loss.....................          --        --              --                --
                                 ----------   -------      ----------       -----------
BALANCE, SEPTEMBER 29, 2003....  17,732,081   $ 177.3      $190,836.2       $  (1,056.6)
                                 ==========   =======      ==========       ===========

                                              TREASURY STOCK
                                 ----------------------------------------
                                                         NOTE RECEIVABLE
                                 NUMBER OF                    FROM          ACCUMULATED
                                   SHARES     AMOUNT      STOCKHOLDERS        DEFICIT        TOTAL
                                 ----------   -------   -----------------   ------------   ----------
BALANCE, DECEMBER 30, 2002.....          --   $    --      $ (2,974.8)      $(147,119.0)   $ 39,326.9
Stock Compensation.............          --        --              --                --          43.1
  Exercise of Warrants.........          --        --              --                --            --
  Issuance of Restricted
     Stock.....................          --        --              --                --            --
  Amortization of deferred
     compensation..............          --        --              --                --         493.1
  Return of shares for note....      21,978    (250.0)          250.0                --            --
  Net Loss.....................          --        --              --         (20,450.5)    (20,450.5)
                                 ----------   -------      ----------       -----------    ----------
BALANCE, SEPTEMBER 29, 2003....      21,978   $(250.0)     $ (2,724.8)      $(167,569.5)   $ 19,412.6
                                 ==========   =======      ==========       ===========    ==========

                                   COSI, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    NINE MONTHS ENDED
                                                              -----------------------------
                                                              SEPTEMBER 29,   SEPTEMBER 30,
                                                                  2003            2002
                                                              -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................   $(20,450.5)     $(10,647.9)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      5,815.8         4,148.0
     Amortization of deferred financing costs...............         62.1           167.5
     Non-cash portion of asset impairments and disposals....      5,293.9             4.5
     Provision for bad debts................................         27.0            18.0
     Amortization of deferred compensation..................        493.1              --
     Non-cash employee severance cost.......................         43.1              --
     Changes in operating assets and liabilities:
       Accounts receivable..................................        269.7           419.5
       Inventory............................................        316.3             1.5
       Other assets.........................................       (751.5)       (2,121.1)
       Accounts payable.....................................     (4,728.2)          164.8
       Accrued liabilities..................................      3,445.5            80.3
       Accrued contractual lease increases..................        436.7           520.2
       Prepaid expenses and other current assets............        721.3          (236.2)
       Lease termination accrual............................     (1,025.8)         (318.8)
                                                               ----------      ----------
          Net cash used in operating activities.............    (10,031.5)       (7,799.7)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, equipment and leasehold
     improvements...........................................     (3,571.6)      (12,248.4)
  Return of security deposits...............................        290.5              --
                                                               ----------      ----------
          Net cash used in investing activities.............     (3,281.1)      (12,248.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................           --           351.6
  Net proceeds from issuance of preferred stock.............           --        15,670.5
  Principal payments on capital lease obligations...........       (118.0)         (379.9)
  Proceeds from long-term debt plus related Warrants and
     accrued interest.......................................      4,500.0         4,203.0
  Principal payments on long-term debt......................       (862.7)         (872.7)
                                                               ----------      ----------
          Net cash provided by (used in) financing
            activities......................................      3,519.3        18,972.5
                                                               ----------      ----------
Net increase (decrease) in cash.............................     (9,793.3)       (1,075.6)
CASH AND CASH EQUIVALENTS, beginning of year................     13,032.3         4,469.6
                                                               ----------      ----------
CASH AND CASH EQUIVALENTS, end of period....................   $  3,239.0      $  3,393.9
                                                               ==========      ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for:
     Interest...............................................   $    229.2      $    241.0
     Corporate franchise and income taxes...................        134.6           165.4
     Non-cash financing transactions:
     Conversion of Senior Subordinated Debt to Series C
      Preferred.............................................           --         3,183.2
     Conversion of Warrants to Series C Preferred...........           --           429.9

 The accompanying notes are an integral part of these consolidated statements.

                                   COSI, INC.



             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


                               SEPTEMBER 29, 2003



NOTE A -- BASIS OF PRESENTATION



     The accompanying unaudited condensed consolidated financial statements of Cosi, Inc. and its subsidiaries (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information, and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly they do not include all of the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the thirteen-week and thirty-nine week periods ended September 29, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending December 29, 2003.



     The balance sheet at December 30, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 30, 2002.



     During the first nine months of fiscal 2003, we experienced lower sales and operating profits than we had projected, mostly related to underperformance at new restaurants opened in the second half of 2002 and in the first quarter of 2003 and severe winter weather in the Northeast. In addition, our cash position has been adversely impacted by the payment of costs associated with restaurants in our development pipeline that we decided not to open. As a result, the Company incurred a loss of $20.5 million and used cash in operating activities of $10.0 million for the nine months ended September 29, 2003. Cash and cash equivalents were $3.2 million and working capital was a deficit of $7.6 million. Liquidity and Capital Resources of Management's Discussion and Analysis describes management's plans to address these issues.



NOTE B -- STOCK-BASED COMPENSATION



     The Company complies with the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". This statement establishes financial accounting and reporting standards for stock-based employee compensation plans. The provisions of SFAS 123 encourage entities to adopt a fair value based method of accounting for stock compensation plans; however, these provisions also permit the Company to continue to measure compensation costs under pre-existing accounting pronouncements. In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure." SFAS 148 amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The additional disclosure requirements of SFAS 148 have been incorporated herein. Pursuant to SFAS 123, the Company has elected to continue the accounting set forth in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and to provide the necessary pro forma disclosures.

                                   COSI, INC.

     The following table illustrates the effect on net loss attributable to common stock and net loss per common share as if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

                                         NINE MONTHS ENDED              THREE MONTHS ENDED
                                   -----------------------------   -----------------------------
                                   SEPTEMBER 29,   SEPTEMBER 30,   SEPTEMBER 29,   SEPTEMBER 30,
                                       2003            2002            2003            2002
                                   -------------   -------------   -------------   -------------
                                                 (IN 000'S, EXCEPT PER SHARE DATA)
Net loss attributable to common
  stock -- as reported...........   $(20,450.5)     $(17,424.7)      $(2,536.5)      $(5,628.2)
Stock based compensation included
  in the determination of net
  loss, as reported..............         43.1              --              --              --
Stock based compensation
  determined under SFAS 123......       (844.5)       (1,444.2)          (43.2)         (481.5)
                                    ----------      ----------       ---------       ---------
Net loss attributable to common
  stock -- Pro forma.............    (21,251.9)      (18,868.9)       (2,579.7)       (6,109.7)
Net loss per common
  share -- Basic and Diluted:
  As reported....................   $    (1.20)     $    (3.84)      $   (0.14)      $   (1.24)
                                    ==========      ==========       =========       =========
  Pro forma......................   $    (1.25)     $    (4.16)      $   (0.15)      $   (1.34)
                                    ==========      ==========       =========       =========

NOTE C -- PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consist of the following:

                                                             SEPTEMBER 29,   DECEMBER 30,
                                                                 2003            2002
                                                             -------------   ------------
                                                                      (IN 000'S)
Leasehold improvements.....................................   $ 34,583.3      $ 36,297.4
Furniture and fixtures.....................................      9,495.9         9,499.9
Restaurant equipment.......................................     13,848.7        13,000.9
Computer and telephone equipment...........................      8,154.2         7,962.2
Construction in progress...................................           --         1,063.8
                                                              ----------      ----------
                                                                66,082.1        67,824.2
Less: accumulated depreciation and amortization............    (27,864.9)      (22,068.9)
                                                              ----------      ----------
                                                              $ 38,217.2      $ 45,755.3
                                                              ==========      ==========

  RESTAURANT IMPAIRMENT CHARGES

     In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" and previously under SFAS 121, impairment losses are recorded on long-lived assets on a restaurant by restaurant basis whenever impairment factors are determined to be present. The Company considers a history of restaurant operating losses to be the primary indicator of potential impairment for individual restaurant locations. The Company has identified certain units that have been impaired, and recorded an asset impairment charge of approximately $3.8 million (related to nine restaurants) through the third quarter of fiscal 2003. The Company recorded a nominal impairment charge in the first three quarters of fiscal 2002. The Company determines whether

                                   COSI, INC.

a restaurant location is impaired based on expected undiscounted cash flows, generally for the remainder of the lease term, and then determines the impairment charge based on discounted cash flows for the same period.



     In addition, during the first three quarters of fiscal 2003 the Company recorded a charge of $0.6 million to reflect the writedown of fixed assets associated with the closure of three underperforming restaurants, and also recorded a writedown of approximately $1.3 million to reflect the write-off of construction in progress on 25 restaurants which were in the development pipeline, but have been cancelled. These charges have been recorded in provision for losses on asset impairments and disposals in the accompanying Consolidated Statements of Operations.



NOTE D -- ACCRUED LIABILITIES



     Accrued liabilities consist of the following:



                                                             SEPTEMBER 29,   DECEMBER 30,
                                                                 2003            2002
                                                             -------------   ------------
                                                                      (IN 000'S)
Payroll and related benefits and taxes.....................    $1,592.2        $1,521.2
Professional and legal costs...............................       167.6           437.0
Taxes payable..............................................     1,415.7           825.3
Severance payable -- current portion.......................     1,357.0              --
Unearned vendor allowances.................................       575.7           595.5
Other......................................................     3,764.2         2,543.4
                                                               --------        --------
                                                               $8,872.4        $5,922.4
                                                               ========        ========



NOTE E -- LONG-TERM DEBT



  NOTES PAYABLE



     The Company maintains a credit facility in the original amount of $3 million under a Master Loan and Security Agreement dated October 28, 1999 (the "Equipment Loan Credit Facility"). The proceeds are required to be used for the purchases of equipment. Borrowings are secured by the equipment purchased. Each borrowing under the Equipment Loan Credit Facility is payable over 36 months and the interest rate is determined at the time of the borrowing. Warrants to purchase shares of common stock were issued in connection with the Credit Facility. The warrants entitle the holder to acquire 8,068 shares of the Company's common stock for $14.875 per share. As of December 30, 2002, there were two notes payable outstanding under the Equipment Loan Credit Facility. A note payable in the remaining principal amount of $113,738 was satisfied in full on September 1, 2003 according to the terms of the note. A note payable due December 1, 2003 in the amount of $186,158 requires monthly payments of $58,361, which commenced in December 2001, and accrues interest at a rate of 8.50% per annum. The Company is amortizing loan fees as additional interest expense over the term of the notes.



     The Company has an outstanding note payable of approximately $110,000. The note is due March 2007 and requires monthly payments of $3,097, which commenced in May 1998, and accrues interest at a rate of 10% per year.



     In 2001 the Company entered into a settlement agreement involving a trademark dispute. Under that agreement, the Company is obligated to make annual payments of $25,000 per year through 2011. The present value of those future payments is included in Notes Payable on the accompanying balance sheets.



     In April 2003, the Company borrowed the full amount of a $3 million line of credit (the "$3 Million Note") from a bank to be used for general corporate purposes. The $3 Million Note bears interest at 75 basis points over Bank of America's prime lending rate and is secured by all of the Company's tangible and intangible property,

                                   COSI, INC.

other than equipment pledged to secure its equipment loan credit facility. The Company paid the bank fees and expenses of approximately $22,000 upon funding of the loan in April 2003. The $3 Million Note was guaranteed, jointly and severally, by Eric J. Gleacher, one of the Company's stockholders and formerly a director; Charles G. Phillips, one of its stockholders, and an entity related to ZAM Holdings L.P., the Company's largest stockholder (together, "the Guarantors"). On October 30, 2003, the bank assigned the note to the Guarantors or their designees and the maturity date was extended to December 31, 2004. If approved by the Company's stockholders, the $3 Million Note will be convertible into shares of common stock, under certain circumstances, at the option of the holders, at a conversion price equal to the lesser of $1.50 or 85% of the weighted average price per share of the Company's common stock for the fifteen trading day period ending three trading days before the conversion date.



     On August 5 and 6, 2003, the Company issued senior secured promissory notes with an aggregate principal amount of $1.5 million to Eric J. Gleacher, Charles
G. Phillips and ZAM Holdings, L.P. (collectively the "$1.5 Million Note"). Subject to stockholder approval, each of the holders will have the right to convert, in whole or in part, their pro-rata share of the outstanding principal amount of the $1.5 Million Note plus accrued and unpaid interest into shares of common stock at a conversion price equal to the lesser of (i) $1.50 per share and (ii) 85% of the weighted average price per share of the Company's common stock as reported on the Nasdaq National Market for the 15-trading-day period ending three trading days before the conversion date.



NOTE F -- EARNINGS PER SHARE



     The following table sets forth the computation of basic and diluted earnings per share for the periods indicated (in thousands, except for per share data):



                                        THREE MONTHS ENDED               NINE MONTHS ENDED
                                   -----------------------------   -----------------------------
                                   SEPTEMBER 29,   SEPTEMBER 30,   SEPTEMBER 29,   SEPTEMBER 30,
                                       2003            2002            2003            2002
                                   -------------   -------------   -------------   -------------
                                                 (IN 000'S, EXCEPT PER SHARE DATA)
Basic and Diluted:
Net loss.........................    $(2,536.5)      $(3,195.4)     $(20,450.5)     $(10,647.9)
Preferred stock dividends........           --        (2,432.8)             --        (6,776.8)
                                     ---------       ---------      ----------      ----------
Net loss attributable to common
  stock..........................    $(2,536.5)      $(5,628.2)     $(20,450.5)     $(17,424.7)
                                     =========       =========      ==========      ==========
Weighted average common shares
  outstanding....................       17,710           4,545          17,036           4,536
Net loss per share...............    $   (0.14)      $   (1.24)     $    (1.20)     $    (3.84)
                                     =========       =========      ==========      ==========



     For all periods presented, the impact of all common share equivalents has not been included, as their inclusion would be anti-dilutive.



NOTE G -- EMPLOYEE SEVERANCE CHARGE



     During the first quarter of fiscal 2003 the Company reduced its executive, general and administrative staffing by 26 persons. These reductions were primarily due to a change in the Company's growth plans and in the Company's executive management. At that time the Company recorded a charge of $3.7 million to provide for the costs, including severance payments, expected to be incurred in connection with this personnel reduction.



     During the third quarter of 2003, the Company recorded a reversal of the severance charge of $0.9 million for an executive that was originally slated for termination but has been reinstated in a different capacity. This reversal was offset by a charge of $0.2 million for severance for another officer resulting in a net reversal of $0.7 million for the third quarter of 2003 included in general and administrative expense in the accompanying statement of operations.

                                   COSI, INC.

     Therefore, the net charge for severance included in general and administrative expenses in the accompanying consolidated statements of operations for the nine months ended September 29, 2003 is $3.0 million. Of this amount, $1.1 million was paid during the first nine months of fiscal 2003, leaving a remaining accrued liability as of September 29, 2003 in the amount of $1.9 million. Of this amount, $0.6 million is due after one year and is included in other liabilities, net of current portion in the accompanying financial statements.



                                                              TERMINATION BENEFITS
                                                              --------------------
                                                                  (IN $000'S)
Balance December 30, 2002...................................              --
Charges during the period...................................         3,037.1
Non-cash portion of charges.................................            43.1
Cash Payments...............................................         1,135.4
                                                                    --------
Balance September 29, 2003..................................        $1,858.6
                                                                    ========



NOTE H -- LEASE TERMINATION CHARGES



     During the nine months ended September 29, 2003, the Company recorded a net reversal of lease termination charges of approximately $0.3 million. This net amount is comprised of a charge of $0.5 million for stores that the Company has closed or related to the termination of several leases on restaurants which were in the development pipeline, but for which our plans were cancelled during the first quarter of fiscal 2003 offset by a reversal of $0.8 million for leases that the Company was able to exit on a more favorable basis than previously anticipated.



NOTE I -- OTHER INCOME



     During the third quarter of 2003, the Company received approximately $0.1 million for business interruption insurance claims related to the events of September 11, 2001, which has been recorded in other income in the accompanying statement of operations.



NOTE J -- CONTINGENCIES



     On February 5, 2003, a purported shareholder class action complaint was filed in the United States District Court for the Southern District of New York (the "Court"), alleging that Cosi and various of our officers and directors and the underwriter of our IPO violated Sections 11, 12(a)(2) and 15 of the Securities Act of 1933, as amended, by misstating, and by failing to disclose, certain financial and other business information (Sheel Mohnot v. Cosi, Inc., et al., No. 03 CV 812). At least eight additional class action complaints with substantially similar allegations were later filed. These actions have been consolidated in In re Cosi, Inc. Securities Litigation (collectively, the "Securities Act Litigation"). On July 7, 2003, lead plaintiffs filed a Consolidated Amended Complaint, alleging on behalf of a purported class of purchasers of our stock allegedly traceable to our November 22, 2002 IPO, that at the time of the IPO, our offering materials failed to disclose that the funds raised through the IPO would be insufficient to implement our expansion plan; that it was improbable that we would be able to open 53 to 59 new restaurants in 2003; that at the time of the IPO, we had negative working capital and therefore did not have available working capital to repay certain debts; and that the principal purpose for going forward with the IPO was to repay certain existing shareholders and members of the Board of Directors for certain debts and to operate our existing restaurants.



     The plaintiffs in the Securities Act Litigation generally seek to recover recessionary damages, expert fees, attorneys' fees, costs of Court and pre- and post-judgment interest. The underwriter is seeking indemnification from us for any damages assessed against it in the Securities Act Litigation. The Securities Act Litigation is at a

                                   COSI, INC.

preliminary stage, and we believe that we have meritorious defenses to these claims, and intend to vigorously defend against them.

     On September 22, 2003, defendants filed motions to dismiss the Second Consolidated Amended Complaint in the Securities Act Litigation. Plaintiffs filed their opposition to defendants' motion to dismiss on October 23, 2003. Defendants' reply briefs are due November 12, 2003.

NOTE K -- RESTRICTED STOCK

     On June 26, 2003, the Company entered into an employment agreement with William D. Forrest. Pursuant to the agreement, Mr. Forrest will serve as Executive Chairman for three years ending on March 31, 2006. In consideration for Mr. Forrest's service as the Company's Executive Chairman, on June 26, 2003, the Company issued to Mr. Forrest 1,156,407 shares of its authorized but unissued common stock, representing 5% of its outstanding common stock on a fully diluted basis (assuming all outstanding options and warrants are exercised). Upon completion of the Company's pending rights offering, the Company will issue a number of additional shares to Mr. Forrest such that his percentage ownership of Cosi on a fully diluted basis remains 5%; provided, however, that if the subscription price in the rights offering is less than $1.25 per share, the Company will issue Mr. Forrest a number of shares equal to the number of shares that Mr. Forrest would have received in the offering based upon a subscription price of $1.25 per share. Mr. Forrest's rights in the shares vest as follows: (i) 25% of the shares vested upon issuance; (ii) 25% of the shares will vest on April 1, 2004, provided the agreement is still in effect; and (iii) on the last day of each month, commencing with April 2004, and ending on March 2006, 2.08% of the shares will vest, and an additional .08% of the shares will vest on March 31, 2006, provided that at the end of each month the agreement is still in effect. All shares not vested will fully vest upon the termination of this agreement by Cosi without cause (as defined in the agreement), or upon a change of control (as defined in the agreement). If Mr. Forrest is terminated by the Company for cause (as defined in the agreement), all unvested shares will be forfeited. Mr. Forrest agreed that, during the term of the agreement and for a period of 12 months thereafter, he will not compete with the Company or solicit its employees. The value of Mr. Forrest's shares, based on the closing price of the Company's common stock on the date of the grant, of $1.34 per share, was $1,549,585, which was recorded as deferred stock compensation within stockholder's equity. The amortization of deferred stock compensation expense, representing the value of the shares that vested upon issuance, of $493,100 for the nine months ended September 29, 2003 is included in general and administrative expenses in the accompanying consolidated statements of operations. The remaining balance will be amortized as stock compensation expense evenly over the remaining life of Mr. Forrest's employment.

NOTE L -- INVESTMENT AGREEMENT

     On August 5, 2003, the Company entered into an Investment Agreement with Mr. Gleacher, Mr. Phillips, LJCB Nominees Pty Ltd, and ZAM Holdings, L.P., (together the "Funding Parties"). Pursuant to the Investment Agreement, subject to certain conditions, the Funding Parties have agreed to provide funding to the Company in an aggregate amount up to $8.5 million reduced by the amount outstanding under the $3 Million Note and the $1.5 Million Note. At the option of the Funding Parties, the Funding Parties may fund such greater amount permitted by the Investment Agreement to allow the Funding Parties to maintain certain relative ownership levels. If stockholders (other than the Funding Parties) subscribe for at least $2.0 million worth of shares in the Company's pending rights offering, the Funding Parties would, subject to certain conditions, provide this funding in the form of an investment in common stock at the subscription price. If stockholders (other than the Funding Parties) do not subscribe for at least $2.0 million worth of shares in the Company's pending rights offering, the Company will not consummate the pending rights offering, and the Funding Parties will, subject to certain conditions, provide this funding in the form of, at their option, a purchase of shares of common stock at the subscription price or the purchase of a senior secured note which is convertible into shares of common stock. The Funding Parties agreed not to exercise their basic subscription privilege or over-subscription privilege in the Company's pending rights offering.

                                   COSI, INC.

     On August 5, 2003, the Company and Mr. Gleacher, Mr. Phillips and ZAM Holdings, L.P. entered into an agreement pursuant to which Messrs. Gleacher and Phillips and ZAM Holdings, L.P. agreed to provide funding to the Company by purchasing senior secured promissory notes in the aggregate principal amount of $3 million if (i) the Company's proposed rights offering is abandoned by December 1, 2003, (ii) stockholders do not approve (a) the conversion feature of the $3 Million Note and the $1.5 Million Note, and (b) the Investment Agreement,
(iii) as a result, the Funding Parties do not provide the funding contemplated by the Investment Agreement and (iv) the Company's "Cumulative Modified EBITDA", for the months of July through October, 2003 is no less than a loss of $1,185,000. "Cumulative Modified EBITDA" is defined in the agreement as (A) the Company's earnings before interest, taxes, depreciation, asset impairment charges, restaurant closing costs and other items customarily and properly classified by the Company as one-time, extraordinary expenses for internal reporting purposes) less (B) capital expenditures. The $3 million in additional funding would be provided in the form of a non-convertible secured promissory note. The note will mature on January 15, 2005. Messrs. Gleacher and Phillips and ZAM Holdings, L.P. will only provide this funding if stockholders do not approve the conversion feature of the $3 Million Note and the $1.5 Million Note and the Investment Agreement, and the Company does not consummate the rights offering.

NOTE M -- MANAGEMENT

     On July 7, 2003, Mr. Kevin Armstrong joined Cosi as its Chief Executive Officer, and was appointed to the Company's Board of Directors. In connection with his employment Mr. Armstrong was granted options to purchase 900,000 shares of the Company's common stock at a price of $1.77 per share, the closing market price on the date of the grant. Twenty-five percent of Mr. Armstrong's options vested immediately, with 1/3 of the balance vesting on each of the first three anniversaries of the grant date.

     On August 18, 2003, Mr. Mark Stickney joined Cosi as its Chief Financial Officer. In connection with his employment Mr. Stickney was granted options to purchase 400,000 shares of the Company's common stock at a price of $2.37, the closing market price on August 18, 2003. Mr. Stickney's options vest at a rate of 11,111 per month upon completion of each month of employment through April 30, 2004. 111,111 options will vest on August 31, 2004, 100,000 will vest in August 2005 and 100,000 will vest in August 2006.

                   REPORT OF INDEPENDENT AUDITORS ON SCHEDULE

To the Board of Directors
Cosi, Inc.

     We have audited the consolidated financial statements of Cosi, Inc. as of December 30, 2002 and December 31, 2001, and for each of the three years in the period ended December 30, 2002, and have issued our report thereon dated February 19, 2003, except for Note 17 as to which the date is March 31, 2003. (included elsewhere in this registration statement) Our audits also included the financial statement Schedule II -- Valuation and Qualifying Accounts listen in
Item 16(b) of this registration statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ ERNST & YOUNG LLP

New York, New York
February 19, 2003

                          COSI, INC. AND SUBSIDIARIES

                 SCHEDULE II  VALUATION AND QUALIFYING ACCOUNTS
                  FOR THE THREE YEARS ENDING DECEMBER 30, 2002

                                     BALANCE AT   CHARGED TO     CHARGED TO                    BALANCE AT
                                     BEGINNING    COSTS AND    OTHER ACCOUNTS   DEDUCTIONS       END OF
DESCRIPTION                          OF PERIOD     EXPENSES      (DESCRIBE)     (DESCRIBE)       PERIOD
-----------                          ----------   ----------   --------------   ----------     ----------
                                                                  (IN $000S)
JANUARY 1, 2001
  Allowance for doubtful accounts
     receivable....................     306.9          88.1           --            (28.0)(a)     367.0
  Lease termination reserve........   3,437.1         477.3           --           (914.4)(b)   3,000.0
  Accrued merger and integration
     costs.........................     639.3          55.7           --           (695.0)(c)        --

DECEMBER 31, 2001
  Allowance for doubtful accounts
     receivable....................     367.0           3.6           --           (150.8)(a)     219.8
  Lease termination reserve........   3,000.0       6,410.8           --         (1,209.1)(b)   8,201.7

DECEMBER 30, 2002
  Allowance for doubtful accounts
     receivable....................     219.8          27.0           --            (14.7)(a)     232.1
  Lease termination reserve........   8,201.7      (1,165.0)          --           (411.1)(b)   6,625.6

Notes:

(a)  Write-off of uncollectable accounts.

(b)  Payments to landlords and others for leases on closed restaurants.

(c)  Payments of merger and integration costs.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the approximate amount of the fees and expenses payable by Cosi in connection with this offering:

Securities and Exchange Commission Registration Fee.........  $   774.25
Nasdaq National Market Listing Fees.........................  $22,500.00
Printing Expenses...........................................
Legal Fees and Expenses.....................................
Accounting Fees and Expenses................................
Transfer Agent Fees and Expenses............................
Miscellaneous...............................................
                                                              ----------
  Total.....................................................  $
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. Our Amended and Restated Certificate of Incorporation and By-laws provide that we will indemnify our directors and officers, and anyone who is or was serving at Cosi's request as a director, officer, employee, fiduciary, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, to the fullest extent permitted under Delaware law. These indemnification provisions may be sufficiently broad to permit indemnification of Cosi's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended ("Securities Act").

     Cosi maintains directors' and officers' liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including fraudulent, dishonest or criminal acts or self dealing.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since November 2000, the Registrant and its Predecessors have sold and issued the following unregistered securities:

          (a) Issuances of shares of Common Stock other than pursuant to exercise of employee stock options.

     On June 26, 2003, the Registrant issued 1,156,407 shares of common stock to Mr. William D. Forrest, Executive Chairman of the Registrant, in reliance upon the exemption from registration provided pursuant to Section 4(2) of the Securities Act.

          (b) Issuances of Shares of Series C Preferred Stock.

     On January 31, 2001, the Registrant issued a total of 1,517,482 shares of Series C Preferred to 51 investors, 50 of which were accredited investors (27 of which represented to the Company that they were a natural person with a net worth over $1 million, 9 of which were organizations described in Section 501(c)(3) of the IRC, 3 of which represented to the Company that they were a natural person with individual income greater than $200,000, or, if married, combined income with spouse of over $300,000, in 2 of the last 3 years, 4 of which were a trust with assets exceeding $5 million, not formed for the specific purpose of acquiring the securities offered, and 7 of which represented to the Company that they were an entity in which all the equity owners are accredited investors) and 39 of which were existing stockholders of the Registrant for an aggregate purchase price of $14,416,168, or $9.50 per share.

     On March 31, 2001, the Registrant issued a total of 73,758 shares of Series C Preferred to 1 accredited investor (which represented to the Company that it was an entity in which all the equity owners are accredited investors) for an aggregate purchase price of $700,701, or $9.50 per share.

     On May 10, 2001, the Registrant issued a total of 868,822 shares of Series C Preferred to 2 accredited investors (both of which were organizations described in Section 501(c)(3) of the IRC) both of which were existing stockholders of the Registrant, for an aggregate purchase price of $8,250,009, or $9.50 per share.

     On December 1, 2001, the Registrant issued a total of 105,264 shares of Series C Preferred to an investor, for an aggregate purchase price of $1,000,008, or $9.50 per share.

     On February 23, 2002, the Registrant issued a total of 2,029,923 shares of Series C to 72 investors, 69 of which were accredited investors (46 of which represented to the Company that they were a natural person with a net worth over $1 million, 1 of which was a bank as defined in Section 3(a)(2) of the Act, 1 of which was an organization described in Section 501(c)(3) of the IRC, 5 of which represented to the Company that they were a natural person with individual income greater than $200,000, or, if married, combined income with spouse of over $300,000, in 2 of the last 3 years, 4 of which were a trust with assets exceeding $5 million, not formed for the specific purpose of acquiring the securities offered, and 13 of which represented to the Company that they were an entity in which all the equity owners are accredited investors) and 24 of which were existing stockholders of the Registrant, for an aggregate purchase price of $19,284,229.37, or $9.50 per share. Participating in this sale were 20 principals and 1 vice president of William Blair & Company, L.L.C.

          (c) Option Issuances to, and Exercises by, Employees, Directors and Consultants.

     On November 15, 2000, the Registrant sold 95 shares of its Common Stock to an employee for aggregate consideration of $635, or approximately $6.68 per share, pursuant to the exercise of outstanding stock options granted prior to January 2, 2001.

     On February 10, 2001, the Registrant issued stock options to purchase 19,156 shares of its Common Stock at an exercise price of $7.00 per share, to an outside recruiter in consideration of executive recruitment services rendered.

     On February 15, 2001, the Registrant issued stock options to purchase 20,000 shares of Common Stock at an exercise price of $7.00 per share, to an outside consultant in consideration of consulting services rendered.

     On March 1, 2001, the Registrant sold 400 shares of its Common Stock to an employee for aggregate consideration of $2,500, or approximately $6.25 per share, pursuant to the exercise of outstanding stock options granted prior to January 2, 2001.

     On July 13, 2001, the Registrant sold 9,319 shares of its Common Stock to an employee for aggregate consideration of $38,803.92, or approximately $4.16 per share, pursuant to the exercise of outstanding stock options granted prior to January 2, 2001.

     On November 20, 2001, the Registrant issued a stock option to purchase 5,000 shares of its Common Stock at an exercise price of $7.00 per share, to an outside consultant in consideration of store design services rendered.

     On December 31, 2001, the Registrant issued stock options to purchase 150,000 shares of its Common Stock at an exercise price of $7.00 per share, to four outside consultants in consideration of consulting services rendered.

     On December 31, 2001, the Registrant issued stock options to purchase 20,000 shares of its Common Stock at an exercise price of $7.00 per share, to an outside attorney in consideration of legal services rendered.

     On January 30, 2002, the Registrant sold 56,250 shares of its Common Stock to a former director for aggregate consideration of $351,562.50, or approximately $6.25 per share, pursuant to the exercise of outstanding stock options granted prior to January 2, 2001.

     On February 11, 2002, the Registrant sold 41 shares of its Common Stock to an employee for aggregate consideration of $287, or approximately $7.00 per share, pursuant to the exercise of stock options granted prior to January 2, 2001.

          (d) Issuances and exercises of Warrants.

     On November 6, 2001, the Registrant issued stock purchase warrants to purchase 703 shares of Common Stock at $0.01 per share to 2 investors, 1 of which represented to the Company that it was a natural person with a net worth over $1 million and both of which were existing stockholders of the Registrant, pursuant to a Note and Warrant Purchase Agreement.

     On November 7, 2001, the Registrant issued stock purchase warrants to purchase 92,077 shares of Common Stock at $0.01 per share to 4 investors, all of which were accredited investors (2 of which represented to the Company that they were a natural person with a net worth over $1 million, 1 of which was an organization described in Section 501(c)(3) of the IRC, and 1 of which represented to the Company that it was a natural person with individual income greater than $200,000, or, if married, combined income with spouse of over $300,000, in 2 of the last 3 years) and existing stockholders of the Registrant, pursuant to a Note and Warrant Purchase Agreement.

     On November 27, 2001, the Registrant issued a stock purchase warrant to purchase 176 shares of Common Stock at $0.01 per share to an accredited investor (which represented to the Company that it was a natural person with a net worth over $1 million) and existing stockholder of the Registrant, pursuant to a Note and Warrant Purchase Agreement.

     On December 3, 2001, the Registrant issued a stock purchase warrant to purchase 4,419 shares of Common Stock at $9.50 per share to an accredited investor (which represented to the Company that it was an entity in which all the equity owners are accredited investors) and existing stockholder of the Registrant pursuant to a Note and Warrant Purchase Agreement.

     On December 10, 2001, the Registrant issued a stock purchase warrant to purchase 26 shares of Common Stock at $0.01 per share to an investor and existing stockholder of the Registrant, pursuant to a Note and Warrant Purchase Agreement.

     On January 18, 2002, the Registrant issued a stock purchase warrant to purchase 8,785 shares of Common Stock at $0.01 per share to two investors, pursuant to a Note and Warrant Purchase Agreement.

     On June 3, 2002, the Registrant sold 2,198 shares of its Common Stock to an existing stockholders for an aggregate consideration of $21.98 pursuant to the exercise of outstanding warrants.

     On July 17, 2002, the Registrant sold 220 shares of its Common Stock to two existing stockholders for an aggregate consideration of $3.84 pursuant to the exercise of outstanding warrants.

     On August 1, 2002, the Registrant sold 144 shares of its Common Stock to two existing stockholders for an aggregate consideration of $2.52 pursuant to the exercise of outstanding warrants.

     On August 2, 2002, the Registrant sold 220 shares of its Common Stock to an existing stockholder for an aggregate consideration of $3.85 pursuant to the exercise of outstanding warrants.

     On August 12, 2002, the Registrant issued stock purchase warrants to purchase 983,670 shares of Common Stock at $6.00 per share to 20 investors, all of which were accredited investors and 18 of which were existing stockholders of the Registrant, pursuant to a Senior Secured Note and Warrant Purchase Agreement.

     During September 2002, the Registrant issued stock purchase warrants to purchase 210,000 shares of Common Stock at $6.00 per share to 20 investors, all of which were accredited investors and 18 of which were existing stockholders of the Registrant, pursuant to a Senior Secured Note and Warrant Purchase Agreement.

     During October 2002, the Registrant issued stock purchase warrants to purchase 360,000 shares of Common Stock at $6.00 per share to 20 investors, all of which were accredited investors and 18 of which were existing stockholders of the Registrant, pursuant to a Senior Secured Note and Warrant Purchase Agreement.

     During November 2002, we issued stock purchase warrants to purchase 516,330 shares of Common Stock at $6.00 per share to nine investors, all of which were accredited investors and all of which were existing stockholders, pursuant to a Senior Secured Note and Warrant Purchase Agreement.

     On December 19, 2002, we sold 4,396 shares of our Common Stock to an existing stockholder for an aggregate consideration of $43.96 pursuant to the exercise of outstanding warrants.

     On March 28, 2003, we sold 2,121 shares of our Common Stock to five existing stockholders for an aggregate consideration of $21.21 pursuant to the exercise of outstanding warrants.

          (e) Issuances of Promissory Notes.

     On November 6, 2001, the Registrant sold promissory notes in the principal amount of $40,000, to two investors, one of which was an accredited investor (which represented to the Company that it was a natural person with a net worth over $1 million) and both of which were existing stockholders of the Registrant, pursuant to a Note and Warrant Purchase Agreement.

     On November 7, 2001, the Registrant sold promissory notes in the principal amount of $5,240,046, to four investors, all of which were accredited investors (2 of which represented to the Company that they were a natural person with a net worth over $1 million, 1 of which was an organization described in Section 501(c)(3) of the IRC, and 1 of which represented to the Company that it was a natural person with individual income greater than $200,000, or, if married, combined income with spouse of over $300,000, in 2 of the last 3 years) and existing stockholders of the Registrant, pursuant to a Note and Warrant Purchase Agreement.

     On November 27, 2001, the Registrant sold promissory notes in the principal amount of $10,000, to an accredited investor (which represented to the Company that it was a natural person with a net worth over $1 million) and existing stockholder of the Registrant, pursuant to a Note and Warrant Purchase Agreement.

     On January 18, 2002, the Registrant sold a promissory note in the principal amount of $500,000, to two investors, pursuant to a Note and Warrant Purchase Agreement.

     During September 2002, the Registrant sold promissory notes in the principal amount of $3.0 million to 20 investors, all of which were accredited investors and 18 of which were existing stockholders of the Registrant, pursuant to a Senior Secured Note and Warrant Purchase Agreement.

     During October 2002, the Registrant sold promissory notes in the principal amount of $6.5 million to 20 investors, all of which were accredited investors and 18 of which were existing stockholders of the Registrant, pursuant to a Senior Secured Note and Warrant Purchase Agreement.

     During April 2003, the Registrant issued a promissory note in the principal amount of $3 million to First Republic Bank. The note was assigned by the bank on October 30, 2003 to ZAM Holdings, L.P., Eric J. Gleacher and Charles G. Phillips. Upon assignment of the note, the Registrant issued amended and restated promissory notes in the amount of $1,943,068.74, $759,397.00 and $304,634.26.

     During August 2003, the Registrant issued promissory notes collectively in the amount of $1.5 million to Eric J. Gleacher, Charles G. Phillips and ZAM Holdings, L.P.

     There were no underwriters employed in connection with any of the transactions set forth in Item 15.

     The issuances described in this Item 15 prior to June 4, 2002 do not reflect the 1.75 to 1 reverse stock split.

     The issuances described in Items 15(a), 15(b), 15(d) (except for the 10th, 11th and 12th issuances) and 15(e) were made in reliance upon the exemption from registration provided pursuant to Section 4(2) of the Securities Act. The Company determined that each of these sales qualified as private placements under Section 4(2) because (i) neither the issuer nor any person acting on its behalf offered or sold these securities by any form of general solicitation or general advertising, (ii) no private placement included more than 3 non-accredited investors, (iii) in connection with each private placement, the Company provided written disclosure with respect to all relevant financial and other information to each investor, and (iv) the Company provided written disclosure to each purchaser prior to sale stating that the securities had not been registered under the Securities Act and, therefore, could not be resold unless they were registered under the Securities Act or unless an exemption from registration was available. The issuances described in paragraphs 10, 11 and 12 of Item 15(d) were made in reliance upon the exemption from registration provided pursuant to Rule 506 of Regulation D, promulgated under the Securities Act.

     The issuances of options described in paragraphs 2, 3, 6, 7 and 8 of Item 15(c) we made in reliance upon the exemption from registration provided pursuant to Section 4(2) of the Securities Act. The sales of the Company's common stock pursuant to the exercise of stock options described in paragraphs 1, 4, 5, 9 and 10 of Item 15(c) we made in reliance upon the exemption from registration provided pursuant to Rule 701 promulgated under the Securities Act as securities sold pursuant to certain compensatory benefit plans and contracts relating to compensation.


     The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Exhibits


2.1        --   Merger Agreement by and among Xando, Incorporated, Xando
                Merger Corp. and Cosi Sandwich Bar, Inc., dated as of
                October 4, 1999. (Filed as Exhibit 2.1 to the Company's
                Registration Statement on Form S-1, file #333-86390).
3.1        --   Amended and Restated Certificate of Incorporation of Cosi,
                Inc. (Filed as Exhibit 3.1 to the Company's Annual Report on
                Form 10-K for the period ended December 30, 2002).
3.2        --   Amended and Restated By-Laws of Cosi, Inc. (Filed as Exhibit
                3.2 to the Company's Annual Report on Form 10-K for the
                period ended December 30, 2002).
4.1        --   Form of Certificate of Common Stock. (Filed as Exhibit 4.1
                to the Company's Registration Statement on Form S-1, file
                #333-86390).
4.2#       --   Form of Subscription Warrant.
4.3        --   Rights Agreement between Cosi, Inc. and American Stock
                Transfer and Trust Company, dated November 21, 2002. (Filed as Exhibit 4.2 to the Company's Annual Report on Form 10-K
                for the period ended December 30, 2002).
4.4.1      --   Amended and Restated Registration Agreement, dated as of
                March 30, 1999. (Filed as Exhibit 4.3 to the Company's
                Registration Statement on Form S-1, file #333-86390).
4.4.2#     --   Supplemental Registration Rights Agreement, dated as of
                August 5, 2003 by and among the Company and the parties
                thereto.
4.6.3      --   Promissory Note dated as of August 6, 2003 between Cosi,
                Inc. and Charles G. Phillips (Filed as Exhibit 4.5 to the
                Company's Quarterly Report on Form 10-Q for the fiscal
                quarter ended June 30, 2003).
4.6.4      --   Promissory Note dated as of October 30, 2003 between Cosi,
                Inc. and ZAM Holdings, L.P. (Filed as Exhibit 4.1 to the
                Company's Quarterly Report on Form 10-Q for the fiscal
                quarter ended September 29, 2003).
4.6.5      --   Promissory Note dated as of October 30, 2003 between Cosi,
                Inc. and Eric J. Gleacher (Filed as Exhibit 4.2 to the
                Company's Quarterly Report on Form 10-Q for the fiscal
                quarter ended September 29, 2003).
4.6.6      --   Promissory Note dated as of October 30, 2003 between Cosi,
                Inc. and Charles G. Phillips (Filed as Exhibit 4.3 to the
                Company's Quarterly Report on Form 10-Q for the fiscal
                quarter ended September 29, 2003).
4.7        --   Amendment No. 1 to Rights Agreement dated as of November 21,
                2002, between Cosi, Inc. and American Stock Transfer and
                Trust Company, as rights agent (Filed as Exhibit 4.3 to the
                Company's Quarterly Report on Form 10-Q for the fiscal
                quarter ended March 31, 2003).
4.8.1#     --   Promissory Note dated as of August 5, 2003 between Cosi,
                Inc. and ZAM Holdings, L.P.

4.8.2#     --   Promissory Note dated as of August 5, 2003 between Cosi,
                Inc. and Eric J. Gleacher.
4.9#       --   Investment Agreement, dated as of August 5, 2003, among the
                Company, Eric J. Gleacher, Charles G. Phillips, LJCB
                Nominees Pty Ltd, and ZAM Holdings, L.P.
4.10#      --   Letter Agreement, dated as of August 5, 2003, among the
                Company, Eric J. Gleacher, Charles G. Phillips, LJCB
                Nominees Pty Ltd, and ZAM Holdings, L.P.
5.1*       --   Opinion of Cadwalader, Wickersham & Taft LLP as to the
                legality of the securities being registered.
10.1.1     --   Amended and Restated Cosi, Inc. Stock Incentive Plan. (Filed
                as Exhibit 10.1 to the Company's Registration Statement on
                Form S-1, file #333-86390).
10.1.2     --   Cosi Sandwich Bar, Inc. Incentive Stock Option Plan (Filed
                as Exhibit 10.4 to the Company's Registration Statement on
                Form S-1, file #333-86390).
10.2       --   Cosi, Inc. Employee Stock Purchase Plan. (Filed as Exhibit
                10.2 to the Company's Registration Statement on Form S-1,
                file #333-86390).
10.3       --   Cosi, Inc. Non-Employee Director Stock Incentive Plan.
                (Filed as Exhibit 10.3 to the Company's Registration
                Statement on Form S-1, file #333-86390).
10.4.1     --   Employment Agreement between Cosi, Inc. and Kevin Armstrong, dated as of July 3, 2003. (Filed as Exhibit 10.1 to the
                Company's Quarterly Report on Form 10-Q for the fiscal
                quarter ended September 29, 2003).
10.4.2     --   Employment Agreement between Cosi, Inc. and Mark Stickney, dated as of August 18, 2003. (Filed as Exhibit 10.2 to the
                Company's Quarterly Report on Form 10-Q for the fiscal
                quarter ended September 29, 2003).
10.4.3     --   Employment Agreement between Cosi, Inc. and Jonathan M.
                Wainwright, Jr., dated as of August 20, 2003. (Filed as
                Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q
                for the fiscal quarter ended September 29, 2003).
10.4.4#    --   Employment Agreement between Cosi, Inc. and William D.
                Forrest, dated June 26, 2003.
10.4.5     --   Settlement Agreement between Cosi, Inc. and Andy Stenzler, effective January 31, 2003 (Filed as Exhibit 10.1 to the
                Company's Quarterly Report on Form 10-Q for the fiscal
                quarter ended March 31, 2003).
10.4.6     --   Separation and Release Agreement between Cosi, Inc. and
                Nicholas Marsh, effective April 30, 2003. (Filed as Exhibit
                10.4 to the Company's Quarterly Report on Form 10-Q for the
                fiscal quarter ended September 29, 2003).
10.4.7     --   Separation Agreement between Cosi, Inc. and Kenneth S.
                Betuker, dated as of September 17, 2003. (Filed as Exhibit
                10.5 to the Company's Quarterly Report on Form 10-Q for the
                fiscal quarter ended September 29, 2003).
10.5.1     --   Amended and Restated Distributor Service Agreement between
                Cosi, Inc. and Maines Paper & Food Service, Inc., dated as of June 18, 2002(1) (Filed as Exhibit 10.6 to the Company's
                Registration Statement on Form S-1, file #333-86390).
10.5.2     --   Second Amendment to Amended and Restated Distributor Service
                Agreement between Cosi, Inc. and Maines Paper & Food
                Service, Inc. (Filed as Exhibit 10.1 to the Company's
                Quarterly Report on Form 10-Q for the quarter ended June 30,
                2003).
21.1       --   Subsidiaries of Cosi, Inc. (Filed as Exhibit 21.1 to the
                Company's Registration Statement on Form S-1, file
                #333-86390).
23.1+      --   Consent of Schedule of Ernst & Young LLP
23.2*      --   Consent of Cadwalader, Wickersham & Taft LLP (included in
                Exhibit 5.1)
24.1#      --   Power of Attorney (included on the signature page of this
                registration statement).
99.1*      --   Form of Subscription Agent Agreement between Cosi, Inc. and
                American Stock Transfer and Trust Company.
99.2#      --   Form of Instructions as to Use of Cosi, Inc. Subscription
                Warrants.
99.3#      --   Form of Notice of Guaranteed Delivery for Rights
                Certificate.
99.4#      --   Form of Letter to Shareholders of Record.

99.5#      --   Form of Letter from Broker or Other Nominee to Beneficial Shareholders.
99.6#      --   Form of Instructions by Beneficial Owner to Broker or Other Nominee.
99.7#      --   Form of Letter to Brokers and Other Nominees.
99.8#      --   Form of Nominee Holder Certification Form.

---------------

 + Filed herewith.

 # Previously filed.

 * To be filed by amendment.

(1) Portions of Exhibit 10.5 have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for Confidential Treatment.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Cosi, Inc., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on November 10, 2003.

                                               COSI, INC.

                                               By:   /s/ KEVIN ARMSTRONG
                                                     -----------------------------------------
                                                     Kevin Armstrong
                                                     Chief Executive Officer and President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on November 10, 2003, by the following persons in the capacities indicated.

              SIGNATURE                                       TITLE
              ---------                                       -----

                  *                                   Chairman of the Board
-------------------------------------
         William D. Forrest


                  *                      Chief Executive Officer, President and Director
-------------------------------------             (Principal Executive Officer)
           Kevin Armstrong


                  *                                         Director
-------------------------------------
            Terry Diamond


                  *                                         Director
-------------------------------------
          Creed L. Ford III


                  *                                         Director
-------------------------------------
           D. Ian McKinnon


                  *                                         Director
-------------------------------------
          Jeffrey M. Stork


                  *                                         Director
-------------------------------------
            Greg Woolley


          /s/ MARK STICKNEY                          Chief Financial Officer
-------------------------------------     (Principal Financial and Accounting Officer)
            Mark Stickney


*By:        /s/ KEVIN ARMSTRONG
       ------------------------------
              Kevin Armstrong
              Attorney-in-fact